Exhibit 10.6

UNITIZATION AND UNIT OPERATING AGREEMENT

Ghana National Petroleum Corporation (1)

Tullow Ghana Limited (2)

Kosmos Energy Ghana HC (3)

Anadarko WCTP Company (4)

Sabre Oil & Gas Holdings Limited (5)

EO Group Limited (6)

COVERING:

The Jubilee Field Unit located offshore the Republic of Ghana

Exhibit A:	-	Part 1: Contract Group Interests, Tract Participations and Unit Interests
Part 2: Contract Group Paying Interests, Tract Participations and Paying Interests
Exhibit B:	-	Unit Area and Definition of Unit Interval
Part 1: Unit Area Coordinates Part 2: Unit Area Map
Part 3: Unit Interval Definition
Exhibit C:	-	Unit Accounting Procedure
Exhibit D:	-	Decommissioning Procedures
Exhibit E:	-	Redetermination Procedures
Exhibit F:	-	Redetermination Technical Procedures
Exhibit G:	-	DWT Contract
Exhibit H:	-	WCTP Contract
Exhibit I:		Pre-Unitization Expenditures
Exhibit J:	-	Part 1(a): Existing Data in which all Parties have interests as of the Effective Date
Part 1(b): Existing Data licensed as of the Effective Date among the Parties
Part 1(c): Existing Data licensed as of the Effective Date by GNPC to the other Parties
Part 2: Form of Data License Agreement
Exhibit K:	-	Existing Facilities
Exhibit L:		Existing Contracts
Exhibit M:	-	Existing Work Programs and Budgets
Exhibit N:	-	Existing AFEs
Exhibit O:	-	Jubilee Operating Committee Minutes
Exhibit P:	-	Unit Development Plan
Exhibit Q:	-	Part 1: Form of Government Approval
Part 2: Form of Contract Acknowledgment

Exhibit R:	-	Part 1: Form of Secondment Agreement
Attachment A: Secondee’s Specifications
Attachment B: Form of Secondee Agreement
Part 2: Initial Positions
Exhibit S:	-	Form of Technical Services Agreement
Exhibit T:	-	Part 1: IPT Technical Operations Contract Procedure
Part 2: Unit Operations Contract Procedure
Exhibit U:	-	DWT JOA
Exhibit V:	-	WCTP JOA
Exhibit W:	-	Pre-Unit Agreement

UNITIZATION AND UNIT OPERATING AGREEMENT

THIS AGREEMENT is entered into as a deed on 13 July 2009 among Ghana National Petroleum Corporation, a public corporation existing under the laws of the Republic of Ghana and established by Provisional National Defence Council Law 64 of 1983 (hereinafter referred to as “GNPC”); Tullow Ghana Limited, a company existing under the laws of Jersey, Channel Islands and registered in Ghana with branch registration number 1017 (hereinafter referred to as “Tullow”); Kosmos Energy Ghana HC, a company existing under the laws of the Cayman Islands and registered in Ghana with branch registration number EXT 927 (hereinafter referred to as “Kosmos”); Anadarko WCTP Company, a company existing under the laws of the Cayman Islands and registered in Ghana with branch registration number EXT 1090 (hereinafter referred to as “Anadarko”); Sabre Oil & Gas Holdings Limited, a company existing under the laws of the British Virgin Islands and registered in Ghana with branch registration number EXT 1226 (being the successor-in-interest to Sabre Oil & Gas Limited and being hereinafter referred to as “Sabre”); and EO Group Limited, a company existing under the laws of the Cayman Islands and registered in Ghana with branch registration number EXT 1238 (hereinafter referred to as “EO Group”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Tullow, Kosmos, Anadarko, Sabre and EO Group or their predecessors-in-interest entered into a Petroleum Agreement with the Government (represented by the Minister) and GNPC dated July 22, 2004 covering certain areas located in the West Cape Three Points (WCTP) Block Contract Area offshore Ghana;

WHEREAS, Tullow, Kosmos, Anadarko and Sabre or their predecessors-in-interest entered into a Petroleum Agreement with the Government (represented by the Minister) and GNPC dated March 10, 2006 covering certain areas located in the Deepwater Tano (DWT) Contract Area offshore Ghana;

WHEREAS, the Parties have determined that the Unit Interval extends across the boundary between the two Contract Areas and lies in part within each Contract Area;

WHEREAS, a letter has been received from the Minister dated November 25, 2008 determining that the field encompassed by the Unit Interval extends across the boundary between the Contract Areas and that such field shall be developed and exploited as a single unit pursuant to unitization and engineering principles and practices and in accordance with accepted international petroleum industry practices and the Laws/Regulations and instructing the Parties to negotiate and enter into a unitization and unit operating agreement setting forth the terms of the unitization;

WHEREAS, the Parties and the Government have agreed that the terms of this Agreement relating to unitization satisfy any requirements of the Laws/Regulations with respect to unitization; and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their development and operation of the Unit Interval on a unitized basis;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1                               Acknowledgment has the meaning ascribed to it in Article 4.1(D)(3).

1.2                               Acquiring Party has the meaning ascribed to it in Article 10.8(C).

1.3                               Act has the meaning ascribed to it in Article 21.8.

1.4                               Additional Oil Entitlements has the meaning ascribed to it in each Contract.

1.5                               Adjustment Date has the meaning ascribed to it in Article 5.7(B)(4).

1.6                               Adjustment Percentage has the meaning ascribed to it in Article 5.7(B)(3)(f).

1.7                               Adjustment Quantity has the meaning ascribed to it in Article 5.7(B)(3)(c).

1.8                               Adjustment Quantity Contribution has the meaning ascribed to it in Article 5.7(B)(3)(e).

1.9                               AFE means an authorization for expenditure pursuant to Article 9.6.

1.10                        Affected Group has the meaning ascribed to it in Article 13.1(B)(1).

1.11                        Affected JOA Group has the meaning ascribed to it in Article 13.2(B).

1.12                        Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.13                        Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus three (3) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Calendar Month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.14                        Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.15                        Annual Unit Work Program and Budget has the meaning ascribed to it in Article 9.3(A).

1.16                        Anticorruption Legislation means (1) the applicable laws of Ghana; (2) with respect to each Party, the anti-corruption laws of any Home Country Governmental Authority with respect to such Party or any Affiliate of such Party including, as applicable to such Party or its Affiliates, the United Kingdom’s anti-corruption legislation, including the Anti-Terrorism Crime & Security Act 2001, and the U.S. Foreign Corrupt Practices Act; (3) the OECD Anti-bribery Principles; or (4) with respect to each Party, any other implementing legislation with respect to (1), (2) and (3) above.

1.17                        Appraisal Operation means any operation designed to delineate the accumulation of Hydrocarbons contained in an existing Discovery, including drilling, well testing and seismic operations, but excluding any operation within the scope of a Unit Development Plan.

1.18                        Appraised Value has the meaning ascribed to it in Article 10.8(C)(1).

1.19                        Approved Phase 1 Development Plan means the “Jubilee Field Phase 1 Development Plan” approved by the Government under the Contracts for the development of Hydrocarbons from the Unit.

1.20                        Associated Agreements means any agreement (or series of substantially identical agreements) other than this Agreement entered into after the Effective Date by all of the Parties and, if applicable, one or more Third Parties, relating to Unit Operations.

1.21                        Assumption Notice has the meaning ascribed to it in Article 13.1(B)(1)(a).

1.22                        Attorney has the meaning ascribed to it in Article 10.9(B).

1.23                        Authorized Seconding Party means Tullow, Anadarko, Kosmos, any successor or assign pursuant to Article 7.3(C), and GNPC or any successor entity owned or Controlled by the Government.

1.24                        Burden has the meaning ascribed to it in Article 4.11.

1.25                        Business Day means a Day on which the banks are customarily open for business in the cities of: Dallas, Texas; Houston, Texas; London, England; and Accra, Ghana.

1.26                        Buy-Out Option has the meaning ascribed to it in Article 10.8(C).

1.27                        Calendar Month means one of the twelve (12) calendar months of the Calendar Year commencing on the first Day of each calendar month, in accordance with the Gregorian Calendar, and the term “Monthly” shall be construed accordingly.

1.28                        Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.29                        Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.30                        Code has the meaning ascribed to it in Article 16.3(A).

1.31                        Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.32                        Contract means the DWT Contract or the WCTP Contract.

1.33                        Contract Area means the DWT Contract Area or the WCTP Contract Area.

1.34                        Contract Group means the DWT Contract Group or the WCTP Contract Group.

1.35                        Contract Group Interest means the following, expressed as a percentage to four (4) decimal places: in the case of GNPC, its GNPC Participating Interest in connection with the applicable Contract and, in the case of each other Party, (i) its JOA Group Interest in connection with the applicable Contract (ii) divided by one hundred (100), and (iii) multiplied by the “Contractor’s” “Participating Interest” under the applicable Contract.

1.36                        Contract Group Paying Interest means for either Contract the following, expressed as a percentage to four (4) decimal places: (a) with respect to all Unit Operations which are “Production Operations” (as that term is defined in each Contract) in the case of each Party, its Contract Group Interest; (b) with respect to all Unit Operations which are “Development Operations” (as that term is defined in each Contract), in the case of GNPC, the GNPC Additional Interest under the applicable Contract and, in the case of each other Party, (i) such Party’s JOA Group Interest in connection with the applicable Contract with respect to a specified operation (ii) divided by 100, and (iii) multiplied by the difference between one hundred percent (100%) and the GNPC Additional Interest.

1.37                        Contributing Parties has the meaning ascribed to it in Article 10.2(B).

1.38                        Contributing Share has the meaning ascribed to it in Article 10.2(B).

1.39                        Contribution Notice has the meaning ascribed to it in Article 10.2(B).

1.40                        Control means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity or the ability to direct, directly or indirectly, the management or policies of a Person, whether through ownership of voting shares or other voting rights, pursuant to written contract, or otherwise. “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.41                        Crude Oil means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the applicable Contract.

1.42                        Cure Deficiency Notice has the meaning ascribed to it in Article 13.1(B)(1)(b).

1.43                        Date of Commencement of Commercial Production has the meaning ascribed to such term in each Contract with respect to the production of Unit Substances from the Unit Interval.

1.44                        Day means a calendar day unless otherwise specifically provided.

1.45                        Decommissioning means all work required in respect of the abandonment of Unit Facilities in accordance with good oil field practice and any specific legal obligation including, as applicable, plugging of wells, abandonment, disposal and/or demolition, cleanup or removal and any necessary site restoration and “Decommission” shall be construed accordingly.

1.46                        Decommissioning Costs means costs of Decommissioning.

1.47                        Decommissioning Response Deadline has the meaning ascribed to it in Article 12.1(A).

1.48                        DWT Contract means that certain Petroleum Agreement entered into by the Government and GNPC with Tullow, Kosmos and Sabre dated March 10, 2006, as amended from time to time. A copy of the DWT Contract is attached hereto as Exhibit G.

1.49                        DWT Contract Area means the area specified in the DWT Contract as the “Contract Area”, as modified from time to time in accordance with the terms of the DWT Contract.

1.50                        DWT Contract Group means all those Persons who from time to time constitute the “Contractor” or equivalent under the DWT Contract (who, at the Effective Date, consist of Tullow, Kosmos, Anadarko and Sabre) and GNPC or any successor-in-interest to GNPC’s interest in the DWT Contract.

1.51                        DWT JOA means that certain Joint Operating Agreement dated August 15, 2006 by and among Tullow, Kosmos and Sabre, as amended from time to time, and any other agreements entered into wholly or partially in substitution therefor. A copy of the DWT JOA is attached hereto as Exhibit U.

1.52                        DWT JOA Group means all those Persons who, from time to time, are parties to the DWT JOA (who, at the Effective Date, consist of Tullow, Kosmos, Anadarko and Sabre).

1.53                        DWT Operator means the operator from time to time under the DWT JOA.

1.54                        DWT Tract means that portion of the DWT Contract Area that falls within the Unit Area.

1.55                        Defaulting Group has the meaning ascribed to it in Article 10.1(A).

1.56                        Defaulting Party has the meaning ascribed to it in Article 10.1(A).

1.57                        Default Notice has the meaning ascribed to it in Article 10.1(A).

1.58                        Default Period has the meaning ascribed to it in Article 10.1(B).

1.59                        Delivery Point means, with respect to Unit Substances, each outlet flange where such Unit Substances are first delivered from Unit Facilities to non-Unit Facilities, including the outlet flange of any Unit Facility connecting to non-Unit offshore or onshore facilities, or any non-Unit pipeline, or to any non-Unit vessel, vehicle or other means of transportation, as applicable.

1.60                        Development Well means any well drilled pursuant to a Unit Development Plan.

1.61                        Development Unit Work Program and Budget has the meaning ascribed to it in Article 9.2(A).

1.62                        Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.63                        Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, existence, tet mination, interpretation, enforceability or breach of this Agreement.

1.64                        Effective Date means the date on which the last of the conditions precedent to this Agreement are satisfied as notified by the Unit Operator to the other Parties pursuant to Article 4.1(D).

1.65                        Employer Indemnitees has the meaning ascribed to it in Article 7.3(G)(1).

1.66                        Encumbrance or Encumbrances means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

1.67                        Entitlement means that quantity of Unit Substances (excluding all quantities used or lost in Unit Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the applicable Contract(s), as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 11.

1.68                        Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.69                        Expansion Call Date has the meaning ascribed to it in Article 5.3(B)(1).

1.70                        Expansion End Date has the meaning ascribed to it in Article 5.3(B)(3).

1.71                        Expansion Period means a period of time associated with a proposal for the expansion of the Unit Interval (and, if applicable, Unit Area) in accordance with Article 5.3(B) that begins with the Expansion Call Date and ends with the Expansion End Date attributable to such proposed expansion.

1.72                        Expansion Proposal has the meaning ascribed to it in Article 5.3(B)(1).

1.73                        Expert means the Person appointed as such pursuant to the provisions of Article 20.4 or Exhibit E, as applicable.

1.74                        Expert Costs means the Expert’s reimbursable expenses plus the Expert’s fee.

1.75                        Family Member means a Person related to another within the second degree of consanguinity, affinity, or legal adoption.

1.76                        Force Majeure has the meaning ascribed to it in Article 18.2.

1.77                        GNPC Additional Interest means: (i) with respect to the WCTP Contract, the “Additional Paying Interest” of two decimal five percent (2.5%) which GNPC has elected to acquire under Article 2.6 of the WCTP Contract; and (ii) with respect to the DWT Contract, the “Additional Interest” of five percent (5%) which GNPC has elected to acquire under Articles 2.5 and 2.6 of the DWT Contract.

1.78                        GNPC Initial Interest means: (i) with respect to the WCTP Contract, a ten percent (10%) “Participating Interest” under Article 2.4 of the WCTP Contract; and (ii) with respect to the DWT Contract, a ten percent (10%) “Initial Interest” under Article 2.4 of the DWT Contract.

1.79                        GNPC Participating Interest means, with respect to each Contract, the sum of the GNPC Additional Interest and the GNPC Initial Interest.

1.80                        Government means the government of the Republic of Ghana and any political subdivision, agency or instrumentality thereof, but excluding GNPC in its role as a party under this Agreement.

1.81                        Government Action Notice has the meaning ascribed to it in Article 13.1(B)(1).

1.82                        Government Approval has the meaning ascribed to it in Article 4.1(D)(2).

1.83                        Governmental Authority means (i) any national, regional or local government and any ministry or department thereof, or (ii) any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any independent regulator) or (iii) any other governmental entity, instrumentality, agency, authority, court, or company, or (iv) any other entity, committee or commission under the direct or indirect control of a government, or (v) any government-owned or Controlled commercial enterprise.

1.84                        Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.85                        Home Country Governmental Authority means any Governmental Authority where a Party or any of its direct or indirect parent companies is organized or has its principal place of business.

1.86                        Hydrocarbons means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.87                        HSE has the meaning ascribed to it in Article 7.14.

1.88                        ICC has the meaning ascribed to it in Article 20.3(C)(1).

1.89                        ICC Court has the meaning ascribed to it in Article 20.3(C)(2).

1.90                        Indemnitees has the meaning ascribed to it in Article 7.6(B).

1.91                        Initial Positions has the meaning ascribed to it in Article 7.3(C)(1).

1.92                        IPT has the meaning ascribed to it in Article 7.2(D).

1.93                        IPT Technical Operations means those Technical Operations described in Article 7.2(D).

1.94                        IPT Technical Operations Contract Procedure means the contracting procedure applicable to the award of contracts with respect to IPT Technical Operations attached hereto as Exhibit T, Part 1 and made a part hereof.

1.95                        IPT Technical Operator means the Technical Operator designated from time to time pursuant to Article 7 to conduct IPT Technical Operations.

1.96                        JCC Parties means each Party which holds a Unit Interest of over twenty per cent (20%) and GNPC.

1.97                        JOA Group means the DWT JOA Group or the WCTP JOA Group.

1.98                        JOA Group Interest means a Party’s undivided share, expressed as a percentage to four (4) decimal places, in the rights and obligations of the Parties in a JOA Group under the applicable Joint Operating Agreement.

1.99                        Joint Management Committee means a “Joint Management Committee” established pursuant to Article 6 of either Contract.

1.100                 Joint Operating Agreement means the DWT JOA or the WCTP JOA.

1.101                 Laws/Regulations means those laws, statutes, rules and regulations governing activities under the Contracts.

1.102                 Lien Holder has the meaning ascribed to it in Article 14.2(D).

1.103                 Long Term Contract means any contract for the sale of Unit Substances that is not a Spot Contract.

1.104                 Minimum Work Obligations means those work and/or expenditure obligations specified in Article 4 of the DWT Contract and Article 4 of the WCTP Contract.

1.105                 Minister means the Minister for Energy of Ghana.

1.106                 Natural Gas means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the applicable Contract, but excluding Crude Oil.

1.107                 Non-Affected Group has the meaning ascribed to it in Article 13.1(B)(1).

1.108                 Non-Affected Parties has the meaning ascribed to it in Article 13.1(B)(1)(a).

1.109                 Non-Affiliated Third Party means a Third Party who is not an Affiliate of any Party.

1.110                 Non-Operator means each Party to this Agreement other than Unit Operator (or, where the reference is to Technical Operations or Technical Operator, other than Technical Operator).

1.111                 Non-Unit Well means a well drilled in the Unit Area, or drilled outside the Unit Area but having a portion of its wellbore within the Unit Area, other than a Unit Well.

1.112                 Non-U.S. Party has the meaning ascribed to it in Article 16.3(F).

1.113                 Non-Unit Operations means operations (other than Unit Operations) conducted in the Unit Area and/or utilizing Unit Facilities, and undertaken by or on behalf of some or all of the Parties in either JOA Group with respect to its Contract Area, including such operations for purposes of exploring for, gathering, treating, processing, storing, transporting or marketing Hydrocarbons.

1.114                 Non-Unit Production means production of Crude Oil, Natural Gas and/or other substances from or attributable to either Contract Area that is not attributable to the Unit Interval.

1.115                 Notice of Dispute has the meaning ascribed to it in Article 20.3(A).

1.116                 OECD Anti-bribery Principles means the following principles, which are based on the principles set forth in Article 1.1 and 1.2 of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, and entered into force on 15 February 1999, and the Convention’s Commentaries, namely, that:

(a)                                  It is unlawful for any person intentionally to offer, promise or give any undue pecuniary or other advantage, whether directly or through intermediaries, to a foreign public official, for that official or for a third party, in order that the official act or refrain from acting in relation to the performance of official duties, in order to obtain or retain business or other improper advantage in the conduct of international business; and

(b)                                 Complicity in, including incitement, aiding and abetting, or authorization of an act of bribery of a foreign public official shall be unlawful. Furthermore, attempt and conspiracy to bribe a foreign public official of a country that is not a Party’s Home Country Governmental Authority shall be unlawful to the same extent as attempt and conspiracy to bribe a public official of a country that is a Party’s Home Country Governmental Authority.

1.117                 Official means (i) any official, officer, employee or Person acting in an official capacity on behalf of a Governmental Authority or public international organization; or (ii) any political party or political party official; or (iii) any candidate for political office.

1.118                 OHIP (or Original Hydrocarbon in Place) has the meaning ascribed to it in Article 5.5(A).

1.119                 Operator means the Unit Operator or Technical Operator.

1.120                 Option Notice has the meaning ascribed to it in Article 10.8(C).

1.121                 Original Expansion Proposal has the meaning ascribed to it in Article 5.3(B)(1).

1.122                 Original Party means each of GNPC, Tullow, Kosmos, Anadarko, Sabre and EO Group together with any of their Affiliates that subsequently become a Party to this Agreement.

1.123                 Other Group has the meaning ascribed to it in Article 10.2(A).

1.124                 Other Party has the meaning ascribed to it in Article 10.2(A).

1.125                 Paying Interest means each Party’s undivided share, expressed as a percentage to four (4) decimal places, in the Unit Account expense obligations under this Agreement with respect to a specific Unit Operation, equal to the sum of (i) such Party’s Contract Group Paying Interest for the DWT Contract Group with respect to such Unit Operation multiplied by the Tract Participation for the DWT Tract and divided by one hundred (100) and (ii) such Party’s Contract Group Paying Interest for the WCTP Contract Group with respect to such Unit Operation multiplied by the Tract Participation for the WCTP Tract and divided by one hundred (100). “Paying Interest” with respect to a JOA Group means the sum of the Paying Interests of each Party in the JOA Group derived from its interest in the applicable Tract.

1.126                 Person means an individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, government agency or any other entity, including unincorporated business associations.

1.127                 Pressure Communication means, with respect to any accumulation of Hydrocarbons, that:

(a)                                  such accumulation has Hydrocarbon-bearing sediments which are in direct and continuous Hydrocarbon contact with the Unit Interval, and

(b)                                 such accumulation belongs to the same Hydrocarbon pressure regime(s) as the Unit Interval, with which it is in direct and continuous Hydrocarbon contact as defined in (a) above, and

(c)                                  the composition of the Hydrocarbons of such accumulation is consistent with the composition of the Unit Interval Hydrocarbons, with which they are in direct and continuous Hydrocarbon contact as defined in (a) above.

1.128                 Pre-Unit Agreement means the pre-unitization agreement dated February 22, 2008 by and among Tullow, Kosmos, Anadarko, Sabre and EO Group or their predecessors in interest with respect to the Unit Area, a copy of the Pre-Unit Agreement is attached hereto as Exhibit W.

1.129                 Production Forecast has the meaning ascribed to it in Article 11.4(A).

1.130                 Prohibited Assignee means (i) any Official in Ghana or of the Government or GNPC whilst it is owned or Controlled by the Government; or (ii) any Family Member of such an Official referred to in (i) above; or (iii) any entity in which one or more individuals specified in (i) or (ii) owns an interest, except as a consequence of ownership by such individual of publicly-traded securities.

1.131                 Project Interest means, with respect to any Party, its Unit Interest derived from each Contract Group and its corresponding interests in the Project Interest Agreements.

1.132                 Project Interest Agreements means this Agreement, the Contracts, the Joint Operating Agreements and the Associated Agreements, and when used to refer to the Project Interest Agreements of a particular Party, means this Agreement, the Contracts to which such Party is party, the Joint Operating Agreements applicable to such Contracts and the Associated Agreements.

1.133                 Proposing Group has the meaning ascribed to it in Article 5.3(B)(1).

1.134                 Proposed Phase 1 Development Plan means the “Jubilee Field Phase 1 Development Plan” approved for submission to the Joint Management Committee under Article 6 of each Contract, and to the Government for approval, attached hereto as Exhibit P.

1.135                 Proscribed Persons means any Person: (a) whose name is specified in, or pursuant to, any directive or resolution of, or list maintained by, any Home Country Governmental Authority or the United Nations relating to the designation of a person as a terrorist or of a terrorist organization or the blocking of assets of such person or organization; (b) in respect of whom any Home Country Governmental Authority or the United Nations has publicly announced that all financial transactions involving the assets of such Person or organization have been, or are to be, blocked; or (c) who is designated from time to time by any Home Country Governmental Authority or the United Nations as a terrorist person or organization or an organization that assists or provides support to a terrorist person or organization.

1.136                 Purchase Price has the meaning ascribed to it in Article 10.8(C).

1.137                 Reasonably Prudent Operator has the meaning ascribed to it in Article 7.12(B)(2).

1.138                 Received has the meaning ascribed to it in Article 19.

1.139                 Recoverable Oil means the amount of recoverable Crude Oil within the Unit Interval as set out in the Unit Operator’s most recent production profile for the Unit Interval, and as adjusted by the Unit Operator in accordance with any expansion of the Unit Interval under Article 5.3.

1.140                 Redetermination means the process established in Article 5.3 and in Article 5.4 for the review and possible revision of the Tract Participations, Unit Interests and Paying Interests pursuant to Articles 5.5, 5.6 and 5.7, as applicable, including any such review and revision involving a referral to an independent Expert. The term “Redetermination” shall include both the revision of Tract Participations, Unit Interests and Paying

Interests and where applicable under those Articles the reapportionment of each Party’s rights to Unit Substances and obligations for Unit Account costs.

1.141                 Redetermination Basis has the meaning ascribed to it in Article 5.5(A).

1.142                 Redetermination Call Date has the meaning ascribed to it in Article 5.5(D)(2).

1.143                 Redetermination Effective Date has the meaning ascribed to it in Article 5.5(E).

1.144                 Redetermination Effective Month has the meaning ascribed to it in Article 5.6(B)(4). 1.145 Redetermination End Date has the meaning ascribed to it in Article 5.5(E).

1.146                 Redetermination Period means a period of time associated with a particular Redetermination that begins with the Redetermination Trigger Date for such Redetermination and ends with the Redetermination End Date for such Redetermination.

1.147                 Redetermination Trigger Date has the meaning ascribed to it in Exhibit E.

1.148                 Reserve Fund has the meaning ascribed to it in Article 10.5(D).

1.149                 Rules has the meaning ascribed to it in Article 20.3(C)(1).

1.150                 Run Down Period has the meaning ascribed to it in Exhibit D.

1.151                 Secondee has the meaning ascribed to it in Article 7.3(A).

1.152                 Secondment has the meaning ascribed to it in Article 7.3(A).

1.153                 Security means (i) cash in an escrow account held by a bank or such other form of investment as may be authorized by Exhibit D with respect to Decommissioning, or (ii) an irrevocable standby letter of credit issued by a bank; or (iii) an on demand bond issued by a bank, in each case in favor of the Unit Operator on behalf of the Parties for the purposes for which such Security is required under the terms of this Agreement; provided, however, that the bank holding the cash or issuing the standby letter of credit or bond (as applicable) has a credit rating for long-term unsecured debt of at least “AA” by Standard & Poor’s or “Aa2” by Moody’s, or, in the event neither such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency.

1.154                 Senior Executive has the meaning ascribed to it in Article 20.3(B).

1.155                 Senior Supervisory Personnel means, (i) with respect to Unit Operator, any individual who functions as its designated manager or supervisor of an onshore or offshore installation or facility used for operations and activities of such Party, but excluding all managers or supervisors who are responsible for or in charge of onsite drilling, construction or production and related operations or any other field operations, and any individual who functions for Unit Operator or one of its Affiliates at a management level equivalent to or superior to the management level described herein above, or any officer or director of Unit Operator or one of its Affiliates, and (ii) with respect to the IPT Technical Operator, any individual who functions as its director of the IPT, and any individual who functions for the IPT Technical Operator or one of its Affiliates at a management level equivalent to or superior to the management level described hereinabove, or any officer or director of the IPT Technical Operator or one of its Affiliates, and (iii) for any other Technical Operator, any individual with overall responsibility for the Technical Operations it is performing, and any individual who functions for such Technical Operator or one of its Affiliates at a management level equivalent to or superior to the management level described hereinabove, or any officer or director of such Technical Operator or one of its Affiliates.

1.156                 Spot Contract means any contract for the sale of Unit Substances terminating, or terminable at will by the seller without penalty, ninety (90) Days or less after the commencement of the contract.

1.157                 Subcommittee has the meaning ascribed to it in Article 8.4(A).

1.158                 Subcontractor means any Third Party with whom an Operator enters into an agreement or arrangement for the provision of goods and/or services in connection with the conduct of Unit Operations.

1.159                 Sufficient New Data means well log data and other wellbore data from outside the Unit Interval from a well completed after (i) in the case of any potential first expansion of the Unit Interval, the Effective Date and (ii) in the case of potential second and subsequent expansions of the Unit Interval, the last preceding Expansion Call Date.

1.160                 Technical Operations mean operations within the scope of this Agreement (or whose purpose, at the time of being undertaken, was within the scope of this Agreement), including IPT Technical Operations, conducted by a Technical Operator on behalf of all of the Parties on or after the Effective Date, as further designated pursuant to this Agreement.

1.161                 Technical Operator means a Party designated from time to time pursuant to Article 7 to conduct Technical Operations, in such capacity and not in its capacity as a Party.

1.162                 Technical Operator Indemnitees has the meaning ascribed to it in Article 7.6(B).

1.163                 Technical Services Agreement has the meaning ascribed to it in Article 7.3(H).

1.164                 Third Party means any Person who is not a Party.

1.165                 Tract means the DWT Tract or the WCTP Tract.

1.166                 Tract Operator means the DWT Operator or the WCTP Operator.

1.167                 Tract Participation means each Tract’s undivided allocation of Unit Substances under Article 4.2(A) and the undivided share of the rights and obligations of the Parties under this Agreement with respect to the Unit and in the Unit Facilities, Unit Data and other assets held for the Unit Account accruing to the Contract Group associated with that Tract, expressed as a percentage to four (4) decimal places, as initially set out in Exhibit A, but subject to adjustment pursuant to Articles 5.3, 5.4, 13.1(B) and 13.2(A).

1.168                 Transfer means any sale, assignment or other disposition by a Party of any rights or obligations derived from the Contracts or this Agreement or the Joint Operating Agreements to the extent that such transfer covers all or a portion of the Unit Interval, other than an Encumbrance or a transfer of the transferring Party’s Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party, and use of “Transfer” as a verb in this Agreement shall be construed accordingly.

1.169                 Transfer Date has the meaning ascribed to it in Article 10.8(C)(5)(a).

1.170                 Trigger Date has the meaning ascribed to it in Exhibit D.

1.171                 Unit means the Jubilee Field Unit created pursuant to Article 4.1 of this Agreement.

1.172                 Unit Account means the account maintained by the Unit Operator in accordance with the provisions of this Agreement and the Unit Accounting Procedure to record charges, expenditures, receipts and credits for Unit Operations.

1.173                 Unit Accounting Procedure means the accounting procedure attached hereto as Exhibit C and made a part hereof.

1.174                 Unit Area means the area described and depicted in Exhibit B, Part 1 and Exhibit B, Part 2, as amended from time to time in accordance with the terms of this Agreement.

1.175                 Unit Data means all information and data acquired by Unit Operator in the conduct of Unit Operations or contributed as Unit Data pursuant to Article 4.6.

1.176                 Unit Development Plan means a plan approved by the Government under the Contracts for the development of Hydrocarbons from the Unit Interval, including the Approved Phase 1 Development Plan, as amended from time to time in accordance with the terms of this Agreement.

1.177                 Unit Facilities means any equipment or other real or personal property or rights with respect thereto, acquired or constructed for the Unit Account or contributed to the Unit Account pursuant to Article 4.7.

1.178                 Unit Interest means each Party’s undivided share, expressed as a percentage to four (4) decimal places, in the rights and obligations of the Parties under this Agreement with respect to the Unit and in the Unit Facilities, Unit Data and other assets held for the Unit Account, as initially set out in Exhibit A and adjusted pursuant to Articles 5.2(B)(1), 5.3, 5.4, 13.1(B) and 13.2(A), provided that, notwithstanding the preceding, each Party’s obligations with respect to Unit Account expenses are equal to its Paying Interest.

1.179                 Unit Interval means the interval between the top and bottom depths described in Exhibit B, Part 3 to the extent located within the Unit Area, as amended from time to time in accordance with the terms of this Agreement.

1.180                 Unit Operating Committee means the committee established pursuant to Article 8.1.

1.181                 Unit Operations means operations within the scope of this Agreement (or whose purpose, at the time of being undertaken, was within the scope of this Agreement) conducted by the Unit Operator on behalf of all of the Parties on or after the Effective Date, including operations for purposes of developing, producing, gathering, treating, processing, storing, transporting or delivering Unit Substances and including Technical Operations.

1.182                 Unit Operator means the Party designated from time to time pursuant to Article 7 to conduct Unit Operations, in its capacity as operator and not its capacity as a Party.

1.183                 Unit Operations Contract Procedure means the contracting procedure applicable to the award of contracts with respect to Unit Operations attached hereto as Exhibit T, Part 2 and made a part hereof.

1.184                 Unit Operator Indemnitees has the meaning ascribed to it in Article 7.6(B).

1.185                 Unit Substances means all Hydrocarbons produced from or attributable to the Unit Interval which the Parties are entitled to produce under the DWT Contract or the WCTP Contract, as applicable.

1.186                 Unit Well means a well drilled or acquired for the Unit Account and held for the Unit Account at the time referenced.

1.187                 Unit Work Program and Budget means a work program for Unit Operations and budget therefor established pursuant to Article 9.

1.188                 Urgent Operational Matters has the meaning ascribed to it in Article 8.12(A)(1).

1.189                 U.S. Party has the meaning ascribed to it in Article 16.3(F).

1.190                 WCTP Contract means that certain Petroleum Agreement entered into by the Government and GNPC with Kosmos and The E.O. Group dated July 22, 2004, as amended from time to time. A copy of the WCTP Contract is attached hereto as Exhibit H.

1.191                 WCTP Contract Area means the area specified in the WCTP Contract as the “Contract Area”, as modified from time to time in accordance with the terms of the WCTP Contract.

1.192                 WCTP Contract Group means all those Persons who from time to time constitute the “Contractor” or equivalent under the WCTP Contract (who, at the Effective Date, consist of Tullow, Kosmos, Anadarko, Sabre and EO Group) and GNPC or any successor-in-interest to GNPC’s interest in the WCTP Contract.

1.193                 WCTP JOA means that certain Joint Operating Agreement dated July 22, 2004 by and between Kosmos and The E.O. Group, as amended from time to time, and any other agreements entered into wholly or partially in substitution therefor. A copy of the WCTP JOA is attached hereto as Exhibit V.

1.194                 WCTP JOA Group means all those Persons who from time to time are parties to the WCTP JOA (who, at the Effective Date, consist of Tullow, Kosmos, Anadarko, Sabre and EO Group).

1.195                 WCTP Operator means the operator from time to time under the WCTP JOA.

1.196                 WCTP Tract means that portion of the WCTP Contract Area that falls within the Unit Area.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date and shall continue in effect until the earliest of the following:

(A)                              The expiration, termination or revocation of both Contracts;

(B)                                Termination pursuant to Article 4.1(D);

(C)                                All Parties have become Defaulting Parties as described in Article 10.2(B);

(D)                               The withdrawal of all of the Parties pursuant to Article 15.2(D); or

(E)                                 The written agreement of all of the Parties to terminate this Agreement.

For the avoidance of doubt, following the expiration, termination or revocation of either Contract, this Agreement shall remain in effect, Article 5.3(E) shall apply, and the Parties to the remaining Contract and GNPC as Contract Group with respect to the expired, terminated or revoked Contract shall continue to have the right to use the Unit Facilities on the same basis as prior to such expiration, termination or revocation, including those Unit Facilities in the Contract Area for the expired, revoked or terminated Contract, until the expiration, termination or revocation of the remaining Contract.

Notwithstanding anything to the contrary in this Article 2: (i) Article 12 and the terms of Exhibit D, as applicable, shall remain in effect until all Decommissioning obligations under this Agreement have been satisfied and all funds held pursuant to Exhibit D have been distributed as provided for therein; and (ii) Article 4, Article 6.3, Article 7.5, Article 7.6, Article 10, Article 17, Article 20 and the obligations to indemnify and to respond and provide information under Article 21.1 shall remain in effect until all such obligations have been extinguished and all Disputes have been resolved. Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement that have vested, matured or accrued prior to such termination.

ARTICLE 3
SCOPE

3.1                               Scope

(A)                              The scope of this Agreement shall include:

(1)                                  The development and operation of the Unit Interval;

(2)                                  The production of Unit Substances and the handling and transportation thereof up to the applicable Delivery Point and, if agreed unanimously by the Parties, transportation of Unit Substances to a point downstream of the Delivery Point;

(3)                                  The principles in accordance with which each Party is entitled to have delivered to it and to take Unit Substances, or any proceeds of sale deriving therefrom;

(4)                                  The acquisition, construction, operation, ownership, use, maintenance, repair and removal of fixed and floating facilities for the development, production, gathering, treatment, processing, compression and transportation of Unit Substances, (i) for Crude Oil, through the offloading flange(s) of any floating production, storage and offloading vessels or other offshore facilities in the Unit Area, or up to the inlet flange of any pipeline transporting Crude Oil from the Unit Area to outside of the Unit Area, and (ii) for Natural Gas, up to the inlet flange of any pipeline transporting Natural Gas from the Unit Area to outside of the Unit Area, plus (iii) any onshore facilities located in Ghana and acquired or constructed for the Unit Account in aid of development and production operations;

(5)                                  Regulation of Non-Unit Operations affecting the Unit Area or proposing to use Unit Facilities;

(6)                                  The regulation of Associated Agreements to the extent set forth herein;

(7)                                  Development of information and promotional marketing material relating to Crude Oil from the Unit Interval;

(8)                                  Decommissioning of Unit Facilities; and

(9)                                  All other activities in connection with any of the foregoing that are expressly provided for by the terms hereof.

(B)                                For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                                  Acquisition, construction, operation, ownership, use, maintenance, repair and removal of fixed and floating facilities, which facilities are located downstream from the facilities described in Articles 3.1(A)(4)(i) and (ii) (including, for the avoidance of doubt, any gas pipeline and downstream processing facilities), other than those facilities described in Article 3.1(A)(4)(iii);

(2)                                  Transportation of the Parties’ Entitlements downstream from the applicable Delivery Point;

(3)                                  Marketing and sales of Hydrocarbons, except as expressly provided in Article 10.5 and Article 11;

(4)                                  Acquisition or exercise of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Unit Area (other than as a consequence of expansion of the Unit Area into an adjoining area under the terms of Article 5.3); and

(5)                                  Exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Unit Area.

ARTICLE 4
CREATION AND EFFECT OF UNIT

4.1                               Unitization of Rights and Interests

(A)                              All rights and interests of the Parties under the DWT Contract and the WCTP Contract insofar as they relate to the Unit Interval, the Unit Substances and the conduct of Unit Operations, are, subject to Article 4.1(D), hereby unitized, effective as of the Effective Date, in accordance with the terms of this Agreement.

(B)                                As of the Effective Date, all Unit Operations shall be carried out in accordance with and subject to the provisions of this Agreement.

(C)                                Nothing in this Agreement shall be construed to result in a transfer of title to any Party’s interest in a Contract, Joint Operating Agreement or Associated Agreement to any other Party except as provided in Article 4.9(D) or in Article 10.

(D)                               Save for the provisions of this Article 4.1(D) which shall be effective from the date hereof, this Agreement shall not become effective unless and until the following conditions precedent are satisfied, or waived in writing by all Parties:

(1)                                  Approval for the Proposed Phase 1 Development Plan has been received from the Government.

(2)                                  Approval for the unitization described in this Article 4.1 has been received from the Government in substantially the form of the approval instrument attached hereto as Exhibit Q, Part 1 (the “Government Approval”).

(3)                                  The Parties and the Minister have signed the form of contract acknowledgement attached hereto as Exhibit Q, Part 2 in connection with the unitization (the “Acknowledgment”).

(4)                                  An opinion from the Attorney General of Ghana has been received confirming that the Government Approval and the Acknowledgment are consistent with the Constitution and laws of Ghana and satisfy all approvals required under the Constitution and laws of Ghana and the Contracts, that no further approval of Parliament, the Cabinet of Ministers or other governmental bodies is required for the unitization pursuant to and in accordance with the terms of this Agreement and that the Minister has the power to execute the Government Approval and the Acknowledgment in connection with the unitization and to take other actions needed to implement the Government Approval and the Acknowledgment.

The Unit Operator shall promptly notify the other Parties upon satisfaction of each of the conditions precedent. If, after the expiry of ten (10) Business Days from the date hereof, any of these conditions precedent remain neither satisfied nor waived then this Article 4.1(D) shall terminate and the remainder of this Agreement shall not become effective unless such period is extended by an affirmative “Passmark Vote” of the Jubilee Operating Committee pursuant to the Pre-Unit Agreement (as such term is defined therein).

4.2                               Allocation of Unit Substances and Expenditures

(A)                              All Unit Substances that are produced and saved from and after the Effective Date, excluding, for the avoidance of doubt, any substances re-injected into the Unit Interval as part of Unit Operations, shall be allocated to each Tract in proportion to its Tract Participation. The Unit Substances allocated to a Tract to which the Parties in the applicable Contract Group are entitled under their Contract shall be allocated among those Parties in proportion to their Contract Group Interests.

(B)                                All expenditures properly chargeable to the Unit Account, incurred with respect to the period from and after the Effective Date, shall be allocated to each Contract Group in proportion to its Tract Participation and to GNPC and the JOA Group in respect of the applicable Contract Group in proportion to their Contract Group Paying Interests.

4.3                               Applicability to Contract Obligations and Taxes

(A)                              The Unit Substances allocated to each Tract under Article 4.2(A) shall, for purposes of the calculation of Additional Oil Entitlements under each Contract, calculation of income tax, profits tax, withholding tax and all other taxes with respect to each Party and each Contract, calculation of royalties under each Contract, determination of domestic marketing obligations with respect to each Contract, and for all other purposes, be deemed to have been produced and saved under the Contract applicable to that Tract, regardless of the actual location of the well from which such Unit Substances are produced.

(B)                                The expenditures for the Unit Account allocated to GNPC and each JOA Group with respect to each Contract under Article 4.2(B) shall, for purposes of the calculation of Additional Oil Entitlements under that Contract, calculation of income tax, profits tax, withholding tax and all other taxes with respect to GNPC and each JOA Group in connection with that Contract, and for all other purposes, be deemed to have been incurred under that Contract, regardless of the actual location of the Unit Operations to which those expenditures relate.

(C)                                If the allocation of expenditures and Unit Substances under Article 4.2 are not given effect as described in Articles 4.2(A), 4.2(B), 4.3(A) and 4.3(B) due to the application of Laws/Regulations or other Government action or inaction, the Parties shall attempt to adopt mutually agreeable arrangements which will allow the Parties to achieve the financial results intended by Articles 4.2(A), 4.2(B), 4.3(A) and 4.3(B).

4.4                               Continued Liability under Contracts

As between Contract Groups, and subject to the delegation of certain functions to the Unit Operator as described in this Agreement, each Contract Group shall continue to be solely responsible for all obligations accruing with respect to its Contract, including any obligations for royalties, Additional Oil Entitlements and domestic marketing obligations, and the performance of any remaining Minimum Work Obligations, and shall indemnify and hold harmless the Parties in the other Contract Group against any claims with respect to the performance of such obligations.

4.5                               Pre-Unitization Expenditures

(A)                              Those expenditures for the period prior to the Effective Date which are incurred after December 31, 2007 as “Unit Costs” pursuant to the terms of the Pre-Unit Agreement, including those expenditures incurred during the period from January 1, 2008 to the last Day of the Calendar Month which ends prior to the Effective Date, provided that if such Calendar Month ends less than ten (10) Days prior to the Effective Date, such period shall end on the last Day of the preceding Calendar Month, shown in Exhibit I, shall be considered to be expenditures for the Unit Account for all purposes of this Agreement. Notwithstanding the foregoing approval, the Parties acknowledge that acceptance of such costs as “Petroleum Costs”, as defined under the applicable Contract, shall be subject to the provisions of each Contract. Within fifteen (15) Days after the satisfaction of the conditions precedent set out in Article 4.1(D), the Unit Operator shall issue to the Tract Operators a schedule showing each JOA Group’s actual share of such expenditures, the share that each JOA Group would have borne had it paid its applicable Paying Interest share, and the amount owing by or to each JOA Group. Within fifteen (15) Days after receipt of such schedule each JOA Group owing such funds shall make payment in the manner described in the Unit Accounting Procedure to the Unit Operator, who shall promptly distribute each such payment to the Tract Operator for the JOA Group entitled to reimbursement. Should the JOA Group owing any amount pursuant to this Article fail to pay that amount when due, no other Party shall be obligated to contribute the amount in default under Article 10.2, but all other rights and remedies of the Parties under Article 10 shall apply with respect to such default.

(B)                                Each Party shall be entitled to audit the expenditures charged to the Unit Account under Article 4.5(A) in the same manner as provided in the Unit Accounting Procedure for other expenditures for the Unit Account, to the extent they were not previously audited pursuant to the Pre-Unit Agreement, except that the twenty-four (24) month audit and claim period under the Unit Accounting Procedure shall begin to run for all expenditures incurred prior to the Effective Date at the end of the Calendar Year in which the Effective Date falls. Where such expenditures were incurred by a Non-Operator or its Affiliates, the provisions of the Unit Accounting Procedure regarding audits of the Unit Operator or a Technical Operator and its Affiliates shall apply to that Non-Operator and its Affiliates, mutatis mutandis. Any amount paid under this Article 4.5 that was not properly charged shall be refunded by the Party or Parties receiving the payment and shall be thereafter treated in accordance with Article 4.5(C).

(C)                                Except as expressly provided in Article 4.5(A) or elsewhere in this Agreement, all expenditures incurred by any Party prior to the Effective Date shall be the sole responsibility of the Party incurring them (subject to any rights such Party may have under its Joint Operating Agreement or other contractual arrangements) and shall not be charged to the Unit Account. All rights with respect to deductions for Additional Oil Entitlement purposes and tax benefits attributable to expenditures not included in the Unit Account shall remain the property of and inure to the benefit of the Parties which would be entitled to such rights in the absence of this Agreement.

4.6                               Existing Data

(A)                              The data and information listed in Exhibit J, Part 1(a), Part 1(b) and Part 1(c) is owned by GNPC in accordance with Section 23, Subsection 2 of the Petroleum (Exploration and Production) Law, 1984 (PNDCL 84). The Parties agree that all Parties have interests in the data and information listed in Exhibit J, Part 1(a), which data and information shall be deemed to be Unit Data with effect from the Effective Date. The Parties further agree that each JOA Group has the right to use the data and information listed in Exhibit J, Part 1(b) and, with effect from the Effective Date, GNPC grants to each other Party the right to use such data and information, on a non-exclusive and irrevocable basis and without the payment of fees, for so long as it is a party to a Contract. Such right is not transferable in whole or in part, except in connection with a permitted Transfer or Encumbrance of all or a portion of a Party’s Unit Interest in accordance with Article 10.8, Article 10.9, Article 14 or Article 15. The grant of rights pursuant to this Article 4.6 shall not result in the transfer of title to the data and information set out in Exhibit J, Part 1(b) , and only the rights granted with respect to such data and information shall be deemed to be Unit Data. Each receiving Party shall keep the data confidential in accordance with the terms of Article 17.2. The grant of rights under this Article is subject to the terms of the applicable Contract and the Laws/Regulations and is without prejudice to any rights of the Government and/or GNPC with respect to such data and information under the terms of either Contract or the Laws/Regulations. The data and information listed in Exhibit J, Part 1(c) shall be licensed to the other Parties pursuant to the seismic data license agreement, in the form attached hereto as Exhibit J, Part 2, to be entered into on the date hereof by GNPC, as licensor, and the other Parties, as licensees. Only the licensed rights with respect to such data and information shall be deemed to be Unit Data.

(B)                           Except as provided in Article 4.6(A) or Article 4.7(D), and subject to the Laws/Regulations and the terms of the applicable Contract, each Party shall retain its rights to all other data and information with respect to the Unit Area acquired prior to the Effective Date or through Non-Unit Operations, and no such data and information shall be deemed to be Unit Data.

(C)                           Each Party that has delivered data and information listed in Exhibit J, Part 1(b) or Exhibit J, Part 1(c) warrants to the other Parties that it has the right to disclose and grant the right to use such data and information under Article 4.6(A) and that use of such data and information in accordance with the terms and conditions of this Agreement will not infringe on the intellectual property rights of any Third Party. Subject to the foregoing sentence, such data and information is furnished on an “as is” basis without warranties, express or implied, of any kind, including any warranty that such information and data is merchantable or fit for any particular purpose, or of a particular condition, quality or accuracy. Any use of or reliance on such information and data shall be at each receiving Party’s sole risk.

(D)                          For the avoidance of doubt, data and information included as Unit Data pursuant to this Article and Exhibit J shall not be automatically included in the Common Database pursuant to Exhibit E if such Unit Data lies outside the Unit Area, unless otherwise specified in Exhibit E.

4.7         Existing Facilities

(A)                         The Parties agree that, with effect from the Effective Date, the facilities, wells and other real property and tangible personal property listed in Exhibit K shall be deemed to be Unit Facilities and the Parties holding the existing rights in such property shall be deemed to have transferred their rights therein to the Parties collectively in proportion to their Unit Interests. This transfer of rights is subject to the terms of the applicable Contract and the Laws/Regulations and is without prejudice to any rights of the Government with respect to such property under the terms of either Contract or the Laws/Regulations.

(B)                           Except as provided in Article 4.7(A), each Party shall retain its rights to all other facilities, wells and other real property and tangible personal property acquired prior to the Effective Date or through Non-Unit Operations, and no such property shall be deemed to be Unit Facilities.

(C)                           All rights transferred pursuant to this Article 4.7 are transferred on an “as is” basis without warranties, express or implied, including warranties as to merchantability, fitness for a particular purpose, conformity to models or samples of materials, use, maintenance, condition, capacity or capability, provided that each Party that has delivered facilities or rights to use facilities pursuant to Article 4.7(A) warrants to the other Parties that it has the right to transfer such facilities, or rights therein, free and clear of all liens, charges and encumbrances, excepting the terms of the applicable Contract and the Laws/Regulations and the rights of the Government. Notwithstanding the preceding sentence, should any facilities, wells and other real property and tangible personal property transferred under this Article 4.7 be entitled to the benefits of a warranty by any Person other than a transferring Party or its Affiliates, the transferring Party or Parties holding the warranty shall transfer such warranty rights to the Parties collectively, in proportion to their Unit Interests, to the extent transferable.

(D)                          Any Party transferring a well pursuant to Article 4.7(A) shall also transfer or license its rights to all data and information obtained in wellbore operations in that well, on the terms set forth in Article 4.6, to the extent such transfer is permitted by the Contracts, the Laws/Regulations and any applicable Non-Affiliated Third Party agreements. The transfer or license of such rights is without prejudice to any rights of the Government and GNPC with respect to such data and information, under the terms of either Contract or the Laws/Regulations.

4.8          Non-Unit Discoveries

(A)                         Should a well drilled as a Unit Well encounter Hydrocarbons which may constitute a Discovery outside of the Unit Interval, the Unit Operator shall promptly notify the Contract Group holding the Contract on which the Hydrocarbons were discovered. The applicable Tract Operator shall report the Discovery to the Government and GNPC pursuant to Article 8.1 of the applicable Contract.

(B)                           The Contract Group holding the Contract on which the Hydrocarbons were discovered shall have no rights with respect to the Unit Well that made the Discovery except as provided in Article 12.1(B).

4.9          Effect on Existing Agreements

(A)                         The Parties in each Contract Group have provided the Parties that are members of the other Contract Group with a copy of the providing Contract Group’s Contract as amended as of the Effective Date; a copy of the DWT Contract is attached hereto as Exhibit G and a copy of the WCTP Contract is attached hereto as Exhibit H. The Parties in each Contract Group will provide the Parties in the other Contract Group with copies of any amendments to such Contract entered into after the Effective Date.

(B)                           The Parties intend, subject to applicable Ghana Laws/Regulations, that the terms of each Contract, to the extent that they apply to the operations carried out pursuant to this Agreement, shall be applied in such a manner as to give effect to the terms of the Government Approval and the Acknowledgment.

(C)                           This Agreement shall not be deemed to amend or modify the provisions of either Joint Operating Agreement except as provided in the next sentence and except as expressly provided in the Unit Accounting Procedure. This Agreement shall apply with respect to Unit Operations in lieu of either Joint Operating Agreement, except to the extent the terms of the Joint Operating Agreements are expressly incorporated or otherwise expressly applied by the terms hereof, and, in addition, in the event of conflict between a provision of this Agreement and the provisions of either Joint Operating Agreement with respect to Non-Unit Operations, the provisions of this Agreement will prevail.

(D)                          Each contract set forth on Part 1 of Exhibit L entered into by a Tract Operator or Anadarko for the joint account under the terms of its Joint Operating Agreement prior to the Effective Date that is still in effect on the Effective Date shall, to the extent relating to operations within the scope of this Agreement as described in Article 3 and to the extent transferable, be transferred to and assumed by Unit Operator and be deemed to have been properly approved with respect to Unit Operations under this Agreement, without prejudice to a Non-Operator’s right to audit in accordance with Article 4.9(E). Upon the transfer and assumption of each such contract, Unit Operator shall be fully authorized to perform and enforce that contract on behalf of the Parties. Each contract entered into by Unit Operator, IPT Technical Operator or by Anadarko pursuant to the Pre-Unit Agreement prior to the Effective Date that is still in effect on the Effective Date, including those set forth on Part 2 of Exhibit L, shall be deemed to have been properly approved with respect to Unit Operations under this Agreement (and, in the case of contracts entered into by IPT Technical Operator or by Anadarko shall, to the extent transferable, be transferred to and assumed by Unit Operator), without prejudice to a Non-Operator’s right to audit in accordance with Article 4.9(E). Unit Operator shall be fully authorized to execute and perform each such contract on behalf of the Parties. The Parties shall cooperate to cause the execution of such instruments of assignment and/or novation as shall be reasonably necessary to transfer from the IPT Technical Operator or Anadarko and vest in Unit Operator those rights and obligations under such contracts as are to be transferred to and assumed by Unit Operator pursuant to this Article 4.9(D). Within fifteen (15) Days after the satisfaction of the conditions precedent set out in Article 4.1(D), the Unit Operator shall deliver or cause to be delivered to each counterparty under each contract set forth on Part 1 and Part 2 of Exhibit L and transferred to Unit Operator pursuant to this Article 4.9(D), written notice of such assignment to and assumption by Unit Operator.

(E)                            Each Operator warrants and represents to the other Parties that each contract set forth in Exhibit L entered into by such Operator was entered into in accordance with the terms of the IPT Technical Operations Contract Procedure or the Unit Operations Contract Procedure, as applicable, as set forth in Exhibit T and in accordance with the provisions of Article 7.2. Notwithstanding anything to the contrary contained in this Agreement or in the Unit Accounting Procedure, a Non- Operator’s right to audit the Unit Accounts and records of any Operator relating to any such contracts shall continue for the greater of (i) the period provided for in Section 1.8.1 of the Unit Accounting Procedure and (ii) twenty-four (24) months following the Effective Date.

4.10        Existing Work Programs and Budgets and AFEs and Jubilee Operating Committee Approvals

Each expenditure under the work programs and budgets approved by the Jubilee Operating Committee pursuant to the Pre-Unit Agreement, as set forth in Exhibit M, shall, without any further action being required by the Unit Operating Committee under this Agreement, be deemed to be adopted on the Effective Date as the initial Unit Work Program and Budget under this Agreement (but only to the extent the operations approved thereunder fall within the scope of this Agreement as described in Article 3). Likewise, the unexpended portion of all AFEs set forth in Exhibit N shall be deemed to be adopted on the Effective Date as approved AFEs under this Agreement to the extent the operations approved thereunder fall within the scope of this Agreement as described in Article 3. Any portions of a Pre-Unit Agreement work program and budget and any Pre-Unit Agreement AFE transferred to the Unit pursuant to this Article 4.10 shall thereafter no longer be subject to the Pre-Unit Agreement. Each decision approved by the Jubilee Operating Committee pursuant to the Pre-Unit Agreement which is contained within Exhibit O shall, without any further action being required, be deemed to be adopted on the Effective Date as a matter approved by the Unit Operating Committee under this Agreement (but only to the extent the operations approved thereunder fall within the scope of this Agreement as described in Article 3). The decisions adopted pursuant to this Article 4.10 are subject to the terms of the applicable Contract and the Laws/Regulations, and this Article 4.10 is without prejudice to any remaining obligation to obtain approval of the Government for any such decisions under the terms of either Contract or the Laws/Regulations. For the avoidance of doubt, this Article 4.10 is without prejudice to any required approval of the Joint Management Committee under Article 6 of each Contract.

4.11       Responsibility For Existing Burdens

Each Party represents and warrants to the other Parties that the interest in its Contract and rights with respect thereto that have become subject to this Agreement are free and clear of any overriding royalty, production payment, net profits interest, carry or special allocation of Unit Substances, proceeds thereof or costs of Unit Operations, or other right or Encumbrance (each, a “Burden”) except (i) rights in favor of the Government and GNPC under its Contract and the Laws/Regulations, (ii) security rights under its Joint Operating Agreement for amounts not yet due and payable, (iii) Tullow’s carry of Sabre’s interest, and Kosmos’ carry of E0 Group’s interest, each as disclosed in writing to GNPC and the Minister pursuant to the Contracts, (iv) Sabre’s financing arrangements as disclosed in writing to all Parties and which do not attach to the rights received by the other Parties under this Agreement, and (v) such other Burdens as have been previously disclosed in writing to all Parties. Any Burden on a Party’s interest shall be satisfied solely by that Party, and such Party shall be solely responsible for, and shall defend and indemnify each other Party (except those Parties which have otherwise agreed in writing to bear a part of such arrangements) against any and all costs, expenses, losses, damages and liabilities (including reasonable legal costs, expenses and attorneys’ fees, and contractual liability to other Persons for such costs, expenses, losses, damages and liabilities) incident to the Burdens affecting its interest. Each Party contributing an interest in its Contract subject to an existing Burden has obtained ratification of the Unit from each holder of the Burden and has provided a copy thereof to the other Parties.

ARTICLE 5
TRACT PARTICIPATIONS, UNIT INTERESTS AND PAYING INTERESTS

5.1         Tract Participations

(A)                         The Tract Participation of each Tract as of the Effective Date shall be as set forth in Exhibit A.

(B)                           The Tract Participations set forth in Article 5.1(A) shall not change during the term of this Agreement for any reason except as expressly provided in Articles 5.3, 5.4, 13.1(B) and 13.2(B), regardless of depletion of Unit Substances, changes in reserve estimates, or the surrender or revocation of any portion of either Contract Area.

5.2          Unit Interests and Paying Interests

(A)                         The Unit Interests of each Party as of the Effective Date shall be as set forth in Exhibit A, Part 1. The Paying Interests of each Party as of the Effective Date shall be as set forth in Exhibit A, Part 2.

(B)                           Each Party’s Unit Interest is determined by multiplying that Party’s Contract Group Interest in each Contract Group by the Tract Participation for the applicable Tract and adding the results. Unit Interests shall be automatically revised (without the need for any amendment to the terms of this Agreement) upon:

(1)                                  Any Transfer of a Unit Interest (including a Transfer under Article 10.8 as a consequence of a default, a Transfer under Article 14, and a Transfer under Article 15 as a consequence of a withdrawal); or

(2)                                  An adjustment of the Tract Participations pursuant to Article 5.3, Article 5.4, Article 13.1(B) or Article 13.2(B).

(C)                           Paying Interests shall be automatically revised in accordance with the definitions of “Paying Interest” (without the need for any amendment to the terms of this Agreement) upon:

(1)                                  Any Transfer of a Unit Interest (including a Transfer under Article 10.8 as a consequence of a default, a Transfer under Article 14, and a Transfer under Article 15 as a consequence of a withdrawal); or

(2)                                  An adjustment of the Tract Participations pursuant to Article 5.3, Article 5.4, Article 13.1(B) or Article 13.2(B) .

(D)                          All Unit Interest and Paying Interest calculations shall be rounded to the fourth (4th) decimal place, with digits of five and above rounded upward and those of four and below rounded downward. The total of all Tract Participations within the Unit, the total of all Unit Interests within the Unit and the total of all Paying Interests within the Unit shall each always equal one hundred percent (100%).

5.3          Changes in Unit Area and Unit Interval

(A)                         Except as provided in Article 5.3(B) and without prejudice to any rights of the Government under the terms of either Contract or the Laws/Regulations, any change to the Unit Area or Unit Interval shall require the unanimous written approval of the Parties, except in the event of the surrender, revocation, termination or expiration of any Contract with respect to any portion (but not all) of the Unit Area covered by that Contract in the circumstances provided in Articles 13.1 and 13.2, in which case the Unit Area and Unit Interval shall be adjusted to exclude the area with respect to which the Contract has been surrendered or revoked or has terminated or expired without any approval being required. In the case of the surrender, revocation, termination or expiration of any Contract with respect to all of the Unit Area covered by that Contract in the circumstances provided in Articles 13.1 and 13.2, Article 5.3(E) shall apply. In the event of surrender of only a portion of a Contract Area within the Unit Area, such surrendered area shall automatically be excluded from the Unit Area and the provisions of Article 13.2 shall apply. Should an accumulation of Hydrocarbons be located in the surrendered area which is determined to be in Pressure Communication with the Unit Substances, and the Minister so requires pursuant to Article 8.20 of each Contract, each Contract Group and GNPC (as holder of the surrendered area) shall negotiate in good faith to reach an agreement on unitization between the Unit Area and the portion of the surrendered area that is in Pressure Communication with the Unit Substances based upon the principles set forth in this Agreement.

(B)

(1)                                  In the event a Party or group of Parties holding a collective Unit Interest of at least ten percent (10%) (the “Proposing Group”) desires that the Unit Interval (and, if applicable, Unit Area) be expanded to include an accumulation of Hydrocarbons located outside the Unit Interval and within either Contract Area and the Proposing Group has Sufficient New Data indicating that there is an accumulation of Hydrocarbons located outside the Unit Interval and within either Contract Area that is in Pressure Communication with the Unit Substances, the Proposing Group shall propose (the date on which such proposal has been received by all the other Parties being referred to as the “Expansion Call Date”) to all Parties to expand the Unit Interval (and, if applicable, Unit Area) (the “Original Expansion Proposal”). The Proposing Group shall also submit, simultaneously with the Original Expansion Proposal, the specific areas and formations proposed to be included in the applicable expansion and a proposed incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval as a result of the proposed expansion, together with technical evidence and other relevant supporting documentation in relation to the proposed expansion. Any other Party may, within twenty (20) Days of the Expansion Call Date, provide to all other Parties additional information related to the proposed expansion, including alternate areas and formations proposed to be included in such expansion, an alternate proposed incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval and alternate technical evidence and other relevant supporting documentation in relation to the proposed expansion. Within thirty (30) Days of the Expansion Call Date, the Unit Operating Committee shall vote, in accordance with Article 8.9(A)(1), whether to approve the Original Expansion Proposal or an alternate proposal (each referred to herein as an “Expansion Proposal”) and, if an Expansion Proposal is so approved, shall determine the specific areas and formations to include in such expansion. Subject to Article 5.3(B)(2), if an Expansion Proposal is approved, together with the specific areas and formations to be included in such expansion, the Unit Operating Committee shall also vote to determine the incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval.

(2)                                  Should the Unit Operating Committee fail to approve an Expansion Proposal and the specific areas and formations to include in such expansion within the thirty (30) Day period following the Expansion Call Date, such Expansion Proposal shall fail and no expansion shall be conducted pursuant to such Expansion Proposal, without prejudice to the rights of any Proposing Group to make a subsequent Expansion Proposal.

(3)                                  If within thirty (30) Days of the Expansion Call Date, the Unit Operating Committee has voted to approve an Expansion Proposal and to include certain areas and formations within the Unit Interval (and, if applicable, Unit Area), the Unit Interval (and, if applicable, Unit Area) shall be expanded upon such applicable date to incorporate such areas and formations. The date upon which the Unit Interval (and, if applicable, Unit Area) is expanded in accordance with a particular proposed expansion or, if the Unit Interval is not expanded, the end of the time period provided for a vote by the Unit

Operating Committee to approve an Expansion Proposal shall be referred to herein as the “Expansion End Date” with respect to each such proposed expansion.

(4)                                  If:

(a)                                  the Unit Operating Committee has voted to approve an Expansion Proposal and areas and formations for the expansion, but the Unit Operating Committee has failed to approve the incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval as a consequence of the approved expansion, the quantity of OHIP contained within either Tract in the Unit Interval and the Tract Participations shall not be adjusted in accordance with such approved expansion (provided that such approved expansion shall be used in the next Redetermination provided for in Article 5.5);

(b)                                 the Unit Operating Committee has voted to approve an Expansion Proposal and areas and formations for the expansion, and the incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval as a consequence of the expansion, and the Expansion End Date for such approved expansion is within the three hundred and sixty five (365) Days prior to a Redetermination Call Date, the quantity of OHIP contained within either Tract in the Unit Interval and the Tract Participations shall not be adjusted in accordance with such approved expansion (provided that such approved expansion shall be used in the next Redetermination provided for in Article 5.5);

(c)                                  the Unit Operating Committee has voted to approve an Expansion Proposal and areas and formations for the expansion and the incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval as a consequence of the expansion, and the Expansion End Date for such approved expansion is during a Redetermination Period, the quantity of OHIP contained within either Tract in the Unit Interval and the Tract Participations shall be adjusted automatically in accordance with the incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval that has been approved by the Unit Operating Committee, provided that the adjustments shall not be applied until the applicable Redetermination End Date, at which time they shall be applied to the quantities of OHIP and Tract Participations as in effect at that time for each Tract in the Unit Interval; or

(d)                                 the Unit Interval is expanded in accordance with Article 5.3(B)(3) and none of Articles 5.3(B)(4)(a) to (c) apply, the quantity of OHIP contained within either Tract in the Unit Interval and the Tract Participations shall be adjusted automatically in accordance with the incremental addition to the quantity of OHIP contained within either Tract in the Unit Interval as a consequence of the expansion that has been approved by the Unit Operating Committee.

(5)                                  Within seven (7) Days after any incremental additions to the quantity of OHIP contained within either Tract in the Unit Interval are to be applied pursuant to Article 5.3(B)(4)(c) or Article 5.3(B)(4)(d), the Unit Operator shall calculate the revised Tract Participations in accordance with Article 5.5(A), using such incremental additions plus the quantity of OHIP previously determined to be contained within each Tract in the Unit Interval, without consideration of the expansion, as of the last Redetermination End Date falling on or before the date on which the incremental additions are to be applied. Unit Interests and Paying Interests shall be automatically revised in accordance with Articles 5.2(B) and 5.2(C) upon an adjustment of Tract Participations in accordance with Article 5.3(B)(4).

(6)                                  Notwithstanding anything to the contrary in this Article 5.3(B):

(a)                                  in the case of any expansion for which the Expansion End Date occurs during a Redetermination Period, the changes to the Unit Interval resulting from the expansion shall not be considered for purposes of the applicable Redetermination and all facets of such expansion shall be kept separate from such Redetermination (provided that such expansion shall be used in any future Redetermination provided for in Article 5.5); and

(b)                                 no expansion may be proposed after the final Redetermination Call Date scheduled in accordance with Article 5.5(D)(2)(e).

(C)                           Notwithstanding anything to the contrary in this Article 5.3, no expansion may be proposed in accordance with Article 5.3(B) prior to or upon the date upon which the Redetermination Trigger Date associated with the Redetermination scheduled in accordance with Article 5.5(D)(1) occurs; except that an expansion may be proposed in accordance with Article 5.3(B) during the period beginning on, and including, January 1, 2010, and ending on, and including, February 28, 2010.

(D)

(1)                                  Upon any modification of the Unit Interval (and, if applicable, Unit Area) pursuant to Article 5.3(A), but not, for the avoidance of doubt, Article 5.3(B), unless one Contract Group has lost its entire interest in the Unit, a Redetermination of Tract Participations shall be carried out. Such Redetermination shall follow the same procedure as, but shall be in addition to, the Redeterminations permitted under Article 5.5, and shall be effective as of the date of modification of the Unit Area or Unit Interval.

(2)                                  Upon any modification of the Unit Interval (and, if applicable, Unit Area) pursuant to Article 5.3(B) the rights and obligations of the Parties under this Agreement shall be based upon their Tract Participations, Unit Interests and Paying Interests as determined in accordance with Articles 5.3(B)(4) and 5.3(B)(5). For the avoidance of doubt, there will be no immediate adjustments for past Unit Account costs, revenues and credits, contributions to any fund for Decommissioning of Unit Facilities, or past production of Unit Substances, as described in Articles 5.6(B) and (C) and 5.7(B) and (C), following any such change in Tract Participations pursuant to Article 5.3(B); however, the expanded Unit Area or Unit Interval shall be considered in any future Redeteuninations provided for in Article 5.5.

(3)                                  As soon as practicable following the effective date of any adjustment of Tract Participations pursuant to this Article 5.3(D), Exhibit A hereto shall be revised as necessary to reflect the results of such adjustment.

(E)                            In cases where one Contract Group loses its entire interest in the Unit as a consequence of the surrender, expiration or termination of its Contract, the Unit Area shall not change but instead, as provided in the Government Approval, GNPC shall become the Contract Group for that Contract, as if the entire Project Interest with respect to such Contract had been Transferred pursuant to Article 12, and GNPC shall assume the obligations with respect to such Transfer pursuant to Article 14.2(B)(1). For the avoidance of doubt, no consent shall be required in such case under Article 14.2(B)(2). Where this Article 5.3(E) applies, GNPC shall be deemed to have Contract Group Interests and Contract Group Paying Interests of one hundred percent (100%) with respect to the surrendered, revoked, terminated or expired Contract, notwithstanding any terms of this Agreement to the contrary.

5.4          Redetermination of Tract Participations

The respective Tract Participations as shown in Exhibit A hereto are subject to Redetermination in accordance with Articles 5.5, 5.6 and 5.7. It is recognized that the Tract Participations are based on the data available at the time, that the Redeterminations provided in Article 5.5 are to reflect additional or better data, that adjustments made under Article 5.6 are corrections of each Party’s respective share of costs incurred for the Unit Account, and that the adjustments to entitlement to Unit Substances made under Article 5.7 are corrections to the Entitlements of the respective Parties based on such corrected Tract Participations.

5.5          Conduct of a Redetermination

(A)                              Tract Participations shall be redetermined by dividing the redetermined volumes of Original Hydrocarbon in Place (“OHIP”) (as that term is defined in Exhibit F) in the Unit Interval underlying the respective Tracts by the total redetermined volume of Original Hydrocarbon in Place in the Unit Interval (the “Redetermination Basis”).

(B)                                The Parties shall follow the procedures in Exhibit E and Exhibit F to redetermine the Tract Participations. Any redetermination decision by an Expert pursuant to Exhibit E shall be fmal and binding on the Parties.

(C)                                Unit Interests and Paying Interests shall be automatically revised in accordance with Articles 5.2(B) and 5.2(C) upon a Redetermination of Tract Participations.

(D)                               Redeterminations may take place only in the circumstances set forth in this Article 5.5(D), or as otherwise expressly provided for in this Agreement.

(1)                                  Tract Participations shall be automatically redetermined in a Redetermination commencing on the date that is the later of (i) six (6) Calendar Months prior to the anticipated Date of Commencement of Commercial Production as such date has been determined by the IPT as of January 1, 2010, or (ii) March 1, 2010.

(2)                                  Any Party or group of Parties holding individually or collectively a Unit Interest of at least ten percent (10%) may require that the Tract Participations be redetermined by notice to all Parties within thirty (30) Days after occurrence of any of the events listed below (the date of each such event hereinafter referred to as a “Redetermination Call Date”):

(a)                                  on the date that is the later of (i) two (2) years after the Date of Commencement of Commercial Production, or (ii) two (2) years after the Redetermination End Date associated with the Redetermination scheduled in accordance with Article 5.5(D)(1);

(b)                                 on the date that is four (4) years after the Redetermination End Date associated with the Redetermination Call Date scheduled in accordance with Article 5.5(D)(2)(a);

(c)                                  on the date that is five (5) years after the Redetermination End Date associated with the Redetermination Call Date scheduled in accordance with Article 5.5(D)(2)(b);

(d)                                 on each subsequent date that is both (i) at least five (5) years after the Redetermination End Date associated with the Redetermination Call Date scheduled in accordance with Article 5.5(D)(2)(c) and (ii) five (5) years after the

Redetermination End Date associated with the most recent prior Redetermination Call Date; and

(e)                                  on the earlier of: (i) January 1, 2024, or (ii) the date upon which sixty percent (60%) of the Recoverable Oil has been extracted from the Unit Interval,

provided that, should any Redetermination Call Date scheduled in accordance with the events described in Articles 5.5(D)(2)(a)-(d) be scheduled to occur at a time after either (i) January 1, 2022 or (ii) the date upon which fifty percent (50%) of the Recoverable Oil has been extracted from the Unit Interval, such Redetermination Call Date, and any Redetermination associated with such Redetermination Call Date, shall not occur. Unit Operator shall provide written notice to all of the Parties at least ninety (90) Days in advance of any Redetermination Call Date.

(3)                                  Notwithstanding the provisions of Article 5.5(D)(2), if any Redetermination Call Date occurs following an Expansion End Date that (i) resulted in an expansion of the Unit Interval and (ii) such expansion was not taken into account in the most recent preceding Redetermination under the principles set forth in Article 5.3(B)(6)(a), then the applicable Redetermination associated with such Redetermination Call Date shall occur automatically without being called by a Party or group of Parties holding a collective Unit Interest of at least ten percent (10%).

(4)                                  Notwithstanding the other provisions of this Article 5.5:

(i)                                the commencement of any Redetermination that can be called pursuant to Article 5.5(D)(2) or pursuant to Article 5.3 shall be deferred, one time only, until the Expansion End Date(s) for any Expansion Period(s) that is/are pending at the scheduled commencement of the Redetermination;

(ii)                             the commencement of the Redetermination that is to take place pursuant to Article 5.5(D)(1) shall be deferred until the Expansion End Date for any expansion proposed during the expansion proposal period described in Article 5.3(C); and

(iii)                          any Redetermination (including any Redetermination pursuant to Article 5.3) that would otherwise commence within twenty-four (24) Calendar Months of the Redetermination Effective Date for the previous Redetermination shall be deferred until after the end of that twenty-four (24) Calendar Month period.

For the avoidance of doubt, nothing in this Article 5.5(D)(4) shall restrict Unit Interval (and, if applicable, Unit Area) expansion and the corresponding adjustment of Tract Participations pursuant to Article 5.3(B). Any Redetermination or Redeterminations prevented from commencing by this Article 5.5(D)(4) may commence at the end of such period, subject to the limitations set out in the proviso following Article 5.5(D)(2)(e). Even though more than one Redetermination has been deferred in this manner, only one Redetermination may commence at the end of the period as a result of the deferral.

(E)                                 A Redetermination shall be effective as of the first Day of the second Calendar Month following the Calendar Month in which: (1) the Parties have unanimously approved Redetermination in writing or (2) the Expert has notified the Parties of its final decision regarding the Redetermination in accordance with the procedures set forth in Exhibit E (the “Redetermination Effective Date”). By virtue of approving the unitization of the Unit Interval in accordance with the terms of this Agreement, the Government thereby approves the results of subsequent Redeterminations conducted in accordance with the terms of this Agreement. The Redetermination Effective Date for a particular Redetermination or, if applicable, the date upon which the thirty (30) Day period following the Redetermination Call Date for such Redetermination ends without such Redetermination being called or the date upon which the Redetermination process ends pursuant to Section 4.6 of Exhibit E, shall be referred to as the “Redetermination End Date” with respect to each Redetermination or Redetelinination Call Date, as applicable.

(F)

(1)                                  In the case of (a) any automatic Redetermination under Article 5.5(D)(1) or 5.5(D)(3), or any Redetermination pursuant to Article 5.3(A), regardless of the final shift in Tract Participations, or (b) any Redetermination under Article 5.5(D)(2) referred to an Expert by the Unit Operating Committee pursuant to Section 4.5 of Exhibit E, regardless of the final shift in Tract Participations, (c) any Redetermination under Article 5.5(D)(2)(a), or (d) any other Redetermination conducted under Article 5.5(D)(2) that results in a shift of Tract Participations between the Tracts of one half of a percentage point (0.5%) or more out of one hundred percent (100%), the costs and expenses of Redetermination incurred and paid by the Unit Operator for the Unit Account (and not as a Party) and required under the terms of Exhibit F, including the Expert Costs, shall be charged to the Unit Account and borne by the Parties in accordance with their revised Paying Interests, and all other costs incurred by the Parties in connection with the Redetermination shall be borne by the Parties which incurred them.

(2)                                  In the case of a Redetermination conducted under Article 5.5(D)(2) that is not addressed under Article 5.5(F)(1), the Party or group of Parties which requested the Redetermination pursuant to Article 5.5(D) shall reimburse all direct costs incurred and paid by the other Parties to participate in that Redetermination and all direct costs incurred and paid by the Unit Operator for the Unit Account (and not as a Party) under the terms of Exhibits E and F, including the Expert Costs, plus interest on all such costs from the date of expenditure to the date of reimbursement at the Agreed Interest Rate, plus shall pay to the Unit Account for the sole benefit of the non-requesting Party or Parties, on a pro rata basis according to their respective Unit Interests, an amount equal the greater of (a) five million U.S. dollars ($5,000,000) or (b) ten (10) times the Expert Costs and, notwithstanding anything to the contrary in Article 5.5, the Tract Participations shall not be adjusted.

(3)                                  All costs reimbursable under this Article 5.5 shall be subject to audit by any of the Parties within the time period and in the manner established by the Unit Accounting Procedure for the audit of the Unit Account, and each Party agrees to allow the other Parties to audit its books and records related to any costs claimed by it under this Article.

(G)                                From the Redetermination Effective Date pursuant to this Article 5.5, the rights and obligations of the Parties under this Agreement shall be based upon their redetermined Tract Participations, revised Unit Interests and revised Paying Interests, and, except as provided in Article 5.3(D), adjustments shall be made as provided in Articles 5.6 and 5.7 as to costs incurred and revenues and credits received for the Unit Account, contributions to any fund for Decommissioning of Unit Facilities, and Unit Substances received, prior to the Redetermination Effective Date. As soon as practicable following the Redetermination Effective Date, Exhibit A hereto shall be revised as necessary to reflect the results of such Redetermination.

5.6          Adjustments to Contributions following Redetermination

(A)                              From, and including, the Redetermination Effective Date, all Unit Account expenditures shall be borne and paid by GNPC and each JOA Group in accordance with their revised Paying Interests and any revenues and credits (other than proceeds from the sale of Unit Substances) received for the Unit Account shall be allocated based upon GNPC’s or such JOA Group’s revised Paying Interests.

(B)                                With regard to Unit Account expenditures paid, and revenues and credits (other than proceeds from the sale of Unit Substances) received for the Unit Account prior to, but not including, the Redetermination Effective Date:

(1)                                  Following the Redetermination Effective Date, GNPC’s and each JOA Group’s shares of such Unit Account expenditures, and revenues and credits, shall be adjusted in accordance with the provisions of this Article 5.6(B).

(2)                                  Within fifteen (15) Days of the Redetermination Effective Date, the Unit Operator shall furnish each Party a statement showing:

(a)                                  GNPC’s and each JOA Group’s Monthly contributions to the Unit Account, less its Monthly receipts (other than proceeds from the sale of Unit Substances) from the Unit Account, for each Calendar Month up to but not including the Redetermination Effective Date;

(b)                                 GNPC’s and each JOA Group’s revised Paying Interest share of such Monthly contributions, less GNPC’s or the JOA Group’s revised Paying Interest share of such Monthly receipts, assuming the redetermined Tract Participations had always been in effect, but considering Paying Interests separately for each specified operation, so that GNPC is not required to bear a share of any Unit Account Costs with respect to any Unit Operation in excess of its Paying Interest;

(c)                                  the amount of GNPC’s and each JOA Group’s net overpayment or underpayment to the Unit Account for each Calendar Month, based upon the difference between its revised Paying Interest share of net contributions and its actual net contributions, as determined in accordance with Articles 5.6(B)(2)(a) and 5.6(B)(2)(b), and the aggregate amount owing by or owing to GNPC and each JOA Group. “Contributions” for purposes of this Article 5.6, shall include amounts deducted for the benefit of the Unit Account directly from the proceeds of a Party’s share of Unit Substances prior to receipt by that Party, whether as part of a financing of the Unit Facilities or otherwise. Where GNPC or either JOA Group has made a late contribution but paid interest on the amount owing from the date due to the date paid at the Agreed Interest Rate, such contribution shall be deemed to have been paid on the due date for all purposes of this Article 5.6 and the interest paid shall not be considered for purposes of this Article 5.6.

(3)                                  If GNPC or a JOA Group owes an aggregate underpayment, it shall pay that amount to the Unit Operator in accordance with Article 5.6(B)(4), and upon receipt of any such amounts the Unit Operator shall promptly pay the amounts owed to GNPC or the JOA Group that has made an aggregate overpayment in proportion to the aggregate overpayment by each. All payments under this Article shall be made in the same currency(ies) as the original contributions to which they relate.

(4)                                  If GNPC or a JOA Group owes any amount pursuant to Article 5.6(B)(2), GNPC or the Tract Operator acting on behalf of the JOA Group shall pay that amount by bearing its proportionate share (based upon the relative amounts owed by each such debtor) of sixty percent (60%) of the share of cash calls made by the Unit Operator in respect of Unit Account expenses during the twelve (12) Calendar Months following the Calendar Month of the Redetermination Effective Date (the “Redetermination Effective Month”) that would otherwise be borne by GNPC, to the extent GNPC is an overpaying Party or by the overpaying JOA Group with respect to their overpaying Paying Interests, until the earlier of (a) the last Business Day of the twelfth (12th) Calendar Month following the Redetermination Effective Month or (b) the entire amount owing has been paid in full.

If, following the last Business Day of the twelfth (12th) Calendar Month following the Redetermination Effective Month, GNPC or a JOA Group continues to owe an underpayment pursuant to Article 5.6(B)(2), GNPC or such JOA Group shall, commencing with the thirteenth (13th) Calendar Month following the Redetermination Effective Month, bear its proportionate share (based upon the relative amounts owed by each such debtor) of one hundred percent (100%) of the share of cash calls made by the Unit Operator in respect of Unit Account expenses that would otherwise be borne by GNPC, to the extent GNPC is an overpaying Party or by the overpaying JOA Group with respect to their overpaying Paying Interests until the entire amount owing has been paid in full. In the event that the entire amount owing by GNPC or either JOA Group has not been repaid by the second (2nd) anniversary of the Redetermination Effective Date, the remaining balance shall be due and payable on that anniversary. Until all such amounts have been paid in full, the Unit Operator shall provide each Party with a Monthly statement showing the balance owed by, or owed to, each Party as of the end of the prior Calendar Month. Such make-up payments are adjustments among the Parties for payments that have already been incurred by the overpaying Parties and therefore shall not be subject to taxation.

(5)                                  GNPC’s and each JOA Group’s actual and redetermined Monthly contributions to the Unit Account and receipts from the Unit Account, as described in Articles 5.6(B)(2)(a) and 5.6(B)(2)(b), shall, for purposes of this Article 5.6, be increased by an amount equal to the interest that would accrue on such contributions or receipts at the Agreed Interest Rate, calculated in each case from the last Day of the Calendar Month in which each such contribution or receipt was made up to the Redetermination Effective Date. This interest shall not be entered into the Unit Account, notwithstanding the terms of Article 5.6(C), nor considered in future Redeterminations.

(6)                                  Should GNPC or either JOA Group owing any amount pursuant to Article 5.6(B)(2) fail to pay that amount when due, no other Party shall be obligated to contribute the amounts in default under Article 10.2, but all other rights and remedies of the Parties under Article 10 of the Agreement shall apply with respect to such default.

(C)                                Upon GNPC’s or any JOA Group’s payment of amounts owing under Article 5.6(B), the Unit Account shall be adjusted to reflect that GNPC, as a paying Party, or such JOA Group paid its revised share of each such contribution and received its revised share of each such receipt as of the time of the original contribution or receipt. Upon GNPC’s or any JOA Group’s receipt of amounts owing under Article 5.6(B) the Unit Account shall be adjusted to reflect that GNPC, as a receiving Party, or such JOA Group paid only its revised share of each such contribution and received only its revised shares of each such receipt as of the time of the original contribution or receipt. Such adjustments shall apply for all purposes of this Agreement, including Article 4.2, provided that there shall be no retroactive adjustment of amounts payable to the Government under Article 4.3 but instead the payments made pursuant to this Article 5.6 shall be taken into account as increases in or reductions to the expenditures by GNPC or such JOA Group in the Calendar Year of payment.

5.7                               Adjustments to Entitlements following Redetermination

(A)                              From, and including, the Redetermination Effective Date, each Tract shall be allocated its redetermined Tract Participation share of Unit Substances, and the Unit Substances so allocated to the Tract to which the Parties in the applicable Contract Group are entitled under their Contract shall be allocated among those Parties in proportion to their Contract Group Interests.

(B)                                With regard to production from the Unit prior to, but not including, the Redetermination Effective Date:

(1)                                  No compensation shall be paid to any Party for past variations in the price of Unit Substances.

(2)                                  Following the Redetermination Effective Date, each Tract’s share of Unit Substances produced up to, but not including the effective date of Redetermination shall be adjusted in accordance with the provisions of this Article 5.7(B).

(3)                                  The Unit Operator shall within fifteen (15) Days of the Redetermination Effective Date furnish each Party and the Government with a statement showing:

(a)                                  the aggregate quantities of each type of Unit Substance allocated to each Tract, up to but not including the Redetermination Effective Date;

(b)                                 the quantities of each type of Unit Substance which each Tract would have been allocated, had the redetermined Tract Participations been in effect from the Date of Commencement of Commercial Production until the date prior to the Redetermination Effective Date;

(c)                                  the difference between (i) the quantity that each Tract whose Tract Participation has been adjusted upward was allocated and (ii) the quantity which such Tract would have been allocated, had the redetermined Tract Participations been in effect, as determined in accordance with Articles 5.7(B)(3)(a) and 5.7(B)(3)(b) (referred to as the “Adjustment Quantity” with respect to each type of Unit Substance sold separately);

(d)                                 the Government’s and each Party’s actual shares of Monthly production of each type of Unit Substance for each Calendar Month of production until the date prior to the Redetermination Effective Date and revised shares of Monthly production of each type of Unit Substance for each Calendar Month of production until the date prior to the Redetermination Effective Date, assuming the redetermined Tract Participations had been in effect from the Date of Commencement of Commercial Production;

(e)                                  the amount of the Government’s and each Party’s overproduction or underproduction of each type of Unit Substance, based upon the difference between its revised share of such type of Unit Substance, and the actual quantities it has produced, determined in accordance with Article 5.7(B)(3)(d) (where consisting of an overproduction, such Person’s “Adjustment Quantity Contribution” with respect to such type of Unit Substance); and

(f)                                    An estimate as to whether the remaining production of each type of Unit Substances will be sufficient to correct the aggregate production allocations of each Tract to its redetermined Tract Participation allocation over two (2) years under the respective Contracts, and, if the remaining production of a type of Unit Substance will be sufficient, the minimum percentage reallocation of the overproduced Tract’s share of that type of Unit Substance that is necessary under Article 5.7(B)(4) to permit full recovery of the Adjustment Quantity over the next two (2) years (the “Adjustment Percentage”).

(4)                                  Except to the extent insufficient quantities of any type of Unit Substances are being sold by any overproduced Party under Spot Contracts to permit the adjustments described in this Article 5.7(B)(4) without affecting the production dedicated to Long Term Contracts, such Party’s Adjustment Quantity Contribution with respect to that type of Unit Substances shall be subtracted from the relevant quantity of Unit Substances being sold by such Party under Spot Contracts which such Party would otherwise have been allocated, beginning from the first Day of the third Calendar Month following the Calendar Month of the Redetermination Effective Date (the “Adjustment Date”) and continuing onwards and shall be added to the quantity and type of Unit Substances, as applicable, which the Tract whose Tract Participation has been adjusted upward would otherwise be allocated, beginning from the Adjustment Date and continuing onwards, in each case in the manner described in the next sentence. Starting on the Adjustment Date the Tract whose Tract Participation is increased shall additionally receive the Adjustment Percentage of the production of each type of Unit Substance which each overproduced Party would otherwise be allocated with respect to the Tract with the decreased Tract Participation following the Adjustment Date, until such overproduced Party has returned its entire Adjustment Quantity Contribution for such type of Unit Substance. The share of the Adjustment Quantity for each type of Unit Substance to which the underproduced Contract Group is entitled under its Contract shall be allocated among the Parties in that Contract Group in proportion to the underproduced balance of each Party within the Contract Group.

(5)                                  Where quantities of any type of Unit Substance which are attributable to any overproduced Party that are being sold under Long Term Contracts must be used to recover such Party’s Adjustment Quantity Contribution at the rate specified in Article 5.7(B)(4), then subject to the terms of the applicable Long Term Contract, the Government and the Contract Group for the underproduced Tract shall be assigned a percentage of the rights that the overproduced Party holds in each applicable Long Term Contract sufficient to permit each of them to receive the full percentage of the redetermined production allocation of that type of Unit Substance to which they are entitled under Article 5.7(B)(4) and the applicable Contract. Such assignment shall be effective as of the Adjustment Date. Each Party (and, by approval of this Agreement, the Government) agrees that each Long Term Contract that it enters into with respect to the sale of Unit Substances shall contain language authorizing the assignment of interests to the Government and the Contract Group for the underproduced Tract contemplated herein without further approval. Each Party shall cooperate to obtain any approvals that are necessary or advisable, notwithstanding the preceding sentence, from any purchaser of Unit Substances and shall execute such instruments and take such actions as shall be reasonably required to accomplish such assignment (and, if applicable, novate the underproduced Contract Group and the Government into the Long Term Contract).

(6)                                  If (a) at the time of termination of this Agreement an Adjustment Quantity Contribution remains to be recovered from any Person or (b) an overproduced Party elects to withdraw pursuant to Article 15 prior to satisfying its entire Adjustment Quantity Contribution, then the overproduced Party (or, in the event of the termination of this Agreement, each overproduced Person) shall pay a cash settlement to the underproduced Contract Group and the Government, equal in aggregate to the current value of its remaining Adjustment Quantity Contribution with respect to each type of Unit Substances using the average weighted price for all sales of that type of Unit Substance by the Parties during the final three (3) Calendar Months of sales prior to such withdrawal or the termination of this Agreement.

(7)                                  Any additional allocation of production to a Party pursuant to this Article 5.7(B) is conditional upon the Party claiming production being current in its payments to the Unit Account. In the event an overproduced Person or Persons are to make a cash payment upon termination or withdrawal pursuant to Article 5.7(B)(6), each underproduced Person or Persons shall simultaneously pay to the overproduced Person or Persons required to make such cash payment the underproduced Person’s share(s) of any amount that remains owing pursuant to Article 5.6(B)(4).

(8)                                  The Unit Operator shall provide Monthly statements to all Parties and to the Government showing the remaining Adjustment Quantity and Adjustment Quantity Contributions for each type of Unit Substance as at the end of the prior Month.

(C)                                For the avoidance of doubt, expenditures for the Unit Account from the Redetermination Effective
Date until recovery of the Adjustment Quantity shall be borne and paid as set forth in Article 5.6(A), notwithstanding the fact that the underproduced Tract will have an allocation of Unit Substances in excess of its redetermined Tract Participation.

ARTICLE 6
NON-UNIT OPERATIONS, USE OF UNIT FACILITIES

6.1                               Right to Conduct

(A)                              Subject to the conditions under this Article 6 and the terms of its applicable Joint Operating Agreement, each Party or JOA Group has the right, at its own risk and expense, to conduct Non- Unit Operations within the portion of the Unit Area lying within the Tract or Tracts in which it holds an interest. Except as otherwise expressly provided in Article 6.7, all Non-Unit Operations shall be conducted on behalf of such Party or JOA Group by the Tract Operator for such Party’s or JOA Group’s Tract or by GNPC if GNPC so elects to conduct Non-Unit Operations pursuant to its right to conduct sole risk operations in accordance with Article 9 of the applicable Contract (or, if those Parties participating in the Non-Unit Operation so determine, by Anadarko, provided that the ability to conduct such operations is personal to Anadarko and may not be assigned).

(B)                                The conduct of Unit Operations shall always have precedence over the conduct of Non-Unit Operations. Each Non-Unit Operation shall be conducted in a manner that does not have a material adverse effect on Unit Operations.

6.2                               Conditions to Conduct

(A)                              A JOA Group or a Party wishing to conduct Non-Unit Operations must give the Parties and the Unit Operator not less than forty-five (45) Days prior notice of its intention to undertake such operations and provide the location, the nature of the works, the estimated commencement date and other pertinent information.

(B)                                No Non-Unit Operation (except use of Unit Facilities, which is governed by Article 6.5) may proceed without the approval of the Unit Operating Committee, except operations which GNPC may be entitled to conduct on a sole risk basis under Article 9 of either Contract. The Unit Operating Committee shall approve or reject any proposal to conduct Non-Unit Operations within thirty (30) Days of its submission to the Unit Operating Committee. The proposal shall be deemed approved unless Parties having sufficient votes to prevent a passmark vote under Article 8.9(A)(1) notify the Unit Operator and the other Parties within such thirty (30) Day period of their vote against the proposal. A Party may vote against a Non-Unit Operation only if, in its reasonable opinion, the Non-Unit Operations will cause a material adverse effect on Unit Operations. A Party’s vote against a Non-Unit Operation must specifically describe the material adverse effect or effects (which may include, by way of example and not limitation, the Non-Unit Operation’s failure to have a drilling and casing program that adequately protects the Unit Interval, physical conflict (surface or subsurface) between the proposed location of the Non-Unit Operation and the location of Unit Facilities, or the conduct of an unreasonably dangerous operation in the vicinity of Unit Operations) that form the basis for its disapproval. Unit Operating Committee approval shall likewise be required for any material deviation from the announced program for such Non- Unit Operation. In the event that the proposed Non-Unit Operation or material deviation from an approved Non-Unit Operation involves the use of a drilling rig or vessel that is standing by in the Unit Area or in a Contract Area specifically for the purpose of conducting such Non-Unit Operation, the foregoing provisions shall apply in respect of such approval, provided that the thirty (30) Day approval period provided in this Article 6.2(B) may be shortened to seventy two (72) hours at the request of the JOA Group or Party wishing to conduct the Non-Unit Operations.

(C)                                Non-Unit Operations shall be conducted under the provisions of the Contract and Joint Operating Agreement applicable to the JOA Group or Party conducting the Non-Unit Operations and shall be at the cost and risk of that JOA Group and/or Party.

(D)                               Non-Unit Operations must not be conducted, or must cease to be conducted, as the case may be, if the Unit Operator or the Unit Operating Committee determines that the Non-Unit Operations in question present an imminent threat of damage to the Unit Interval or an imminent threat of loss of life, injury, property damage or damage to the environment and so notifies the Party or JOA Group conducting such Non-Unit Operations. Such Non-Unit Operations may not be commenced or resumed until, and on such terms and conditions as, the Unit Operating Committee determines A Party may propose to commence or resume any Non-Unit Operation prevented or suspended as a result of a Unit Operator or a Unit Operating Committee determination under this Article by notice to all Parties, and the proposal shall be deemed approved by the Unit Operating Committee unless Parties having sufficient votes to prevent a passmark vote under Article 8.9(A)(1) notify the Unit Operator and the other Parties within thirty (30) Days from the date of receipt of such proposal of their vote against the commencement or resumption of such Non-Unit Operation. A Party may vote against commencement or resumption of such Non-Unit Operation only if, in its reasonable opinion, the Non-Unit Operation will continue to present an imminent threat of damage to the Unit Interval or an imminent threat of loss of life, injury, property damage or damage to the environment. A Party’s vote against commencement or resumption of such Non-Unit Operation must specifically describe the threat or threats that form the basis for its disapproval. In the event that the proposed commencement or resumption of a Non-Unit Operation involves the use of a drilling rig or vessel that is standing by in the Unit Area or in a Contract Area specifically for the purpose of conducting such Non-Unit Operation, the foregoing provisions shall apply in respect of such approval, provided that the thirty (30) Day approval period provided in this Article 6.2(D) may be shortened to seventy two (72) hours at the request of the JOA Group or Party wishing to conduct the Non-Unit Operations.

(E)                                 Any Non-Unit Operation that will penetrate the Unit Interval must be conducted with such precautions as are reasonably necessary to protect the Unit Interval. The JOA Group or Party conducting the Non-Unit Operation that will penetrate the Unit Interval shall include in its notice under Article 6.2(A) the following program:

(1)                                  The surface and bottomhole locations of the wellbore;

(2)                                  The well prognosis;

(3)                                  The proposed well and casing programs; and

(4)                                  A description of the method proposed for protecting the Unit Interval.

The JOA Group or Party shall also furnish any other information with respect to the Non-Unit Operations that is reasonably requested by the Unit Operator or the Unit Operating Committee. The JOA Group or Party shall provide a second notice to all Parties between seventy-two (72) and forty-eight (48) hours prior to spudding the well or commencing the wellbore operation. In the event of any proposed deviation from the announced program the JOA Group or Party shall promptly provide a notice to all Parties. No Non-Unit Well may be completed in the Unit Interval. For the avoidance of doubt, the Unit shall have no rights with respect to a Non-Unit Well that encounters Hydrocarbons in Pressure Communication with the Unit Interval except as provided in Article 6.8.

6.3                               Responsibility

The JOA Group or Party participating in Non-Unit Operations shall:

(A)                              Bear the entire cost and liability of conducting the Non-Unit Operation (without prejudice to any allocation of such cost and liability among such JOA Group or Parties under the terms of the applicable Joint Operating Agreement and any other agreements among some or all of them);

(B)                                Indemnify the non-participating Parties and the Unit Operator in its capacity as such from any and all costs and liabilities arising from or incurred incident to such Non-Unit Operation including damage to the Unit Interval, Consequential Loss and Environmental Loss, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence/Willful Misconduct, strict liability or other legal fault of any indemnitee; provided that, if the Non-Unit Operations have been conducted substantially in accordance with a program approved by the Unit Operating Committee under Article 6.2(E), such indemnity shall not extend to, and the JOA Group or Party conducting the Non-Unit Operations shall not be liable for, any damage inflicted on the subsurface, including the Unit Interval, or any Consequential Losses, such as deferral of production, resulting from such subsurface damage;

(C)                                Keep the Unit Area and Unit Facilities free and clear of all Encumbrances of every kind created by or arising from such Non-Unit Operation,

(D)                               Obtain all necessary consents from the Government and other Third Parties, make any necessary reports and returns to the Government and other Third Parties, and otherwise ensure compliance with the terms of the relevant Contract and Laws/Regulations in connection with Non-Unit Operations; and

(E)                                 Procure and maintain for such operation all insurance in the types and amounts required by the Contracts and the Laws/Regulations and such other insurance as may reasonably be required by the Unit Operating Committee, subject to the terms of Articles 7.7(G), (H) and (I), applied mutatis mutandis.

6.4                               Data

Subject to the Laws/Regulations and the terms of the relevant Contract, each JOA Group or Party shall have the right to use all information and data obtained by such JOA Group or Party from Non-Unit Operations, but data and information from Non-Unit Operations covering the Unit Area or relevant to the Unit Operations shall, subject to the Laws/Regulations and the terms of the applicable Contract and of the relevant data license, if any, be made available without undue delay to the Parties free of charge and on a confidential basis under an irrevocable, non-exclusive license that is transferable only to successor Parties under this Agreement. This license shall constitute part of the Unit Data. Access to any other data and information from Non-Unit Operations shall be subject to the mutual agreement of the relevant Parties.

6.5                               Use of Unit Facilities

(A)                              Subject to the provisions of this Article, Unit Facilities shall only be used for Unit Operations.

(B)                                Notwithstanding Article 6.5(A), the Unit Operating Committee may, subject to such Person’s complying with the provision of this Article 6, authorize a Party or a Third Party to use spare capacity in Unit Facilities consisting of facilities for production, processing or transportation of Hydrocarbons (excluding Unit Wells) or of unused land available at any shore base acquired for the Unit Account, on such terms and conditions as it determines provided that, in the case of proposed use by a Party or JOA Group as a Non-Unit Operation, no Party’s approval in the Unit Operating Committee vote shall be unreasonably withheld.

(C)                                The use of Unit Facilities may only be authorized under Article 6.5(B) if:

(1)                                  Such use does not cause a material adverse effect on Unit Operations in the opinion of the Unit Operating Committee;

(2)                                  Such use does not involve a breach of any relevant Laws/Regulations, either Contract or any Associated Agreement;

(3)                                  An appropriate fee (except to the extent already provided for in Article 6.5(F) or Article 6.5(G)) and other acceptable terms and conditions for such use are agreed between the Unit Operating Committee and the Party or a Third Party and the agreed fees are paid as and when due and credited to the Unit Account; and

(4)                                  Such use will not prevent the commingled production stream from meeting any minimum quality standards established by the Unit Operating Committee or by any contract for the sale of Unit Substances pursuant to which all Parties are sellers.

(D)                               Where Crude Oil or Natural Gas from multiple sources are commingled in the Unit Facilities, each owner of such commingled substances shall retain title to a share of the commingled substances equal to the share of each such substance that the quantity of such substance supplied to the Unit Facilities by such owner at the time in question (assuming that the first quantities in are the first quantities out) bears to the total quantity of the substance in the Unit Facilities at the time. In the event losses of Crude Oil or Natural Gas occur in the Unit Facilities:

(1)                                  Losses that occur as a result of a single identifiable event shall be attributed to each owner of the commingled substances in the ratio that such owner’s quantity of each substance in the Unit Facilities at the time the loss occurs (assuming the first quantities in are the first quantities out) bears to the total quantity of the substance in the Unit Facilities at the time the loss occurs.

(2)                                  All losses due to shrinkage, evaporation, interface losses, or otherwise that are not addressed in Article 6.5(D)(1) shall be attributed to each owner of each substance using the Unit Facilities in the ratio that such owner’s quantity of that substance passing through the Unit Facilities during the applicable Calendar Month bears to the total quantity of such substance passing through the Unit Facilities during the applicable Calendar Month.

(E)                                 Should any Party entitled to use capacity in the Unit Facilities pursuant to this Article 6.5 propose to introduce into the Unit Facilities at any time any Crude Oil or Natural Gas meeting the minimum standards for entry into the Unit Facilities but of a materially different quality than the Crude Oil or Natural Gas already utilizing the Unit Facilities, the Parties shall meet to discuss the desirability of establishing a quality adjustment procedure to provide each user with a share of each commingled substance having a value that is equal to the value of the Crude Oil or Natural Gas, as applicable, that was delivered by such user into the Unit Facilities (less losses as described in Article 6.5(D)).

(F)                                 Each Party using up to its Unit Interest share of total capacity for producing, processing or transporting Non-Unit Production shall pay to the Unit Account a Monthly amount equal to that portion of the Monthly cost of maintaining, operating and financing the Unit Facilities used by such Party that the capacity used by such Party (excluding its share of Unit Production) bears to the total capacity of such Unit Facilities used by all users during such Calendar Month, but without payment of any other fee under this Article 6.5. Otherwise, each Party using Unit Facilities for producing, processing or transporting Non-Unit Production pursuant to this Article 6.5 shall pay to the Unit Account Monthly throughout the period of use an arm’s-length fee based upon arm’s length Non-Affiliated Third Party charges for similar services in the vicinity of the Unit Area. If no such arm’s-length rates for such services are available, then the Party desiring to use Unit Facilities pursuant to this Article 6.5 shall pay to the Unit Account a Monthly fee equal to (a) that portion of the total cost of the Unit Facilities made available to such Party, plus the Unit Operator’s latest estimate of the Decommissioning Costs for such Unit Facilities as furnished to the Parties pursuant to Exhibit D, divided by the number of months of useful life established for such Unit Facilities under the tax law of the country of operations, that the capacity made available to such Party on a fee basis under this Article (whether or not actually used) bears to the total capacity of the Unit Facilities (which fee shall continue regardless of the number of months of use or whether the capital costs or Decommissioning Costs have previously been recovered in some other manner) plus (b) that portion of the Monthly cost of maintaining, operating and financing the Unit Facilities used by such Party that the capacity used by such Party on a fee basis under this Article 6.5 during such Calendar Month bears to the total capacity of such Unit Facilities used by all users during such Calendar Month.

(G)                                Each Party may use land available at any shore base, acquired for the Unit Account but not being used for Unit Operations or any other Non-Unit Operations being undertaken at that time, for purposes of Non-Unit Operations and shall pay to the Unit Account Monthly for the period of use an arm’s length rental payment based upon arm’s length Non-Affiliated Third Party charges for similar land rental in the vicinity of the shore base. If no such arm’s length rental rates for use of land in the vicinity of the shore base are available, and the Parties are unable to agree on the rental rate, any Party may by notice to the other Parties require that the decision on the arm’s length rental rate be referred to an Expert pursuant to Article 20.4.

6.6                               Expansion or Modification of Unit Facilities

Subject to any necessary approval under its Contract and the Laws/Regulations, and provided that safety and Unit Operations are not impaired, any JOA Group or Party may propose to modify or to expand the capacity of the existing Unit Facilities at its sole risk and expense. In this event, the JOA Group or Party shall present a proposal to the Unit Operating Committee for its consideration, containing at least the information required by Article 6.2(A), and such modification or expansion may not take place until the Unit Operating Committee has granted its approval, not to be unreasonably withheld. The terms of Articles 6.2(C), 6.2(D), and 6.3 shall apply to any such modification or expansion operation.

6.7                               Tie-in of Facilities

(A)                              Subject to any necessary approval under its Contract and the Laws/Regulations, and provided that safety is not impaired and there is no material adverse effect on Unit Operations, any JOA Group or Party entitled to use capacity in the Unit Facilities may propose to tie-in Non-Unit Facilities to the Unit Facilities. In this event, the JOA Group or Party shall present a proposal to the Unit Operating Committee for its consideration, containing at least the information required by Article 6.2(A), which proposal shall be deemed approved unless within thirty (30) Days of receipt of such proposal Parties having sufficient votes to prevent a passmark vote under Article 8.9(A)(1) notify the Unit Operator and the other Parties of their vote against the proposal. A Party may vote against a tie-in proposal only if, in its reasonable opinion, the tie-in proposal would impair safety of or have a material adverse effect on Unit Operations. A Party’s vote against a tie-in proposal must specifically describe the impairment or material adverse effect or effects that form the basis for its disapproval. The terms of Articles 6.2(C), 6.2(D), and 6.3 shall apply to any such tie-in operation.

(B)                                If production operations are already on-going under this Agreement, a Non-Unit Operation shall not lessen the production from the then existing Unit Wells and or the capacity used by such production in the Unit Facilities except for the period of time necessary to tie-in facilities that are part of the Non-Unit Operation. If, during the tie-in of Non-Unit Facilities with the existing Unit Facilities, the production of Hydrocarbons from other pre-existing operations is interrupted as a result, then the Parties to the Non-Unit Operation shall compensate the parties to such existing operations for such temporary deferral of production by paying a fee at a rate approved by the Unit

Operating Committee for each Day or fraction thereof in excess of one hour during which production of Hydrocarbons is interrupted.

(C)                                The Unit Operator shall conduct all tie-ins of Non-Unit Facilities to Unit Facilities. The Unit Operator, in conducting such tie-ins, shall bear no liability or cost of such Non-Unit Operations except as provided in Article 7.6, which shall apply, mutatis mutandis, to the Unit Operator’s conduct of such Non-Unit Operations.

(D)                               Principles, procedures and requirements regarding metering and sampling shall be established by the Unit Operating Committee. If the Parties to the Non-Unit Operations and the Unit Operating Committee cannot agree on the principles, procedures and requirements for metering and sampling within thirty (30) Days after the proposal for the tie-in was first submitted by the Parties to the Non-Unit Operation, the issues in dispute shall be referred to an Expert for resolution in accordance with the terms of Article 20.4.

(E)                                 The cost of decommissioning of facilities installed by the Parties participating in a Non-Unit Operation shall be borne by such Parties.

6.8                               Abandonment of Non-Unit Wells

If any JOA Group or Party desires to abandon permanently any Non-Unit Well that penetrates the Unit Interval, that JOA Group or Party will give notice thereof to the Unit Operator and the other Parties not later than (a) forty-eight (48) hours prior to such abandonment, in the case of a well with a rig on location or (b) thirty (30) Days prior to such abandonment, in all other cases, stating in the notice that the well is to be abandoned and offering it to the Unit on the terms set forth in this Article. The Unit shall have an option, to be exercised by notice to the abandoning JOA Group or Party on or before the end of the applicable period, to take over the Non-Unit Well for the Unit Account (in which event the well shall become a Unit Well) on the terms set forth in this Article. Any decision by the Unit to exercise the option shall be made by a vote of the Unit Operating Committee. If the Unit elects to take over the well, the Parties shall assume responsibility for the Unit Account for all costs of plugging and abandoning the well and shall indemnify and hold harmless the JOA Group or Party which previously held the well against all costs, expenses, liabilities and losses associated with such plugging and abandonment (except such JOA Group’s or Party’s Paying Interest shares of those costs, expenses, liabilities and losses). Except as provided in the immediately preceding sentence, the Parties shall not be required to make any payment or undertake any obligation in connection with such transfer. Any Non-Unit Well transferred to the Unit pursuant to this Article is transferred on an “as is” basis without warranties, express or implied, including warranties as to merchantability, fitness for a particular purpose, or conformity to models or samples of materials.

ARTICLE 7
UNIT OPERATOR

7.1                               Designation of Unit Operator and Technical Operator

Tullow is designated as Unit Operator and agrees to act as such in accordance with this Agreement. Kosmos is designated as the IPT Technical Operator and agrees to act as such in accordance with this Agreement. The Parties agree that additional Technical Operators may be appointed by a decision of the Unit Operating Committee from time to time, for the purposes designated in the instrument of appointment, subject to the terms and conditions of this Agreement and with the prior approval of the Minister and GNPC, such approval not to be unreasonably withheld or delayed.

7.2                               Rights and Duties of Unit Operator and Technical Operator

(A)

(1)                                  Subject to the terms and conditions of this Agreement, Unit Operator shall have exclusive charge of and responsibility for and shall conduct all Unit Operations, but excluding Technical Operations. Unit Operator may employ independent Subcontractors and agents (which independent Subcontractors and agents may include an Affiliate of Unit Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Unit Operations.

(2)                                  Subject to the terms and conditions of this Agreement, including Articles 9.3(A), 9.5 and 9.9, each Technical Operator shall have exclusive charge of and responsibility for and shall conduct all Technical Operations entrusted to it, including, in the case of IPT Technical Operator, IPT Technical Operations. Technical Operator may employ independent Subcontractors and agents (which independent Subcontractors and agents may include an Affiliate of Technical Operator, a Non-Operator, or an Affiliate of a Non- Operator) in such Technical Operations.

(B)                                In the conduct of Unit Operations Unit Operator and each Technical Operator shall, as applicable:

(1)                                  Perform Unit Operations in accordance with the provisions of all applicable Laws/Regulations, this Agreement, the Contracts, the Unit Development Plan, relevant Work Programs and Budgets and the decisions of the Unit Operating Committee not in conflict with this Agreement;

(2)                                  Conduct all Unit Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)                                  Exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)                                  Comply with the requirements of Article 20 of each Contract with respect to the acquisition of plant, equipment, services and supplies and with the requirements of Articles 21.2 and 21.3 of the WCTP Contract and Articles 21.3 and 21.4 of the DWT Contract with respect to the employment and secondment of Ghanaian and GNPC personnel;

(5)                                  Subject to Article 7.6 and the Unit Accounting Procedure, neither gain a profit nor suffer a loss as a result of being an Operator in its conduct of Unit Operations, provided that each Operator may rely upon Unit Operating Committee approval of specific accounting practices not in conflict with the Unit Accounting Procedure;

(6)                                  In the case of Unit Operator, perform the duties for the Unit Operating Committee set out in Article 8, and prepare and submit to the Unit Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 9;

(7)                                  In the case of Unit Operator, acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Unit Operations;

(8)                                  Upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Unit Operations with the right to observe all Unit Operations and to inspect all Unit Facilities and to conduct financial audits as provided in the Unit Accounting Procedure;

(9)                                  Timely pay and discharge all liabilities and expenses incurred in connection with Unit Operations and use its reasonable endeavors to keep and maintain the Unit Facilities free from all liens, charges and encumbrances arising out of Unit Operations;

(10)                            Carry out the obligations of Unit Operator or Technical Operator, as applicable, pursuant to this Agreement, including preparing and furnishing such reports, Work Programs and Budgets, AFEs, records and information as may be required;

(11)                            In the case of Unit Operator, have, in accordance with any decisions of the Unit Operating Committee, and subject to the rights and duties of the Tract Operators as described in Article 7.2(D)(11), the exclusive right and obligation to represent the Parties in all dealings with the Government, excluding any dealings with GNPC as a Unit Interest or Paying Interest owner, with respect to matters arising under this Agreement and Unit Operations. Unit Operator shall notify the other Parties as soon as possible of such meetings. Subject to the Agreement and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contracts or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12)                            In the case of Unit Operator, in conjunction with the Unit Operating Committee, collaborate with GNPC in accordance with the gas commercialization provisions of the Approved Phase 1 Development Plan;

(13)                            In case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, Subcontractor, or Third Party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to all other Parties the details of such event and any measures such Operator has taken or plans to take in response thereto;

(14)                            Establish and implement pursuant to Article 7.14 an HSE plan to govern Unit Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15)                            Include, to the extent practical, in its contracts with independent Subcontractors and to the extent lawful, provisions which:

(a)                                  establish that such Subcontractors can only enforce their contracts against the Unit Operator or Technical Operator, as applicable;

(b)                                 permit Unit Operator or Technical Operator, as applicable, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such Subcontractors; and

(c)                                  require such Subcontractors to take insurance required by Article 7.7(I).

(16)                            In the case of the Unit Operator and the IPT Technical Operator, jointly develop appropriate procedures for commissioning, transition and handover in respect of Unit

Facilities and reservoir development plans and reservoir management for each portion of the Unit Development Plan and jointly carry out acceptance and sign-off processes for Unit Facilities with Subcontractor entities;

(17)                            In the case of the Unit Operator and the IPT Technical Operator, respective representatives shall meet and jointly develop appropriate procedures for the smooth and timely transition of the reservoir development plan and the reservoir management plan for the first phase and each subsequent phase of the Unit Development Plan in the period prior to commencement of first production (and each subsequent commencement of first production) to ensure the Unit Operator is fully prepared to optimize the reservoir management plan to maximize commercial reserves recovery;

(18)                            In the case of Unit Operator, in conjunction with the Unit Operating Committee, supply the Tract Operators with all reports and information necessary for the Tract Operators to fulfill their reporting obligations under their respective Contracts;

(19)                            In the case of Unit Operator, allow the Government access to reports and information with respect to Unit Operations and to the Unit Area in accordance with the teems and conditions of the Contracts.

(C)                                Unit Operator has established the following work teams made up of employees, Secondees, Subcontractors, consultants and agents, performing the functions set forth below, as part of its conduct of Unit Operations:

(1)                                  Ghana operating team, having the following responsibility with respect to Unit Operations:

(a)                                  Drilling, testing and completion of Development Wells within the Unit Interval;

(b)                                 Logistics and local procurement;

(c)                                  Shore base operations;

(d)                                 Dispatch (marine and air);

(e)                                  Importation and customs;

(f)                                    Local permits, filings and liaison with GNPC regarding same;

(g)                                 Warehousing and supply yard;

(h)                                 Community relations and services;

(i)                                     Overall in-country shore base support of the development activities (including Unit Facilities installation);

(j)                                     Overall support of drilling and production activities; and

(k)                                  Providing services, on such terms as may be agreed by Unit Operator and the Tract Operator, as requested by either Tract Operator for drilling and other operations on such Tract Operator’s Contract Area but outside of the Unit Interval, with the costs of such services to be invoiced to such Tract Operator, provided that Unit Operator may decline to provide such services in the event that, acting reasonably, Unit Operator considers that to do so would have a material adverse effect on the Unit Interval or Unit Operations.

(2)                                  Production operations team, having the following responsibilities with respect to Unit Operations:

(a)                                  Production operations with respect to production of Unit Substances;

(b)                                 Unit Facilities operations and maintenance;

(c)                                  Scheduling offtake activities;

(d)                                 Production reporting to the Tract Operators;

(e)                                  Production forecasting; and

(f)                                    Planning and scheduling workovers and other remedial well operations.

(3)                                  A Technical Team of sub-surface and facilities personnel, having the following responsibilities with respect to Unit Operations:

(a)                                  Prior to commencement of first production from each phase under the Unit Development Plan, the transition and handover from the IPT Technical Operator in a controlled manner of the complete responsibility for the sub-surface technical studies and execution of the remaining Unit Development Plan work in each such phase; and

(b)                                 After each such handover, continued reservoir management, optimization and further planning and selection of infill well locations and workover requirements which may be additional and incremental to the Unit Development Plan and the Unit Facilities, and are in the immediate area developed by respective phases of the Unit Development Plan.

(4)                                  Gas commercialization team, having responsibility for gas commercialization activities including liaising with GNPC as envisaged by the Approved Phase 1 Development Plan.

(D)                               IPT Technical Operator is responsible for the functions set forth below (“IPT Technical Operations”) and has established an integrated project team (“IPT”), made up of employees, Secondees, Subcontractors, consultants and agents, to assist in the performance of IPT Technical Operations:

(1)                                  Evaluate and characterize the subsurface resource in the Unit Interval and develop the best depletion plan;

(2)                                  Planning and selection of locations of all development drilling within the Unit Interval up to the point of the start of transition from the IPT Technical Operator to the Unit Operator and then, jointly with the Unit Operator, during the transition until the completion of the handover of all sub-surface studies and operations to the Unit Operator (see Article 7.2(C)(3)) prior to commencement of first production;

(3)                                  Front end engineering and design work for the Unit Facilities (other than Unit Wells);

(4)                                  Propose amendments to the Unit Development Plan to the Unit Operator for submission to the Unit Operating Committee, including a Development Unit Work Program and Budget and proposed first production date for the additional phases of development covered by such amendment;

(5)                                  Detailed engineering and design work for the Unit Facilities;

(6)                                  Providing support to the Unit Operator in respect of gas commercialization activities to be carried out by the Contractor (as such term is defined in the Contract) under the Unit Development Plan (including supporting Unit Operator in its collaboration with GNPC in accordance with the Approved Phase 1 Development Plan);

(7)                                  Organize and conduct the procurement and tender processes for the Unit Facilities (including potentially some work on Unit Wells);

(8)                                  Manage the fabrication, inspection, testing, installation and commissioning of all Unit Facilities;

(9)                                  Coordinate with the Unit Operator all activities and interfaces between Unit Well drilling and above-ground Unit Facilities with respect to the activities in Articles 7.2(D)(7) and 7.2(D)(8);

(10)                            Provide all Unit Work Program and Budget and other operational data relating to its activities to the Unit Operator to enable Unit Operator to distribute such information to the Unit Operating Committee; and

(11)                            Review and provide recommendations with respect to the potential expansion of the Unit Area and/or the Unit Interval as a consequence of the possible existence of an accumulation of Hydrocarbons within either Contract Area that is outside of the Unit Interval but in Pressure Communication with the Unit Interval as anticipated in Article 5.3.

(E)                                 The Unit Operating Committee shall determine when each portion of the Approved Phase 1 Development Plan, and any subsequent amendments thereto, have been completed following installation, commissioning, testing and completion, transition and handover of the Unit Facilities for that portion of the Approved Phase 1 Development Plan, or subsequent amendments thereto.

(F)                                 Notwithstanding Article 7.2(B), each Tract Operator shall:

(1)                                  Pay to the Government for its respective joint account under its respective Joint Operating Agreement all periodic rentals, bonuses, taxes (excluding any measured by the income of the Parties), fees and other payments attributable to its Contract generally, and not specifically to Unit Operations;

(2)                                  Furnish to the Government in kind or pay to the Government in cash, as applicable, the Government’s royalty and share of Additional Oil Entitlements with respect to all production of Hydrocarbons from or attributable to its Contract, including Unit Substances allocated to that Tract;

(3)                                  Cause the satisfaction of any domestic marketing or Government sales obligation under its Contract;

(4)                                  Prepare and submit to the Government all budgets and work programs required by its Contract, including where applicable its Group’s proportionate part of any Unit Work Program and Budget approved under this Agreement;

(5)                                  Prepare and submit development plans (and, if authorized under this Agreement, plans of appraisal) with respect to operations under its Contract, including such plans with respect to Unit Operations as described in Article 9;

(6)                                  Make any other filings or submissions and perform any other activities that may be required under its Contract and that are not to be filed, submitted or performed by the Unit Operator pursuant to Article 7.2(B); and

(7)                                  Cooperate with and assist the other Tract Operator and the Unit Operator with any filings or submissions required under the other Contract or pursuant to this Agreement, subject to conforming with the approved operations and Work Programs and Budgets under this Agreement.

7.3                               Unit Operator and Technical Operator Personnel

(A)                              Unit Operator shall engage or retain only such employees, Secondees, Subcontractors, consultants and agents as are reasonably necessary to conduct Unit Operations (excluding Technical Operations). Technical Operators shall engage or retain only such employees, Secondees, Subcontractors, consultants and agents as are reasonably necessary to conduct Technical Operations. For the purposes of this Article 7.3, “Secondee” means an employee of a Non- Operator (or its Affiliate) who is seconded to Unit Operator or a Technical Operator, as applicable, to provide services under a secondment agreement to be entered into between Unit Operator or such Technical Operator, as applicable, and such Non-Operator substantially in the form of Exhibit R, Part 1; and “Secondment” means placement within Unit Operator’s or Technical Operator’s organization in accordance with this Article 7.3 of one or more persons who are employed by a Non-Operator or an Affiliate.

(B)                                Subject to the Contracts and this Agreement, (i) Unit Operator shall determine the number of employees, Secondees, Subcontractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) the compensation to be paid to all such persons in connection with Unit Operations (excluding Technical Operations); and (ii) each Technical Operator shall determine the number of employees, Secondees, Subcontractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) the compensation to be paid to all such persons in connection with Technical Operations performed by such Technical Operator.

(C)                                Each Authorized Seconding Party shall have the right, as set out herein, to nominate and second qualified personnel to fill certain positions in the organizations of Unit Operator and IPT Technical Operator which are of appropriate influence and seniority to reflect such Party’s position under this Agreement. In the event an Authorized Seconding Party, other than GNPC, Transfers more than fifty per cent (50%) of its entire Project Interest, or undergoes a change in Control (other than a change in Control of an Authorized Seconding Party to an Affiliate of such Authorized Seconding Party), then, only in respect of the first such assignment by, or change in Control of, such Authorized Seconding Party, its successor or assignee shall have the same rights to fill certain positions of appropriate influence and seniority in place of such Authorized Seconding Party provided that: (i) in the case of an assignment, the number of such positions shall be reduced pro rata to the assignee’s Unit Interest; (ii) such assignee shall not be entitled to assign such rights to any other person; and (iii) the assigning Authorized Seconding Party shall cease to be an Authorized Seconding Party. In each case, such positions shall be determined pursuant to Articles 7.3(D)(1) through (D)(11). Without limiting the generality of the foregoing:

(1)                                  Each Authorized Seconding Party shall have the right to nominate and second qualified personnel to fill initially the positions in the organizations of Unit Operator and IPT Technical Operator as set forth in Exhibit R, Part 2 (the “Initial Positions”); and

(2)                                  The individuals named by an Authorized Seconding Party and whose names are set forth in Exhibit R, Part 2 have been accepted and shall be seconded into the respective Initial Positions designated for such individuals in the organizations of Unit Operator and IPT Technical Operator as set forth in Exhibit R, Part 2. To the extent that individuals are not listed for an Initial Position in Exhibit R, Part 2, the applicable Authorized Seconding Party shall nominate for such Initial Position one or more proposed Secondees who such Authorized Seconding Party considers reasonably qualified to fulfill the designated purpose and scope of such Secondment, and the applicable Operator shall consider and approve or reject such nominee on the same basis as is described in Article 7.3(D)(7), and the process may be repeated, at the option of such Authorized Seconding Party, until such Initial Position is filled. Any Secondee in the Initial Positions may be terminated by the applicable Operator for cause as described in Article 7.3(D)(8); and

(3)                                  Upon a subsequent vacancy in respect of any Initial Position (whether through resignation, removal, withdrawal or otherwise), the individual to fill such vacancy (if any) shall be determined pursuant to Articles 7.3(D)(1) through (D)(11), provided that each Authorized Seconding Party shall have the right from time to time to propose a qualified secondee for a number of positions in the organizations of Unit Operator and IPT Technical Operator that are comparable in terms of influence and seniority to its respective Initial Positions.

(D)                               Except as provided in Article 7.3(C) with regard to the Initial Positions, no further Secondments may be implemented without the concurrence of the applicable Operator, in its discretion, except in the manner set out in Articles 7.3(D)(1) through (11) below.

(1)                                  Each Authorized Seconding Party may propose Secondment for a designated purpose related to Technical Operations or other Unit Operations. Any proposal for Secondment must include the:

(a)                                  designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)                                 duration of the Secondment;

(c)                                  number of Secondees and minimum expertise, qualifications and experience required;

(d)                                 work location and position within the applicable Operator’s organization of each Secondee; and

(e)                                  estimated costs of the Secondment.

(2)                                  In relation to a proposed Secondment meeting the requirements of Article 7.3(D)(1), (i) the applicable Operator shall as soon as reasonably practicable, approve (such approval to not be unreasonably withheld) or reject any Secondment proposed by an Authorized Seconding Party. Without prejudice to such Operator’s right to conduct Unit Operations (or Technical Operations, as applicable) in accordance with this Agreement and the Contracts, such Operator shall consider such Secondment proposal in light of the: (i) expertise and experience required for the relevant Unit Operations; (ii) expertise and experience of such Operator’s personnel; and (iii) potential benefits of such Secondment to the conduct of Unit Operations.

(3)                                  Any Party (other than an Authorized Seconding Party) may propose Secondment for a designated purpose related to Technical Operations or other Unit Operations. Any proposal for Secondment must include the:

(a)                                  designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)                                 duration of the Secondment;

(c)                                  number of Secondees and minimum expertise, qualifications and experience required;

(d)                                 work location and position within the applicable Operator’s organization of each Secondee; and

(e)                                  estimated costs of the Secondment.

The applicable Operator shall, as soon as reasonably practicable, approve or reject in its discretion any Secondment proposed by any such Party.

(4)                                  Any proposal for one or more Secondment positions approved by an Operator is subject to: (i) the Unit Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) the Authorized Seconding Parties continuing to make available to each Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

(5)                                  As to each approved and authorized Secondment position pursuant to Article 7.3(D)(2), the applicable Operator shall request the Authorized Seconding Parties to nominate, by a specified date, qualified personnel to be the Secondee for such position. Each Authorized Seconding Party has the right (but not the obligation) to nominate for each Secondment position one or more proposed Secondees who such Authorized Seconding Party considers reasonably qualified to fulfill the designated purpose and scope of such Secondment.

(6)                                  As to each approved and authorized Secondment position pursuant to Article 7.3(D)(3), the applicable Operator shall request the Parties to nominate, by a specified date, qualified personnel to be the Secondee for such position. Each Party has the right (but not the obligation) to nominate for each Secondment position one or more proposed Secondees who such Party considers reasonably qualified to fulfill the designated purpose and scope of such Secondment.

(7)                                  Following the deadline for submitting nominations, the applicable Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall select from the nominees the qualified nominee such Operator, in its discretion, deems best for the position, unless such Operator reasonably believes that no nominee is qualified to fulfill the designated purpose and scope of such Secondment and so reports to the Authorized  Seconding Parties or Parties, as applicable.

(8)                                  Each Operator shall have the right to terminate any Secondment for cause in accordance with the secondment agreement provided for under Article 7.3(E).

(9)                                  Upon a subsequent vacancy in respect of any Secondment other than an Initial Position, or a Secondment in lieu thereof pursuant to Article 7.3(C)(3), the Secondment shall terminate, subject to any Authorized Seconding Party’s, or Party’s, right to again propose a Secondment pursuant to this Article 7.3(D).

(10)                            Although each Secondee shall report to and be directed by Unit Operator or Technical Operator, as applicable, each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee. Each Secondee shall enter into a secondee agreement substantially in the form set forth in Exhibit R, Part 1, Attachment B.

(11)                            Notwithstanding the terms of this Article 7.3, the Parties agree that neither the Authorized Seconding Parties nor any of the other Parties shall have the right to propose Secondees for positions within the organizations of Unit Operator or a Technical Operator which: (i) are not full time Unit Operation positions (including the positions of Ghana Country Manager and Ghana Finance Manager for such Unit Operator or Technical Operator); or (ii) are the most senior full time position (such as asset manager) within the organization of Unit Operator or a Technical Operator with respect to carrying out Unit Operations, which positions shall be filled by such Operator.

(E)                                 Any Secondment under this Agreement shall be subject to the terms between Unit Operator or Technical Operator, as applicable, and the employer of the Secondee set forth in the secondment agreement provided for under Article 7.3(A). The terms of Articles 7.3(D)(8), 7.3(D)(10), 7.3(F) and 7.3(G) and the terms of any secondment agreement entered into pursuant to Article 7.3(A) or secondee agreement entered into pursuant to Article 7.3(D)(10) shall apply retroactively to January 1, 2008 with respect to any employee of a Non-Operator or its Affiliates who has been seconded to an Operator or its Affiliates prior to the Effective Date.

(F)                                 All costs related to Secondment and Secondees that are within a Unit Work Program and Budget related to such Secondment position shall be charged to the Unit Account.

(G)

(1)                                  Except as provided in Article 7.3(G)(2), neither the Non-Operator providing a Secondee to an Operator nor its Affiliates and their respective directors, officers and employees (collectively, the “Employer Indemnitees”) shall bear any damage, loss, cost, expense or liability (except as a Party to the extent of its Paying Interest share) resulting from the Secondee’s performance of (or failure to perform) its duties and functions, and the Employer Indemnitees are hereby released from liability to the other Parties for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence/Willful Misconduct, strict liability or other legal fault of any Employer Indemnitee. Except as set out in Article 7.3(G)(2), the Parties shall (in proportion to their Paying Interests) defend and indemnify the Employer Indemnitees from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any Person or any entity, which claims, demands or causes of action arise out of, are incident to or result from the Secondee’s performance of (or failure to perform) its duties and functions even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence/Willful Misconduct, strict liability or other legal fault of any Employer Indemnitee.

(2)                                  If any Secondee acting as a Senior Supervisory Personnel seconded to an Operator or its Affiliates engages in Gross Negligence/Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 7.6(A) or 7.6(B), then:

(a)                                  all such damages, losses, costs, expenses and liabilities shall be allocated to the Non-Operator providing such Secondee, in an equivalent manner and to the same extent liability for Gross Negligence/Willful Misconduct of Senior Supervisory Personnel is allocated to Unit Operator or any Technical Operator pursuant to the provisions of Article 7.6;

(b)                                 provided that, where such Gross Negligence/Willful Misconduct results from an action by such Secondee at the direction of Unit Operator or any Technical Operator, such Operator shall bear all such damages, losses, costs, expenses and liabilities in the manner and to the extent liability for Gross Negligence/Willful Misconduct of Senior Supervisory Personnel is allocated to Unit Operator or any Technical Operator pursuant to the provisions of Article 7.6, including Article 7.6(C).

(H)                               The Parties contemplate that, from time to time during the term of this Agreement, Anadarko may provide services, other than the services of individual Secondees, for the benefit of an Operator under the terms of a technical services agreement between such Operator and Anadarko (each a “Technical Services Agreement”) which shall be substantially in the form of Exhibit S.

7.4                               Information Supplied by Unit Operator

(A)                              Unit Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Unit Account) as they are currently produced or compiled from Unit Operations, in digital or electronic form where available:

(1)                                  Copies of all logs or surveys, including in digitally recorded format if such exists;

(2)                                  Daily drilling reports and Monthly production reports;

(3)                                  Monthly Production Forecasts;

(4)                                  Copies of all tests and core data and analysis reports;

(5)                                  Final well recap report;

(6)                                  Copies of plugging reports;

(7)                                  Copies of final geological and geophysical maps, seismic data and shot point location maps;

(8)                                  Engineering studies, development schedules and quarterly progress reports on development projects;

(9)                                  Field and well performance reports, including reservoir studies and reserve estimates;

(10)                            As requested by a Non-Operator, (i) copies of all material reports relating to Unit Operations or the Unit Area furnished by Unit Operator to the Government; and (ii) other material studies and reports relating to Unit Operations;

(11)                            Crude oil lifting reports under agreements provided for in Article 11.2 and gas balancing reports as provided for in Article 11.3;

(12)                            Copies of all reports supplied to a Tract Operator relating to Unit Operations;

(13)                            Such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Unit Operator’s administrative and technical personnel. Only Non-Operators who pay such costs will receive such additional information; and

(14)                            Other reports as directed by the Unit Operating Committee.

(B)                                Where information required to be provided by Unit Operator pursuant to Article 7.4(A) is generated by Technical Operations, including information described in Article 7.4(A)(8), the applicable Technical Operator shall provide such information to Unit Operator as it is currently produced or compiled from Technical Operations to enable Unit Operator to distribute such information to the Non-Operators.

(C)                                Unit Operator and each Technical Operator shall each give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 7.4(A)) acquired in the conduct of Unit Operations or Technical Operations, as applicable, which a Non-Operator may reasonably request. Any Non- Operator may make copies of such other data at its sole expense.

7.5                               Settlement of Claims and Lawsuits

(A)                              Each Technical Operator shall promptly notify Unit Operator of any and all claims and suits that primarily arise out of, are incident to or result from its Technical Operations. Unit Operator shall promptly notify the Parties of any and all material claims or suits that primarily arise out of, are incident to or result from Unit Operations (including Technical Operations). Unit Operator shall represent the Parties and defend or oppose any such claim or suit. Unit Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of five hundred thousand U.S. dollars (US$500,000) exclusive of legal fees. Unit Operator shall obtain the approval and direction of the Unit Operating Committee on amounts in excess of the above-stated amount. Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits. Any material claims or suits that primarily arise out of, are incident to or result from Tract Operations shall be dealt with according to the applicable Joint Operating Agreement, and any material disputes between the Government and/or GNPC and those Persons who from time to time constitute the “Contractor” or the equivalent under either Contract shall be dealt with in accordance with Article 24 of the applicable Contract or, where so provided in the Acknowledgment, pursuant to Article 1.10 of the Acknowledgment.

(B)                                Any Non-Operator shall promptly notify the other Parties of any claim made or suit filed against such Non-Operator by a Non-Affiliated Third Party that primarily arises out of, is incident to or results from the Unit Operations (including each Technical Operator for this purpose except with respect to claims or suits that primarily arise out of, are incident to or result from its Technical Operations), and such Non-Operator shall defend or settle the same in accordance with any directions given by the Unit Operating Committee. Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Unit Operations shall be for the Unit Account. If any material claims or suits primarily arise out of, are incident to or result from Tract Operations the Non-Operator shall promptly notify the other parties to the Tract and such claims or suits shall be dealt with according to the applicable Joint Operating Agreement.

(C)                                Notwithstanding Article 7.5(A) and Article 7.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 7.5(A) and Article 7.5(B), at its sole cost and expense; provided always that no Party may settle its Paying Interest share of any claim without first satisfying the Unit Operating Committee that it can do so without prejudicing the interests of the Unit Operations.

7.6                               Limitation on Liability of Unit Operator and Technical Operator

(A)                              Except as set out in Article 7.6(C), neither Unit Operator nor any Technical Operator (nor any other Party, to the extent it performed the duties of Unit Operator or IPT Technical Operator between January 1, 2008 and the Effective Date) nor any other Indemnitee shall bear (except as a Party to the extent of its Paying Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Unit Operator or Technical Operator, as applicable, and the Indemnitees are hereby released from liability to Non- Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence/Willful Misconduct, strict liability or other legal fault of Unit Operator or Technical Operator (or any such Indemnitee).

(B)                                Except as set out in Article 7.6(C), the Parties shall (in proportion to their Paying Interests) defend and indemnify Unit Operator and its Affiliates, and their respective directors, officers, and employees (and any other Party and its Affiliates, and their respective directors, officers, and employees, to the extent they performed the duties of Unit Operator between January 1, 2008 and the Effective Date) (collectively, the “Unit Operator Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any Person or entity, which claims, demands or causes of action arise out of, are incident to or result from Unit Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence/Willful Misconduct, strict liability or other legal fault of Unit Operator (or any such Indemnitee). Except as set out in Article 7.6(C), the Parties shall (in proportion to their Paying Interests) defend and indemnify each Technical Operator and its Affiliates, and their respective directors, officers, and employees (and any other Party and its Affiliates, and their respective directors, officers, and employees, to the extent it performed the duties of IPT Technical Operator between January 1, 2008 and the Effective Date) (collectively, the “Technical Operator Indemnitees” and, together with the Unit Operator Indemnitees, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any Person or entity, which claims, demands or causes of action arise out of, are incident to or result from Technical Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), Gross Negligence/Willful Misconduct, strict liability or other legal fault of Technical Operator (or any such Indemnitee).

(C)                                Notwithstanding Articles 7.6(A) or 7.6(B), if any Senior Supervisory Personnel of Unit Operator or any Technical Operator (or of any other Party to the extent that any of its directors, officers and employees acted as Senior Supervisory Personnel prior to the Effective Date) (as applicable) or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 7.6(A) or 7.6(B), including by virtue of directions to a Secondee in the circumstances described in Article 7.3(G)(2)(b), then Unit Operator or such Technical Operator (or other Party), as applicable, shall bear all such damages, losses, costs, expenses and liabilities. Notwithstanding the foregoing, under no circumstances shall Unit Operator or any Technical Operator (or other Party) (except as a Party to the extent of its Paying Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss without prejudice to the obligations of the Parties collectively under Article 17.5 of each Contract.

(D)                               Nothing in this Article 7.6 shall be deemed to relieve Unit Operator or any Technical Operator (or other Party) from its Paying Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Unit Operations.

(E)                                 The Parties recognize that each of Unit Operator and each Technical Operator is also a Party, and may also be a Tract Operator, and shall be free to pursue its own interests as a Party (and, if applicable, Tract Operator), including through the Unit Operating Committee under Article 8 and as part of each Redetermination process under Article 5. The Parties hereby release:

(1)                                  The Unit Operator, in its capacity as Unit Operator, from liability to Non-Operators for any and all claims of conflict of interest or breach of duty, arising out of, incident to or resulting from its actions in its capacity as a Party or as Tract Operator, and

(2)                                  Each Technical Operator, in its capacity as Technical Operator, from liability to Non-Operators for any and all claims of conflict of interest or breach of duty, arising out of, incident to or resulting from its actions in its capacity as a Party or as Tract Operator, in the case of clauses (1) and (2) even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of such Operator; provided that, for the avoidance of doubt, nothing in this Article 7.6(E) shall be deemed to relieve an Operator when acting as Tract Operator from its obligations and liabilities under the applicable Joint Operating Agreement.

(F)                                 The Unit Operator, in its role as such, shall bear no liability or cost of conducting Non-Unit Operations on behalf of any Party except as provided in this Article 7.6 which shall apply, mutatis mutandis, to the Unit Operator’s conduct of Non-Unit Operations.

7.7                                 Insurance Obtained by Unit Operator

(A)                              Unit Operator shall procure and maintain for the Unit Account all insurance in the types and amounts required by either Contract and/or this Agreement or the Laws/Regulations in respect of the Unit Operations.

(B)                                Unit Operator shall procure and maintain any further insurance as the Unit Operating Committee may from time to time require and at competitive rates. In procuring such insurance the Unit Operator shall comply with the Contract and Laws/Regulations and, without prejudice to the generality of the foregoing, shall comply with the provisions relating to contracting with an offshore insurer set out in sections 37 and 38 of the Ghana Insurance Act 2006 (Act 724) as then in effect.

(C)                                Subject to the Contract and Laws/Regulations including, for the avoidance of doubt, the Ghana Insurance Act 2006 (Act 724), as may be amended from time to time, and to Article 7.7(E), each Party will be provided the opportunity to underwrite any or all of the insurance (excluding the contractor’s all risk (“CAR”)) to be procured by Unit Operator under Articles 7.7(A) and 7.7(B) through reinsurance policies to such Party’s Affiliate insurance company; provided that:

(1)                                  the direct insurance in such case is through a Ghanaian registered insurance company;

(2)                                  such Party’s Affiliate insurance company is licensed and regulated as an insurer under the laws of its country of domicile applicable to it and has (and maintains) a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency; and

(3)                                  such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D)                               Subject to the Contract and the Laws/Regulations including, for the avoidance of doubt, the Ghana Insurance Act 2006 (Act 724), as may be amended from time to time, and to Articles 7.7(E) and 7.7(F), any Party may elect not to participate in some or all of the liability and property insurance (excluding the CAR) to be procured by Unit Operator under Articles 7.7(A) and 7.7(B) provided such Party:

(1)                                  gives prompt written notice to that effect to Unit Operator;

(2)                                  does nothing which may interfere with Unit Operator’s negotiations for such insurance for the other Parties;

(3)                                  obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) which fully covers its Unit Interest share of the risks that would be covered by the insurance to be procured under Article 7.7(A) or 7.7(B) issued by:

(a)                                  an insurer, either as a direct insurer or as a reinsurer to a Party’s Affiliate insurance company, having (and maintaining) a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency; or

(b)                                 an insurer that is a Ghanaian registered insurance company and then reinsured with such Party’s Affiliate insurance company, provided that such Party’s Affiliate insurance company is licensed and regulated as an insurer under the laws of its country of domicile applicable to it and has (and maintains) a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency; and

(4)                                  obtains insurance that:

(a)                                  contains a waiver of subrogation in favor of all the other Parties, the Unit Operator and their insurers but only to the extent of those liabilities assumed by such Party under this Agreement;

(b)                                 provides that thirty (30) Days written notice be given to Unit Operator prior to any material change in, or cancellation of, such insurance policy;

(c)                                  is primary to, and receives no contribution from, any other insurance maintained by or on behalf of, or benefiting Unit Operator or the other Parties; and

(d)                                 contains adequate territorial extensions and coverage in the location of the Unit Operations.

(E)                                 With respect to all of the insurance to be procured by Unit Operator under Articles 7.7(A) and 7.7(B) (excluding the CAR), in the event that a Party elects:

(1)                                  not to participate in some or all of the insurance to be procured by Unit Operator under Articles 7.7(A) and 7.7(B); and

(2)                                  to cover its Unit Interest share of the risks in accordance with the provisions of Article 7.7(C) or Article 7.7(D)(3)(b) by reinsuring through its Affiliate insurance company;

then the aggregate maximum amount of insurance to be procured under Articles 7.7(A) and 7.7(B) in which such Party may elect to either underwrite or not to participate, and to reinsure through such Party’s Affiliate insurance company in accordance with Article 7.7(C) and Article 7.7(D)(3)(b), excluding the amount of reinsurance through such Party’s Affiliate insurance company that is further reinsured with an insurer that satisfies the minimum rating requirements of Article 7.7(D)(3)(a); shall be one hundred million U.S. dollars ($100,000,000) net for such Party’s interest; provided that such Party’s Affiliate or its ultimate publicly traded parent company (or, if there is no publicly traded parent company, the highest parent company Controlling the Party) shall be required:

(a)                                  to maintain a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency; and

(b)                                 to provide a guarantee under an unconditional guarantee of payment in form reasonably acceptable to the Unit Operating Committee with respect to the amount of reinsurance issued by such Party’s Affiliate insurance company that is not further insured with an insurer that satisfies the minimum rating requirements of Article 7.7(D)(3)(a).

(F)                                 To the extent that another insurance company provides insurance to a Party’s Affiliate insurance company to satisfy the obligations set out in Article 7.7(D)(3)(a), such entity shall be required to maintain a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency.

In the event that the insurance company fails to maintain a credit rating satisfying such requirements, such Party shall immediately notify the Unit Operator and, within thirty (30) Days of such notification, such Party shall either:

(1)                                  provide notice that it will participate in the insurance to be procured by Unit Operator under Article 7.7(A) or 7.7(B) in satisfaction of its Unit Interest share of the risks, in which event Unit Operator shall issue a cash call to such Party for its Paying Interest share of the cost of such insurance payable by such Party in accordance with the terms of this Agreement; or

(2)                                  procure the insurance to be procured by Unit Operator under Article 7.7(A) or 7.7(B) in satisfaction of its Unit Interest share of the risks from an insurer with a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency;

failing which such Party shall be deemed to be in default of its obligations under this Agreement.

(G)                                The cost of insurance in which all the Parties are participating shall be for the Unit Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Paying Interests.

(H)                               Unit Operator shall, with respect to all insurance obtained for the Unit Account under this Article 7.7:

(1)                                  procure such insurance (or reinsurance of such insurance) from an insurer having (and maintaining) a credit rating of at least “A-” by Standard & Poor’s or A.M. Best or “A3” by Moody’s, or in the event no such entity is issuing credit ratings for long-term unsecured debt, the equivalent rating by a comparable international credit rating agency;

(2)                                  use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract and the Laws/Regulations;

(3)                                  promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(4)                                  arrange for the participating Parties, according to their respective Unit Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(5)                                  use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(6)                                  duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Paying Interests.

(I)                                    Unit Operator shall use its reasonable endeavors to require all Subcontractors performing work with respect to Unit Operations (and Technical Operator, to the extent it is negotiating contracts for Technical Operations, shall use its reasonable endeavors to require all Subcontractors performing work with respect to Technical Operations) to:

(1)                                  obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws/Regulations or any decision of the Unit Operating Committee;

(2)                                  name the Parties as additional insureds on the Subcontractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operators, Non- Operators and their insurers; and

(3)                                  provide Unit Operator (and, in the case of Technical Operations, the applicable Technical Operator) with certificates reflecting such insurance prior to the commencement of their services;

Provided that, in the event the Unit Operator is unable to obtain agreement from a Subcontractor to obtain any insurance referred to in Article 7.7(I)(1) then the Unit Operator shall obtain appropriate alternative insurance for the Unit Account as required by the Contract and the Laws/Regulations; and, in the case of further insurance required by any decision of the Unit Operating Committee, shall obtain such insurance to the extent available and subject to Article 7.7(B).

7.8                               Commingling of Funds

Unit Operator may not commingle with Unit Operator’s own funds the monies which Unit Operator receives from or for the Unit Account pursuant to this Agreement.

7.9                              Resignation of Unit Operator or Technical Operator

Subject to Article 7.13, (i) Unit Operator may resign as Unit Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation; and (ii) any Technical Operator may resign as Technical Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

7.10                        Termination of IPT Technical Operatorship

The IPT Technical Operator position shall terminate, and IPT Technical Operator shall automatically be deemed to have resigned, upon completion of the installation of all production facilities required for full field development of the Unit Interval under the Unit Development Plan as determined by the Unit Operating Committee pursuant to Article 7.2(E).

7.11                        Assignment of the Unit Operatorship or Technical Operatorship to an Affiliate

No Operator may assign its rights or obligations as Operator except that either Operator may assign all (but not part) of its rights and obligations as Operator to one of its Affiliates, subject to the prior written consent of the Minister and GNPC, such consent not to be unreasonably withheld or delayed, and to the following conditions and provisions:

(A)                              Either (i) such Affiliate shall possess sufficient technical competence and financial resources to perform the duties of the Unit Operator or Technical Operator, as applicable, or (ii) the assigning Operator or another Affiliate possessing such technical competence and financial resources shall have agreed in writing for the benefit of the other Parties that it shall be responsible, and remain responsible, for the assignee’s performance of such duties;

(B)                                Such Affiliate shall have entered into a written instrument whereby it accepts and assumes all of the obligations of the Unit Operator or Technical Operator, as applicable, and is granted all of the rights of such Operator; and

(C)                                If the Affiliate should cease to be the Affiliate of the assigning Operator, then, notwithstanding Article 7.13, the Affiliate shall be removed as the Unit Operator or Technical Operator, as applicable, and the rights and obligations of such Operator shall be reassigned by the assignee to the former Operator or another Party that is an Affiliate of the Bonner Operator; and

(D)                               Without prejudice to the right to remove an Operator under Article 7.12(C), if the former Operator and all of its Affiliates cease to own any Unit Interest, the Affiliate shall be deemed to have resigned pursuant to Article 7.9.

7.12                        Removal of Unit Operator or Technical Operator

(A)                              Subject to Article 7.13, Unit Operator or Technical Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)                                  Such Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)                                  An order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of such Operator;

(3)                                  A receiver is appointed for a substantial part of such Operator’s assets; or

(4)                                  Such Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)                                Subject to Article 7.13, an Operator may be removed:

(1)                                  By the decision of the Non-Operators if such Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from the Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of the Non-Operators to give notice of breach to an Operator or to remove an Operator under this Article 7.12(B)(1)

shall be made by an affirmative vote of two (2) or more Non-Operators which are not Affiliates holding a combined Unit Interest of at least sixty-six percent (66%) of the Unit Interest held by all of the Non-Operators (after excluding Affiliates of such Operator); or

(2)                                  If such Operator has repeatedly committed breaches of this Agreement (without regard to whether any or all of such repeated breaches (a) are similar or not, (b) are material or not or (c) were cured or not) over the course of a period of six (6) consecutive months from the date of receipt by such Operator of notice of the first such repeated breach, in a manner that demonstrates a course of conduct that would not reasonably and ordinarily be expected from a Reasonably Prudent Operator, taking into account for this purpose efforts by the Unit Operator to cure such breaches, and such Operator was notified in writing of each such breach by a Non-Operator, by the affirmative vote of three (3) or more of the total number of Non-Operators which are not Affiliates holding combined Unit Interests of at least eighty percent (80%) of the Unit Interests held by all of the Non- Operators (after excluding Affiliates of the affected Operator). If at any relevant time there are fewer than four (4) Parties to this Agreement, then the number of Non- Operators stipulated in this Article 7.12(B)(2) shall be two (2). A “Reasonably Prudent Operator” for purposes of this Article 7.12(B)(2) means an operator seeking in good faith to perform its contractual obligations and, in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions and complying with applicable law, provided, however, if such Operator disputes: (i) such alleged commission of or failure to cure a material breach, in the case of Article 7.12(B)(1), or (ii) such alleged commission of repeated breaches, in the case of Article 7.12(B)(2), and dispute resolution proceedings are initiated pursuant to Article 20.3 in relation to such breach or breaches, then such Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 10 with respect to such Operator’s breach of its payment obligations.

(C)                                If an Operator together with any Affiliates of such Operator becomes the holder of a Unit Interest of less than twenty percent (20%), then such Operator shall promptly notify the other Parties of such event. The Unit Operating Committee shall then vote within thirty (30) Days of such notification (or, if no such notification is provided by such Operator, within thirty (30) Days of any Party’s notification to the other Parties of such event) whether or not to remove such Operator under this Article 7.12(C). An affirmative vote of two (2) or more of the total number of Non- Operators holding a combined Unit Interest of at least sixty six percent (66%) of the Unit Interest held by all of such Non-Operators (after excluding Affiliates of such Operator), shall be required to remove an Operator under this Article. This Article 7.12(C) shall not apply where the IPT Technical Operator position has not yet terminated pursuant to Article 7.10 and Tullow, Kosmos or Anadarko, or any of their respective Affiliates, but not any other successor-in-interest, is serving as the applicable Operator.

(D)                               If prior to the termination of the IPT Technical Operator position pursuant to Article 7.10:

(1)                                  Tullow, Kosmos or Anadarko, or any of their respective Affiliates, but not any other successor-in-interest, is serving as the IPT Technical Operator; and either

(a)                                  There is a direct or indirect change in Control of the IPT Technical Operator (other than a change in Control of IPT Technical Operator to an Affiliate of IPT Technical Operator); or

(b)                                 The IPT Technical Operator and/or any of its Affiliates Transfers a portion of its Unit Interest (other than a Transfer to an Affiliate of IPT Technical Operator or to GNPC as required by a Contract or Contracts) which results, at the date of completion of such Transfer, in the IPT Technical Operator together with its Affiliates holding a Unit Interest which is less than the Unit Interest at such date held by any of Tullow, Kosmos or Anadarko, together with its Affiliates, other than the Unit Interest held by any of them which serves as Unit Operator, then IPT Technical Operator shall promptly notify the other Parties of such events. Within thirty (30) Days of such notification (or, if no such notification is provided by IPT Technical Operator, within thirty (30) Days of notification by Tullow, Kosmos or Anadarko, or any of their respective Affiliates, to the other Parties of such events), any of Tullow, Kosmos or Anadarko, or any of their respective Affiliates, may remove the IPT Technical Operator by serving written notice of removal to all Parties, in which event a successor IPT Technical Operator shall be appointed in accordance with Article 7.13(D). The right to remove the IPT Technical Operator under this Article 7.12(D) is personal to each of Kosmos, Anadarko and Tullow and may not be assigned, except by Kosmos, Anadarko or Tullow to any of its Affiliates, in each case, together with an assignment of a Unit Interest to such Affiliate. Except as provided in Article 7.9 or this Article 7.12, a Party serving as IPT Technical Operator shall remain IPT Technical Operator following a direct or indirect change in Control or a Transfer of a portion of its or any of its Affiliates Unit Interest.

(E)                                 If prior to the termination of the IPT Technical Operator position pursuant to Article 7.10:

(1)                                  Tullow, Kosmos or Anadarko, or any of their respective Affiliates, but not any other successor-in interest, is serving as Unit Operator; and either

(a)                                  There is a direct or indirect change in Control of Unit Operator (other than a change in Control of Unit Operator to an Affiliate of Unit Operator); or

(b)                                 The Unit Operator and/or any of its Affiliates Transfers a portion of its Unit Interest (other than a Transfer to an Affiliate of Unit Operator or to GNPC as required by a Contract or Contracts) which results, at the date of completion of such Transfer, in the Unit Operator together with its Affiliates holding a Unit Interest which is less than the Unit Interest at such date held by any of Tullow, Kosmos or Anadarko together with its Affiliates, then the Unit Operator shall promptly notify the other Parties of such events. Within thirty (30) Days of such notification (or, if no such notification is provided by Unit Operator, within thirty (30) Days of notification by Tullow, Kosmos or Anadarko, or any of their respective Affiliates, to the other Parties of such events), any of Tullow, Kosmos or Anadarko, or any of their respective Affiliates, may remove the Unit Operator by serving written notice of removal to all Parties, in which event a successor Unit Operator shall be appointed in accordance with Article 7.13(D). The right to remove the Unit Operator under this Article 7.12(E) is personal to Tullow, Kosmos and Anadarko and may not be assigned, except by Tullow, Kosmos or Anadarko to any of its Affiliates, in each case, together with an assignment of a Unit Interest to such Affiliate. Except as provided in Article 7.9 or this Article 7.12, a Party serving as Unit Operator shall remain Unit Operator following a direct or indirect change in Control or a Transfer of a portion of its or any of its Affiliates Unit Interest.

(F)                                 For the avoidance of doubt, a reduction of the Unit Interest of an Operator or an Affiliate of an Operator as a result of a Redetermination shall not constitute a Transfer for the purposes of this Agreement, including for the purposes of Article 7.12(D) or Article 7.12(E).

(G)                                Notwithstanding the terms of Article 7.12(C), if, prior to the termination of the IPT Technical Operator position pursuant to Article 7.10:

(1)                                  Tullow, Kosmos or Anadarko, or any of their respective Affiliates, but not any other successor-in interest, is serving as an Operator; and either

(a)                                  The Unit Operator Transfers all of its Unit Interest (other than a Transfer to an Affiliate of Unit Operator); or

(b)                                 The IPT Technical Operator Transfers all of its Unit Interest (other than a Transfer to an Affiliate of IPT Technical Operator),

then such Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under Article 14, in which event a successor Operator shall be appointed in accordance with Article 7.13(D).

(H)                               Notwithstanding the terms of Article 7.12(C), if,

(1)                                  A Party serving as Operator Transfers all of its Unit Interest (other than a Transfer to an Affiliate of such Operator); and either

(a)                                  Prior to the termination of the IPT Technical Operator position pursuant to Article 7.10, a Party other than Tullow, Kosmos or Anadarko, or any of their respective Affiliates, is serving as an Operator and Transfers all of its Unit Interest (other than a Transfer to an Affiliate of such Operator); or

(b)                                 After termination of the IPT Technical Operator position pursuant to Article 7.10 a Party serving as Operator Transfers all of its Unit Interest (other than a Transfer to an Affiliate of such Operator), then such Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under Article 14, in which event a successor Operator shall be appointed in accordance with Articles 7.13(A) and 7.13(B).

7.13                        Appointment of Successor

When a change of Operator occurs pursuant to Article 7.9 or Article 7.12:

(A)                              Unit Operator shall fulfill the role of any Technical Operator following any resignation or removal of such Technical Operator unless and until a successor Technical Operator is appointed pursuant to the provisions of this Article 7.13.

(B)                                Except as provided in Article 7.12(D), Article 7.12(E) and Article 7.12(G), the Unit Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 8.9. No Party may be appointed as a successor Operator against its will.

(C)                                If any Operator is removed, neither such Operator nor any Affiliate of such Operator shall be considered as a candidate for the successor Operator provided that: (a) any Operator removed under Article 7.12(C) or any Affiliate of such Operator; and (b) any Operator which is removed under Article 7.12(D), Article 7.12(E) or Article 7.12(G), or any Affiliate of such Operator or any transferee (pursuant to Article 14), may be considered as a candidate for the successor Operator.

(D)                               In the case of removal or deemed resignation of:

(1)                                  the Unit Operator under Article 7.12(E) or Article 7.12(G), within sixty (60) Days of such removal or deemed resignation, Tullow, Kosmos and Anadarko (other than the Party which is the current Unit Operator) shall determine, by agreement solely between them, which of them should fill the open Unit Operator position; and

(2)                                  the IPT Technical Operator under Article 7.12(D) or Article 7.12(G), within sixty (60) Days of such removal or deemed resignation, Tullow, Kosmos and Anadarko (other than the Party which is the current IPT Technical Operator) shall determine, by agreement solely between them, which of them should fill the open IPT Technical Operator position; provided that if Anadarko is not the affected IPT Technical Operator, Anadarko shall fill the open IPT Technical Operator position and provided further that the right to succeed the IPT Technical Operator is personal to Anadarko and may not be assigned, except to an Affiliate of Anadarko together with an assignment of a Unit Interest by Anadarko to such Affiliate. In the event that Anadarko is the affected IPT Technical Operator and the applicable Parties cannot agree within such period, the successor IPT Technical Operator shall be determined by the affirmative vote of two (2) or more of the total number of Non-Operators which are not Affiliates holding a combined Unit Interest of at least a majority of the Unit Interests held by all of the Non-Operators (after excluding Affiliates of Anadarko).

(E)                                 The resigning or removed Operator shall be compensated out of the Unit Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 7.12(B)(1) or Article 7.12(B)(2).

(F)                                 The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Unit Facilities and Unit Substances, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Unit Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Unit Account.

(G)                                Following a resignation or removal, upon the effective date of appointment of a successor Operator, such successor Operator shall succeed to all duties, rights and authority prescribed for the Operator it replaces. The former Operator shall transfer to the successor Operator custody, where applicable, of all Unit Facilities, books of account, records and other documents maintained by such Operator pertaining to the Unit Area and to Unit Operations. Upon delivery of the above- described facilities and data, the former Operator shall be released and discharged from all obligations and liabilities as such Operator accruing after such date.

7.14                        Health, Safety and Environment (“HSE”)

(A)                              With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Unit Operator and IPT Technical Operator shall meet and no later than six (6) months following the date of execution of this Agreement establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances, harmonizing the HSE policies of each of them, and using (unless they otherwise agree) the most stringent standards established by either of their policies. Each Operator shall thereafter design and operate Unit Facilities consistent with the HSE plan. In addition, each Operator shall conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)                                The Unit Operating Committee shall from time to time review details of the HSE plan and each Operator’s implementation thereof.

(C)                                In the conduct of Unit Operations, each Operator shall establish and implement a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan. Each Operator shall, at a minimum, conduct such an assessment before entering into significant new Unit Operations and before undertaking any major changes to existing Unit Operations. Upon reasonable notice given to an Operator, Non-Operators shall have the right to participate in such HSE assessments.

(D)                               Each Operator shall require its Subcontractors, consultants and agents undertaking activities for the Unit Account to manage HSE risks in a manner consistent with the requirements of this Article 7.14.

(E)                                 The HSE plan adopted under Article 7.14(A) shall, at a minimum, prohibit within the Unit Area the following:

(1)                                  Possession, use, distribution or sale of firearms, explosives, or other weapons (except use of explosives required for drilling operations, with the approval of senior management of Unit Operator and in accordance with applicable Laws/Regulations);

(2)                                  Possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Unit Operator; and

(3)                                  Possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

ARTICLE 8
UNIT OPERATING COMMITTEE

8.1                               Establishment of Unit Operating Committee

To provide for the overall supervision and direction of Unit Operations, there is established a Unit Operating Committee composed of representatives of each Party holding a Unit Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Unit Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Unit Operating Committee. Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

8.2                                Powers and Duties of Unit Operating Committee

The Unit Operating Committee shall have power and duty to authorize and supervise Unit Operations that are necessary or desirable to fulfill this Agreement and properly develop the Unit Area in accordance with this Agreement and in a manner appropriate in the circumstances.

8.3                              Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Unit Operating Committee and is properly brought before the Unit Operating Committee. Each such representative shall have a vote equal to the Unit Interest of the Party such Person represents. Each alternate representative shall be entitled to attend all Unit Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate.

In addition to the representative and alternate representative, each Party may also bring to any Unit Operating Committee meetings such technical and other advisors as it may deem appropriate.

8.4                               Subcommittees

(A)                              The Unit Operating Committee may establish such subcommittees, including technical subcommittees, as the Unit Operating Committee may deem appropriate (each a

“Subcommittee”). The functions of such Subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have the right to appoint a representative to each Subcommittee, and to remove and replace that representative at any time, by notice to the other Parties.

(B)                                All reasonable costs incurred by Subcommittee representatives to attend and participate in Subcommittee meetings shall be charged to the Unit Account.

(C)                                Each of the following Subcommittees shall be deemed to be established on the Effective Date as approved Subcommittees under this Agreement:

(1)                                  Technical (to cover all technical and operational matters from subsurface to production) ;

(2)                                  Gas;

(3)                                  Accounting & Financing;

(4)                                  Oil Marketing;

(5)                                  Audit; and

(6)                                  Environment Health and Safety.

(D)                               The Unit Operating Committee may, from time to time, vote to rename, consolidate or dissolve any of the Subcommittees established pursuant to the provisions of this Article 8.4.

8.5                               Notice of Meeting

(A)                              Unit Operator may call a meeting of the Unit Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting. Any Non-Operator or group of Non- Operators holding individually or collectively a Unit Interest of at least ten percent (10%) may request a meeting of the Unit Operating Committee by giving notice to all the other Parties. Upon receiving such request, Unit Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request. The notice periods above may only be waived with the unanimous consent of all the Parties.

8.6                               Contents of Meeting Notice

(A)                              Each notice of a meeting of the Unit Operating Committee as provided by Unit Operator shall contain:

(1)                                  The date, time and location of the meeting;

(2)                                  The agenda of the matters and proposals to be considered and/or voted upon; and

(3)                                  Copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)                                A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add other matters to the agenda for the meeting.

(C)                                On the request of a Party, and with the unanimous consent of all Parties, the Unit Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

8.7                               Location of Meetings

All meetings of the Unit Operating Committee shall be held in the offices of the Unit Operator in London, England or Accra, Ghana or the offices of the IPT Technical Operator in Dallas, Texas (or elsewhere, as may be convenient to the Parties, if the Unit Operating Committee so decides,).

8.8                               Unit Operator’s Duties for Meetings

(A)                              With respect to meetings of the Unit Operating Committee and any Subcommittee, Unit Operator’s duties shall include, but not be limited to:

(1)                                  Timely preparation and distribution of the agenda;

(2)                                  Organization and conduct of the meeting; and

(3)                                  Preparation of a written record or minutes of each meeting.

(B)                                Unit Operator shall have the right to appoint the chairman of the Unit Operating Committee and all Subcommittees.

8.9                               Voting Procedure

(A)                              Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Unit Operating Committee on all proposals coming before it shall be decided as follows:

(1)                                  All decisions, approvals and other actions of the Unit Operating Committee for which a voting passmark is not specifically established by the other terms of this Agreement shall require the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least eighty percent (80%) of the Unit Interests. If there are fewer than three (3) Parties to this Agreement, then the number of Parties stipulated in this Article 8.9(A)(1) does not apply.

(2)                                  All decisions, approvals and other actions listed below shall require the unanimous approval of the Parties who are eligible to vote under the terms hereof

Matter

(a)       Amendment of this Agreement

(b)       Any decision to voluntarily expand the Unit Area or Unit Interval pursuant to Article 5.3(A)

(c)       Any voluntary approval by the Parties of redetermined Tract Participations pursuant to Exhibit E

(d)       Any voluntary disposition of substantially all of the Unit Facilities, except in connection with a termination of Unit Operations under Article 10.2(B) or Article 15.2(D)

(e)       Any voluntary permanent termination of Unit Operations as a whole, except as a consequence of the expiration, termination or revocation of either Contract or pursuant to Article 10.2(B), Article 15.2(C) or Article 15.2(D).

(f)        Any voluntary surrender by a JOA Group of a portion of its Contract Area that is located within the Unit Area pursuant to Article 13.2(A).

(g)       Assignment of ownership of intellectual property rights in the Unit Data to Unit Operator or a Party

(h)       Any matter for which unanimous approval of the Parties is expressly required by the terms of this Agreement.

8.10                        Record of Votes

The chairman of the Unit Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Unit Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Unit Operating Committee.

8.11                        Minutes

The secretary shall provide each Party with a copy of the minutes of the Unit Operating Committee meeting within fifteen (15) Business Days after the end of the meeting. Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 8.10 shall take precedence over the minutes described above.

8.12                        Voting by Notice

(A)                              In lieu of a meeting, any Party may submit any proposal to the Unit Operating Committee for a vote by notice. The proposing Party or Parties shall notify Unit Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Unit Operator considers such operational matter to require urgent determination. Unit Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision. Each Party shall communicate its vote by notice to Unit Operator and the other Parties within one of the following appropriate time periods after receipt of Unit Operator’s notice:

(1)                                  (a) twenty-four (24) hours in the case of operations which involve the use of a drilling rig or vessel that is standing by in the Unit Area specifically for the purpose of conducting such operations, and (b) seventy two (72) hours in case of any other operational matters reasonably considered by Unit Operator to require by their nature urgent determination ((a) and (b) together being referred to as “Urgent Operational Matters”); and

(2)                                  Ten (10) Days in the case of all other proposals.

(B)                                Except in the case of Article 8.12(A)(1), any Party or group of Parties holding individually or collectively a Unit Interest of at least ten percent (10%) may, by notice delivered to all Parties within ten (10) Days of receipt of Unit Operator’s notice, request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)                                Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)                               If a meeting is not requested, then at the expiration of the appropriate time period, Unit Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

8.13                        Effect of Vote

All decisions taken by the Unit Operating Committee pursuant to this Article 8 that are within the scope of this Agreement shall be conclusive and binding on all the Parties. For the avoidance of doubt, any decision taken by the Unit Operating Committee hereunder, is without prejudice to any required approval of the JMC under each Contract.

8.14                       Joint Management Committee

The Unit Operator shall be entitled to participate in meetings of the Joint Management Committee established pursuant to Article 6 of each Contract to act as representative of the Parties with respect to Unit Operations, regardless of whether Unit Operator holds a position as a Joint Management Committee representative under such Contract. The Joint Management Committee representative(s) appointed by each Tract Operator with respect to each Contract shall have the sole right to exercise all voting rights of the “Contractor” on the Joint Management Committee and shall exercise such voting rights to the extent pertaining solely to Unit Operations in accordance with the prior decisions of the Unit Operating Committee as directed by Unit Operator. Any Technical Operator shall be entitled to participate in meetings of the Joint Management Committee established pursuant to Article 6 of each Contract, to the extent helpful for purposes of discussing operations handled by such Technical Operator, regardless of whether such Technical Operator holds a position as a Joint Management Committee representative under such Contract.

ARTICLE 9
UNIT WORK PROGRAMS AND BUDGETS

9.1                              Appraisal

The Parties agree that no Appraisal Operations may be conducted with respect to the Unit Interval. The Mahogany-2 Well and the Hyedua-2 Well, as such wells are described in the Proposed Phase 1 Development Plan, shall each be deemed an “Appraisal Well” under the applicable Contract, even though used for production or injection purposes under this Agreement. The Parties agree that GNPC shall have no obligation to bear any share of the cost of such “Appraisal Wells”, notwithstanding the fact that such costs may be incurred after GNPC’s acquisition of an “Additional Interest” or “Additional Paying Interest” under either Contract. The Mahogany-2 Well and the Hyedua-2 Well shall be considered Unit Operations under this Agreement.

9.2                              Unit Development Plan and Development Unit Work Program and Budget

(A)                              The Parties have approved for submission to the Joint Management Committee under Article 6 of each Contract, and to the Government for approval, the Proposed Phase 1 Development Plan attached hereto as Exhibit P and the development Unit Work Program and Budget (the “Development Unit Work Program and Budget”) as set out in Exhibit M hereto.

(B)                                Unit Operator shall periodically review the Unit Development Plan and associated Development Unit Work Program and Budget and propose amendments as may be prudent, and the Unit Operating Committee shall consider, modify (if necessary), and approve or reject those proposed amendments in accordance with Article 8.9.

(C)                                The Parties agree that approval of a Unit Development Plan and associated Development Unit Work Program and Budget and any amendments thereto by the Unit Operating Committee shall constitute approval of the corresponding plan of development and associated budget and amendments under the JOA Groups’ respective Joint Operating Agreements. Each Tract Operator shall submit the Unit Development Plan (and any approved amendments) and its proportionate share of the Development Unit Work Program and Budget to the Joint Management Committee under its Contract and to the Government for its approval. Unit Operator shall support each JOA

Group in seeking such approval. If any changes are required by either Joint Management Committee or by the Government, Unit Operator may make such requested changes if necessary to obtain approval, without resubmitting the Unit Development Plan, Development Unit Work Program and Budgets or amendments, as applicable, to the Unit Operating Committee, provided that such changes would not constitute a material change to the Development Unit Work Program and Budget or add or delete any material aspect of the Unit Development Plan, with “material” deemed to include any amendment which (either alone or cumulatively with other amendments) increases or decreases the previously approved Development Unit Work Program and Budget by more than five percent (5%) or any major budget category in such Development Unit Work Program and Budget by more than ten percent (10%). Unit Operator shall promptly notify the Parties of any such changes, and the Unit Development Plan, Development Unit Work Program and Budget, and the associated work programs and budgets under the Contracts, shall be deemed approved as changed.

9.3                               Annual Work Programs and Budgets

(A)                             Not later than the first Day of September of each preceding Calendar Year with respect to Calendar Year 2010 and thereafter, Unit Operator shall submit to the Parties a proposed Unit Work Program and Budget for Unit Operations for the applicable Calendar Year (the “Annual Unit Work Program and Budget”), which shall with respect to development operations be consistent with the then-existing Unit Development Plan, along with reasonable and necessary supporting information, and a proposed update of the life of Unit Interval production forecast in the Unit Development Plan. Technical Operator shall submit its proposal for the relevant portions of the Annual Unit Work Program and Budget relating to Technical Operations to Unit Operator at least thirty (30) Days prior to the date for Unit Operator’s submission of the Annual Unit Work Program and Budget to the Parties. Each Annual Unit Work Program and Budget submitted by Unit Operator shall contain an itemized estimate of the cost of Unit Operations and all other expenditures to be made for the Unit Account during the Calendar Year in question and shall, inter alia: (i) identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question; (ii) include such reasonable information regarding each Operator’s allocation procedures and estimated manpower costs as the Unit Operating Committee may determine; and (iii) comply with the requirements of each Contract. Within thirty (30) Days of the Unit Operator’s delivery of the proposed Annual Unit Work Program and Budget and updated production forecast, the Unit Operating Committee shall meet to consider, modify (if necessary), and either approve or reject the proposed Annual Unit Work Program and Budget in accordance with Article 8.9; provided that no Annual Unit Work Program and Budget may provide for development operations that exceed the scope of, or conflict with, the previously approved Unit Development Plan or associated Development Unit Work Program and Budget unless amendments to such previously approved plan and budget are adopted at or before the adoption of the Annual Unit Work Program and Budget.

(B)                               Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Unit Work Program and Budget. Upon approval by the Unit Operating Committee, such multi-year Unit Work Program and Budget shall, subject only to revisions approved by the Unit Operating Committee thereafter: (i) remain in effect as among the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each Annual Unit Work Program and Budget. If either Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Unit Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

(C)                               The Parties agree that approval of an Annual Unit Work Program and Budget by the Unit Operating Committee shall constitute approval of a proportionate work program and budget under each Tract’s respective Joint Operating Agreement. Each Contract Group shall include its Tract Participation pro rata share of an Annual Unit Work Program and Budget adopted under this

Article 9.3 in the work programs and budgets submitted to the Joint Management Committee under its Contract and to the Government for approval under its Contract, if required. Unit Operator shall support each Contract Group in seeking such approvals, if required. If any changes are required by either Joint Management Committee or by the Government to the Unit portion of any work program and budget submitted under either Contract, Unit Operator may make such requested changes to the Annual Unit Work Program and Budget if necessary to obtain approval, without submitting the Annual Unit Work Program and Budget to the Unit Operating Committee, provided such changes do not add or delete any material portion of the work program and are within Unit Operator’s deemed authority pursuant to Article 9.7 and, if applicable, Article 9.2(C). Unit Operator shall promptly notify the Parties of any such changes, and the Annual Unit Work Program and Budget, and work programs and budgets under the Contracts, shall be deemed approved as changed.

(D)                               In the event an Annual Unit Work Program and Budget is not approved by the Unit Operating Committee prior to the date on which the Government requires a final Annual Unit Work Program and Budget (or, if sooner, by the commencement of the Calendar Year to which the Annual Unit Work Program and Budget applies), Unit Operator may submit to the Government such Annual Unit Work Program and Budget for the Calendar Year, consistent with the scope of, and not in conflict with, the approved Unit Development Plan and Development Unit Work Program and Budget, as is reasonably necessary to meet the commitments under the Unit Development Plan and Development Unit Work Program and Budget that are required to be carried out during the relevant Calendar Year and to fulfill all obligations of the Parties under any contracts for the sale or delivery of Unit Substances and other Associated Agreements. In this event, the Unit Operating Committee shall be deemed to have approved such Annual Unit Work Program and Budget. Unit Operator shall be reimbursed by GNPC and each JOA Group for their Paying Interest shares of costs and expenses incurred by Unit Operator and deemed approved in accordance with this Article 9.3(D). In the event no update of the life of Unit Interval production forecast in the Unit Development Plan is approved by the Unit Operating Committee, the existing production forecast shall continue to apply for purposes of this Agreement.

(E)                                 As set out in Article 1.6.12 of the Unit Accounting Procedure and notwithstanding any other terms of this Agreement, in no event shall GNPC be liable for, and GNPC shall be deemed to have a Paying Interest of zero (0) with respect to, any Unit Account expenses which are not allowable under Article 3.17 of Annex 2 of either Contract.

9.4                               Amendments of Work Programs and Budgets.

A Party or group of Parties may at any time, by notice to the other Parties, propose that a Unit Work Program and Budget be amended. In the case of a specific Unit Operation that will be subject to an amendment to the Annual Unit Work Program and Budget (but not the Development Unit Work Program and Budget), such proposal may take the form of an AFE submitted for approval. To the extent that such amendment is approved by the Unit Operating Committee, the relevant Work Program and/or Budget shall, subject to any requisite approval by either Joint Management Committee or by the Government of amendments to the underlying work programs and budgets for the Contracts, be deemed amended accordingly, provided that, any such amendment shall not invalidate any commitment or expenditure already made by the Unit Operator in accordance with any previous authorization given pursuant hereto.

9.5                               Contract Awards

All contract awards shall be conducted in accordance with Article 20 of each Contract and the Laws/Regulations. The applicable Operator shall award each contract for Unit Operations on the basis set out below (the amounts stated are in U.S. dollars and the person mentioned in the “Contracts” column is the contract recipient). Where a contract is to be awarded under Procedure B or Procedure C below, each JCC Party shall be invited to tender (or to have one of its Affiliates tender) for the contract and, in the event that the bid submitted by such Party or Affiliate is equivalent to or more favorable than other bids received in terms of technical and quality standards, price, grade, quantity, delivery dates and other commercial terms, it shall be given preference, subject to the terms of Article 20 of each Contract.

Contracts	Procedure A	Procedure B	Procedure C	Procedure D	Procedure E

IPT Technical Operations: Persons not a Party or Affiliates of a Party	0 to $1,000,000	> $1,000,000 to $25,000,000	>$25,000,000	—	—

Unit Operations (Other than IPT Technical Operations): Persons not a Party or Affiliates of a Party	0 to $1,000,000	> $1,000,000 to $25,000,000	>$25,000,000	—	—

IPT Technical Operations: Parties or Affiliates of a Party	—	—	—	0 to $1,000,000	> $1,000,000

Unit Operations (other than IPT Technical Operations): Parties or Affiliates of a Party	—	—	—	0 to $1,000,000	> $1,000,000

Procedure A - No Tender. Non-Affiliated Third Parties

(A)                             Unit Operator (or, in the case of contracts with respect to Technical Operations, the applicable Technical Operator) shall award the contract to the best qualified Person as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Unit Operating Committee.

Procedure B - Tender, Non-Affiliated Third Parties

(B)                               Unit Operator (or, in the case of contracts with respect to Technical Operations, the applicable Technical Operator) shall:

(1)                                 Provide the Parties with a list of the Persons whom such Operator proposes to invite to tender for the said contract;

(2)                                 Add to such list any Person whom a Party reasonably requests to be added within not more than seven (7) Days of receipt of such list;

(3)                                 Complete the tendering process within a reasonable period of time;

(4)                                 Notify the Parties of the Persons to whom the contract has been awarded;

(5)                                 Deliver a competitive bid analysis stating the reasons for the choice made to GNPC and to any other Party upon its request; and

(6)                                 Provide a copy of the final version of the contract to GNPC and to any other Party upon its request.

Procedure C - Tender and Unit Operating Committee Approval, Non-Affiliated Third Parties

(C)                               Unit Operator (or, in the case of contracts with respect to Technical Operations, the applicable Technical Operator) shall:

(1)                                Provide the Parties with a list of the Persons whom such Operator proposes to invite to tender for the said contract;

(2)                                Add to such list any Person whom a Party reasonably requests to be added within not more than seven (7) Days of receipt of such list;

(3)                                Prepare and dispatch the tender documents to the Persons on the list as aforesaid and to the JCC Parties and to any other Party upon request;

(4)                                After the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5)                                Prepare and circulate to the Parties, a competitive bid analysis, stating such Operator’s recommendation as to the Person to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

(6)                                Obtain the approval of the Unit Operating Committee to the recommended bid; and

(7)                                Provide a copy of the final version of the contract to GNPC and to any other Party upon its request.

Procedure D - No Tender, Affiliates

(D)                              Unit Operator (or, in the case of contracts with respect to Technical Operations, the applicable Technical Operator) may award the contract to an Affiliate as the best qualified Subcontractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Unit Operating Committee.

Procedure E - Tender and Unit Operating Committee Approval, Affiliates

(E)                                Unit Operator (or, in the case of contracts with respect to Technical Operations, the applicable Technical Operator) shall:

(1)                                 Prepare and circulate to the Parties an analysis, stating such Operator’s reasons for the award, and the technical, commercial and contractual terms to be agreed upon;

(2)                                 Obtain the approval of the Unit Operating Committee to the recommended bid; and

(3)                                 Provide a copy of the final version of the contract to GNPC and to any other Party upon its request.

(F)                                The Parties have approved additional contracting and procurement procedures which shall apply to the award of contracts with respect to (i) IPT Technical Operations (“IPT Technical Operations Contract Procedure”) and (ii) Unit Operations (“Unit Operations Contract Procedure”) each in the form attached hereto as Exhibit T. The IPT Technical Operations Contract Procedure and the Unit Operations Contract Procedure may be amended by vote of the Unit Operating Committee pursuant to Article 8.9(A)(1).

(G)                               With respect to contracts for Technical Operations, each Technical Operator (through the IPT in the case of IPT Operator) shall conduct the initial procurement process in accordance with the applicable procedures set forth in Articles 9.5(A) to 9.5(F) above (and the IPT Technical Operations Contract Procedure in the case of IPT Operator), including development of bidder lists and preparation of requests for proposal, conduct the tender and bid evaluation and shall either award the contract or recommend the award of the contract to the Unit Operating Committee, as applicable in accordance with the above procedures and provide notice of the contract award with respect to contracts for Technical Operations, provided that, unless the Unit Operating Committee otherwise determines, Unit Operator shall execute each contract for Technical Operations.

(H)                               The requirements to hold a competitive tender pursuant to Procedure B or Procedure C may be waived on a contract by contract basis by a vote of the Unit Operating Committee pursuant to Article 8.9(A)(1).

(I)                                    The procedures set forth in this Article 9.5 shall not apply to any contracts that have been awarded, or in respect of which invitations to tender have been issued, on or before the Effective Date.

9.6                               Authorization for Expenditure (“AFE”) Procedure

(A)                             Prior to incurring any commitment or expenditure for the Unit Account, which is estimated to be:

(1)                                  In excess of one million U.S. dollars ($1,000,000) in a Development Unit Work Program and Budget; and

(2)                                  In excess of one million U.S. dollars ($1,000,000) in a Production Unit Work Program and Budget,

Unit Operator shall send to each Non-Operator an AFE as described in Article 9.6(D). Notwithstanding the above, Unit Operator shall not be obliged to furnish an AFE to the Parties with respect to general and administrative costs and operating expenditures that are listed as separate line items in an approved Annual Unit Work Program and Budget.

(B)                               Technical Operator shall furnish Unit Operator with the form of each AFE required for Technical Operations to permit Unit Operator to distribute the AFE to each Non-Operator.

(C)                               Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 9.6(A), Unit Operator shall obtain the approval of the Unit Operating Committee. If the Unit Operating Committee approves an AFE for the operation, Unit Operator shall be authorized to conduct the operation under the terms of this Agreement. When an AFE for an operation is approved for differing amounts than those provided for in the applicable line items of the approved Annual Unit Work Program and Budget, the Annual Unit Work Program and Budget shall be deemed to be revised accordingly. Unit Operator shall be entitled to submit for approval master AFEs covering multiple commitments or expenditures that are subject to Article 9.6(A), and if any such AFE is approved, subsequent AFEs issued for individual commitments or expenditures covered by the master AFE shall be for informational purposes only and shall not require a further approval.

(D)                              Each AFE proposed by Unit Operator (or sent to Unit Operator by Technical Operator) shall:

(1)                                 Identify the operation by specific reference to the applicable line items in the Annual Unit Work Program and Budget but may relate to the total cost of the operation to be performed;

(2)                                 Describe the work in detail;

(3)                                 Contain such Operator’s best estimate of the total funds required to carry out such work;

(4)                                 Outline the proposed work schedule;

(5)                                 Provide a timetable of expenditures, if known; and

(6)                                Be accompanied by such other supporting information as is necessary for an informed decision.

9.7                               Overexpenditures

(A)                             For expenditures on any line item of an approved Unit Work Program and Budget, or under any approved AFE, each Operator shall be entitled to incur without further approval of the Unit Operating Committee an overexpenditure for such line item or AFE of up to ten percent (10%) of the authorized amount for such line item or AFE; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total Annual Unit Work Program and Budget for that Calendar Year. Any increases to the approved Unit Work Program and Budget by the Unit Operator pursuant to the authority granted to it under Article 9.2(C) or 9.3(B) without Unit Operating Committee approval shall be considered overexpenditures for purposes of this Article 9.7.

(B)                               At such time that Unit Operator reasonably anticipates the limits of Article 9.7(A) will be exceeded, Unit Operator shall furnish to the Unit Operating Committee a reasonably detailed estimate for the Unit Operating Committee’s approval. In the case of a specific operation, such estimate may take the form of an AFE submitted for approval. Upon receipt of Unit Operating Committee approval, the Unit Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 9.7(A) shall be based on the revised Unit Work Program and Budget. Unit Operator shall promptly give notice of the amounts of overexpenditures when actually incurred. Technical Operator shall promptly provide Unit Operator with notice if Technical Operator reasonably anticipates that the limits of Article 9.7(A) will be exceeded with respect to Technical Operations, and with notice of the amounts of overexpenditures on Technical Operations when actually incurred, to permit Unit Operator to provide the necessary notice to the Unit Operating Committee.

(C)                               The restrictions contained in this Article 9 shall be without prejudice to Unit Operator’s rights to make expenditures necessary and proper for the protection of life, health, the environment and property in the case of an emergency without the Unit Operating Committee’s approval; provided, however, that Unit Operator shall immediately notify the Parties of the details of such emergency and measures taken.

9.8                              Decommissioning Unit Work Program and Budget

(A)                             Unit Operator has included a preliminary estimated Decommissioning budget in the Proposed Phase 1 Development Plan under Article 9.2(A). Not later than the first Day of September of the Calendar Year that immediately precedes the Calendar Year in which the Unit Operator’s latest estimate of Recoverable Oil pursuant to Article 9.3(A) indicates that the Trigger Date will occur, Unit Operator shall deliver to the Parties a draft Decommissioning Unit Work Program and Budget along with reasonable and necessary supporting information. Within thirty (30) Days of such delivery, the Unit Operating Committee shall meet to consider, modify (if necessary), and either approve or reject the proposed Decommissioning Unit Work Program and Budget in accordance with Article 8.9(A)(1). If the Unit Operating Committee fails to approve such Decommissioning Unit Work Program and Budget, the preliminary estimated Decommissioning budget included in the Unit Development Plan shall govern as the applicable Decommissioning Unit Work Program and Budget for all purposes of this Agreement, without prejudice to the terms of either Contract or applicable Laws/Regulations, until a Decommissioning Unit Work Program and Budget is approved under the terms hereof.

(B)                               The Parties agree that approval of a Decommissioning Unit Work Program and Budget and any amendments thereto by the Unit Operating Committee shall constitute approval of the corresponding Decommissioning work program and budget and amendments under the Parties’ respective Joint Operating Agreements, and the current Annual Unit Work Program and Budget shall be deemed to have been amended accordingly. Following receipt of the Decommissioning

Unit Work Program and Budget as approved by the Unit Operating Committee, each Tract Operator shall submit its proportionate share of the approved Decommissioning Unit Work Program and Budget (and any approved amendments) to the Joint Management Committee under its Contract and to the Government for its approval. If any changes are required by the Joint Management Committee under either Contract or by the Government, Unit Operator may make such requested changes if necessary to obtain approval without resubmitting the Decommissioning Unit Work Program and Budget or amendments, as applicable, to the Unit Operating Committee, provided that such changes would not constitute a material change to the Decommissioning Work Program Budget, with “material” deemed to include any amendment which (either alone or cumulatively with other amendments) increases or decreases the previously approved Decommissioning Unit Work Program and Budget by more than five percent (5%) or any major budget category in such Decommissioning Unit Work Program and Budget by more than ten percent (10%). Unit Operator shall promptly notify the Parties of any such changes, and the Decommissioning Unit Work Program and Budget, and the associated work programs and budgets under the Contracts, shall be deemed approved as changed.

(C)                               Not later than the first Day of September of each Calendar Year subsequent to the Calendar Year in which a Decommissioning Unit Work Program and Budget is required to be delivered by the Unit Operator pursuant to Article 9.8(A), the Unit Operator shall prepare and shall submit the following for approval by the Unit Operating Committee:

(1)                                 If necessary, proposals to amend the Decommissioning Unit Work Program and Budget;

(2)                                 A detailed estimate of the Decommissioning Costs to be incurred in each Calendar Year pursuant to the Decommissioning Unit Work Program and Budget (expressed as the undiscounted cost in U.S. dollars at the time of expected expenditure and including a ten percent (10%) contingency); and

(3)                                 For Calendar Years prior to the expiration of the Run Down Period, an estimate of the total Decommissioning Costs at the end of each Calendar Year within the Run Down Period.

(D)                              Any amendment of the Decommissioning Unit Work Program and Budget and the estimates of Decommissioning Costs proposed pursuant to Article 9.8(C) shall be considered by the Unit Operating Committee within thirty (30) Days of its submission.

(E)                                If all or part of the Decommissioning Unit Work Program and Budget, or any annual estimate of Decommissioning Costs pursuant to Article 9.8(C), for any Calendar Year subsequent to the Calendar Year in which a Decommissioning Unit Work Program and Budget is required to be delivered by Unit Operator pursuant to Article 9.8(A), is not approved by the Unit Operating Committee in accordance with the terms of this Article 9.8, then the Decommissioning Unit Work Program and Budget which governs the immediately preceding Calendar Year shall continue to govern for all purposes of this Agreement, without prejudice to the terms of either Contract or applicable Laws/Regulations, until a revised Decommissioning Unit Work Program and Budget is approved under the terms hereof.

(F)                                Prior to making any expenditures or incurring any commitments under an approved Decommissioning Unit Work Program and Budget, Unit Operator shall comply with the AFE procedure in Article 9.6, where applicable.

9.9                              Costs of Technical Operations and Other Unit Operations

Unit Operator shall be entitled to call for advances, or may bill, GNPC and the JOA Groups for charges to the Unit Account, including charges for Technical Operations, in accordance with the terms of the Unit Accounting Procedure, based upon their Paying Interests with respect to the applicable charges. Technical

Operator shall provide Unit Operator with a request for advances, or an invoice for costs paid, for Technical Operations in accordance with the terms of this Agreement at least five (5) Days prior to the date for delivery of Unit Operator’s call for advances or billing to GNPC and the Tract Operators on behalf of the JOA Groups. Should Technical Operator provide a request for advances or invoice after that date, Unit Operator shall use reasonable efforts to make a corresponding call for advances or billing to GNPC and the Tract Operators within five (5) Days after receipt of Technical Operator’s request or invoice, provided that in no event shall Unit Operator be required to send out more than two calls for advances, or two billings, to GNPC and the Tract Operators in any Calendar Month. Within ten (10) Days after receipt of funds from GNPC or either Tract Operator with respect to Unit Operator’s call for advances or billing, Unit Operator shall send to Technical Operator the portion attributable to Technical Operator’s request for advance or invoice. In the event of a partial payment or other circumstance in which the portion of a payment that should be attributed to Technical Operator is not clear, Unit Operator shall allocate the funds received on a pro rata basis, in proportion to the outstanding amounts for which advances have been requested or which have been billed to the paying Party or JOA Group by each of Unit Operator and Technical Operator.

ARTICLE 10
DEFAULT

10.1                        Default

(A)                             Subject where applicable to the rights of GNPC under the Contracts, if GNPC or either JOA Group fails to pay when due its Paying Interest share and, as applicable, its Contributing Share of Unit Account expenses (including cash advances and interest) or to obtain and maintain any Security required of GNPC or either JOA Group under Exhibit D, then GNPC (a “Defaulting Party”) or that JOA Group (a “Defaulting Group”) shall be in default. Unit Operator, or any Other Group in case Unit Operator is a member of the Defaulting Group but not a member of an Other Group, as defined below, shall promptly give notice of such default (the “Default Notice”) to each Party. For the avoidance of doubt, in the event of a failure by GNPC to pay “Petroleum Costs” pursuant to either Contract, GNPC shall have whatever rights it is entitled to under the Contracts, including the right to apply the applicable provisions of Article 2 of the applicable Contract in lieu of Article 10.4, and, in addition, the provisions of Article 10.6(A)(3) and Article 10.8 shall not apply.

(B)                               For purposes of this Article 10, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 10.1 and ending when all of the Defaulting Party’s or Defaulting Group’s defaults pursuant to this Article 10 have been remedied in full.

10.2                        Contributions of Amount in Default

(A)                             With respect to the Defaulting Party or Defaulting Group, if GNPC and/or a JOA Group (the “Other Group”) is not in default, they shall each be known as an “Other Party”.

(B)                               Upon a failure by the Defaulting Party or Defaulting Group to pay the entire amount due within ten (10) Business Days of receipt of the Default Notice, Unit Operator may by notice (a “Contribution Notice’’), require each of the Other Parties to contribute a share of the amount due from the Defaulting Party or Defaulting Group or to post a share of the Security required to be posted by the Defaulting Party or Defaulting Group, such “Contributing Share” being the proportion that such Other Party’s Paying Interest bears to the total Paying Interests of the Other Parties. If any Other Party fails to pay or post its Contributing Share within ten (10) Business Days of receipt of the Contribution Notice, it shall also be in default, with the result that Unit Operator shall send another Default Notice to the remaining Other Party, if any, and the remaining Other Party shall be required to contribute its revised Contributing Share of the amount due or post its revised Contributing Share of the amount required to be posted. The Other Parties contributing the amounts in default or posting the Security required to be posted shall be referred to as the “Contributing Parties” for purposes of this Article 10.   If both JOA Groups become

Defaulting Groups, the Unit Operator shall undertake to terminate Unit Operations pursuant to Article 2.

(C)                              Until such time as the Defaulting Party or Defaulting Group has remedied the default in respect of all unpaid amounts, each Contributing Party shall contribute its Contributing Share of the Defaulting Party’s or Defaulting Group’s share of all subsequent Unit Account costs, and post its Contributing Share of any Security subsequently required to be posted by the Defaulting Party or Defaulting Group.

(D)                             If the Unit Operator is a member of the Defaulting Group but not also a member of an Other Group, then any Other Group member may send the Default Notice (and Contribution Notice, if applicable) and all payments otherwise payable to the Unit Operator for Unit Account costs pursuant to this Agreement shall be made to the Tract Operator for the Other Group instead until the default is cured or a successor Unit Operator appointed. The Tract Operator for notifying Other Group shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to claims due and payable from the Unit Account of which it has notice, to the extent the Unit Operator would be authorized to make such payments under the terms of this Agreement. The Tract Operator shall be entitled to bill or cash call the Contributing Parties in accordance with the Unit Accounting Procedure for proper charges that become due and payable during such period to the extent sufficient funds are not available. When the Unit Operator’s JOA Group has cured its default or a successor Unit Operator is appointed, the Tract Operator acting under this Article shall turn over all remaining funds in the account to the Unit Operator and shall provide the Unit Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Other Group and its Tract Operator shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 10.2(D), except to the extent the Unit Operator would be liable under Article 7.6. While the Unit Operator is a member of the Defaulting Group, the Unit Operator shall continue to perform its other functions as the Unit Operator that are not transferred to the notifying Party by this Article, until Unit Operator is removed or resigns.

10.3                       Temporary Financing

If the Unit Operator requires funds in a shorter time than it is possible for the Contributing Parties to make funds available then the Unit Operator in its discretion may itself temporarily finance such deficit, or may obtain a temporary line of credit. The Unit Operator shall require each Contributing Party to pay its Contributing Share of the costs, attributable to the Defaulting Party or Defaulting Group, of such temporary financing together with any interest which may be payable on the temporary financing and, for the purpose of Article 10.5, such costs together with such interest shall be added to the amount in default. Finance made available by the Unit Operator shall bear interest calculated at the Agreed Interest Rate. The Unit Operator shall be considered a Contributing Party with respect to amounts advanced by it as Unit Operator until such amounts are repaid in full, including interest, and costs to which it is entitled under Article 10.11.

10.4                       Interest Due Under Default

Subject, where applicable, to GNPC’s rights under the Contracts, all amounts in default and not paid when due under this Agreement shall bear interest at the Agreed Interest Rate plus an additional five percentage points (5%) (or, if such rate is contrary to any applicable usury law, the maximum rate permitted by such applicable law) from the due date to the date of payment.

10.5                       Share of Unit Substances; Other Set-Off

(A)                              During the Default Period, the Defaulting Party or Defaulting Group shall not have a right to its Entitlement, which shall vest in and be the property of the Contributing Parties. Unit Operator (or the notifying Other Group, acting through its Tract Operator, if Unit Operator is a member of the Defaulting Group and not also a member of an Other Group) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the Contributing Parties in proportion to the amounts they are owed by the Defaulting Party or Defaulting Group with respect to the Defaulting Party’s or Defaulting Group’s interest (in payment of first the costs they are entitled to under Article 10.11, then interest and then principal) and, after amounts owed to the Contributing Parties are repaid, apply such net proceeds toward the establishment of the Reserve Fund, if applicable, until all such total amount in default is recovered and such Reserve Fund is established. Any surplus remaining shall be paid to the Defaulting Party or Defaulting Group, as applicable, and any deficiency shall remain a debt due from the Defaulting Party or Defaulting Group to the Contributing Parties. When making sales under this Article 10.5(A), the Contributing Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)                                Without prejudice to GNPC’s rights under the Contracts, if Unit Operator disposes of any Unit Facilities or if any other credit or adjustment is made to the Unit Account during the Default Period, Unit Operator (or the notifying Other Group, acting through its Tract Operator, if Unit Operator is a member of the Defaulting Group and not also a member of an Other Group) shall be entitled to apply the Defaulting Party’s or Defaulting Group’s Paying Interest share of the proceeds of such disposal, credit or adjustment against the total amount in default (against first the costs to which the Contributing Parties are entitled under Article 10.11, then interest and’then principal) and toward the establishment of the Reserve Fund, if applicable. Any surplus remaining shall be paid to the Defaulting Party or Defaulting Group, and any deficiency shall remain a debt due from the Defaulting Party or Defaulting Group to the Contributing Parties.

(C)                                If the Defaulting Party or Defaulting Group are entitled to any payment under Article 5.6(B) following a Redetermination, Unit Operator (or the notifying Other Group, acting through its Tract Operator, if Unit Operator is a member of the Defaulting Group and not also a member of an Other Group) shall be entitled to apply such payment instead against the Defaulting Party’s or Defaulting Group’ total amount in default (against first the costs to which the Contributing Parties are entitled under Article 10.11, then interest and then principal) and toward the establishment of the Reserve Fund, if applicable. Any surplus remaining shall be paid to the Defaulting Party or Defaulting Group, and any deficiency shall remain a debt due from the Defaulting Party or Defaulting Group to the Contributing Parties.

(D)                               The Contributing Parties shall be entitled to apply the net proceeds received under Articles 10.5(A), 10.5(B) and 10.5(C) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s or Defaulting Group’s share of: (i) the estimated cost of Decommissioning pursuant to Exhibit D: (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the Contributing Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall continue to be held as security for the Defaulting Party’s or Defaulting Group’ share of such costs (provided that, once security for Decommissioning is required pursuant to Exhibit D. the amounts held hereunder as security for Decommissioning shall be deposited as such Defaulting Party’s or Defaulting Group’s Security pursuant to Exhibit D).

10.6                        Other Effects of Default

(A)                              Notwithstanding any other provision of this Agreement, but subject to the rights of GNPC under Article 10.1(A), the Defaulting Party, or the members of the Defaulting Group (with respect to their Unit Interests and Paying Interests derived from the Defaulting Group, but not with respect to their Unit Interests and Paying Interests derived from an Other Group), as applicable, shall have no right, during the Default Period, to:

(1)                                  Call or attend Unit Operating Committee or Subcommittee meetings;

(2)                                  Vote on any matter coming before the Unit Operating Committee or any Subcommittee;

(3)                                  Receive or access any data or information relating to any operations under this Agreement (except statements of the amounts for which it is in default);

(4)                                 Consent to or reject data trades between the Parties and Third Parties, nor access any data received in such data trades;

(5)                                 Transfer or Encumber all or part of its Unit Interest subject to the default, except to non-defaulting Parties in accordance with this Article 10;

(6)                                 Consent to or reject any Transfer or Encumbrance or otherwise exercise any other rights in respect of Transfers or Encumbrances under Article 14;

(7)                                 Receive its share of Unit Substances or proceeds thereof;

(8)                                 Withdraw from this Agreement under Article 15;

(9)                                 Take assignment of any portion of another Party’s Unit Interest in the event such Party is either in default or withdrawing from this Agreement or a Joint Operating Agreement; or

(10)                           Require that any redetermination be conducted pursuant to Article 5.5(D) or propose any expansion under Article 5.3.

(B)                                Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)                                  Unless agreed otherwise by the Contributing Parties, for purposes of voting during the Default Period, the Unit Interest of each Contributing Party shall be deemed to be increased by allocating to it a share of the Unit Interest of the Defaulting Party or Defaulting Group equal to the ratio such Contributing Party’s Unit Interest, after excluding any Unit Interest attributable to a Defaulting Group, bears to the total Unit Interests of the Contributing Parties (after excluding any Unit Interests attributable to a Defaulting Group);

(2)                                  Any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party or the vote of the Unit Interests of the Parties attributable to the Defaulting Group; and

(3)                                  The Defaulting Party or Defaulting Group shall be bound by decisions of the Unit Operating Committee made during the default.

10.7                       Right to Remedy

(A)                              A Defaulting Party or Defaulting Group may remedy its default at any time prior to the loss of its Project Interest under Article 10.8 by the payment to the Unit Operator of the total amount in default together with interest thereon at the rate specified in Article 10.4 and all costs for which it is liable under Article 10.11.

(1)                                  If a Defaulting Party or Defaulting Group makes any payment, the amount so received shall first be applied towards the payment of costs for which it is liable under Article 10.11, then toward the payment of interest and thereafter toward the defaulted amounts.

(2)                                  Any such payment, together with interest thereon, received by the Unit Operator shall be paid to the Contributing Parties in proportion to the amounts they are owed by the Defaulting Party or Defaulting Group, provided that, in the event that such Parties as have paid a Contributing Share have not all paid their respective Contributing Share on the same Day in respect of any requirement or cash call from the Unit Operator, such proportions shall be adjusted in respect of any payment of interest to take account of the different periods in respect of which their respective Contributing Shares have been outstanding.

(3)                                 Interest paid by a Defaulting Party or Defaulting Group under this Article 10.7 shall be accounted for outside the Unit Account but in related records so that such interest is not taken into account for the purposes of a Redetermination of Tract Participations pursuant to this Agreement or for the purposes of calculation of taxes or Additional Oil Entitlements under either Contract.

10.8                        Remedies in the Event of Continued Default

(A)                             If a Defaulting Party or Defaultmg Group has been in default and failed to remedy its default within thirty (30) Days following the date of the Contribution Notice provided for in Article 10.2(B), then, without prejudice to any other rights available to the Contributing Parties to recover amounts owed them under this Agreement, at any time thereafter until the Defaulting Party or Defaulting Group has cured its defaults:

(1)                                  Any Contributing Party or group of Contributing Parties holding individually or collectively a Unit Interest (as increased pursuant to Article 10.6(B)(1)) of at least fifty percent (50%) shall have the option, exercisable in its discretion, to require that the Defaulting Party or Defaulting Group withdraw from this Agreement and Transfer all of its Project Interests (in the case of a Defaulting Group, only that Project Interest attributable to the Contract with respect to which it is in default), as described in Article 10.8(B); and

(2)                                  Any Contributing Party or group of Contributing Parties holding individually or collectively a Unit Interest (as increased pursuant to Article 10.6(B)(1)) of at least fifty percent (50%) shall have the option, exercisable in its discretion, to require that the Defaulting Party or Defaulting Group offer to sell all of its Project Interests (in the case of a Defaulting Group, only that Project Interest attributable to the Contract with respect to which it is in default) to any Contributing Parties wishing to purchase such interests, as described in Article 10.8(C).

Such options shall be exercised by providing notice of such election to the Defaulting Party or Defaulting Group and each Contributing Party. Until the Defaulting Party’s or Defaulting Group’s interests have been Transferred in full pursuant to this Article 10.8, each option is cumulative, not exclusive, and the exercise of one option which does not result in the Transfer of the Defaulting Party’s or Defaulting Group’s interests shall not preclude the Contributing Parties from exercising such option again, or another option. If the Government or any other Person whose consent is required does not consent to the proposed Transfer, then the Defaulting Party or Defaulting Group shall hold its Project Interest in trust for the sole and exclusive benefit of the Parties entitled to the Transfer with the right to be indemnified by the Parties entitled to the Transfer for any subsequent costs and liabilities incurred by it for which it would not have been liable had it successfully withdrawn from the Project. Subject to that, all costs and expenses pertaining to any such assignment (including for the avoidance of doubt any stamp duty incurred on the documents executed to effect such assignment) shall be the responsibility of the Defaulting Party or Defaulting Group.

(B)                               If option (1) in Article 10.8(A) is exercised, the Defaulting Party or Defaulting Group shall be deemed to have withdrawn and Transferred, pursuant to Article 15.6, effective on the date of the Contributing Party’s notice under Article 10.8(A), all of its Project Interest to the Contributing Parties. In the absence of an agreement among the Contributing Parties to the contrary, any Transfer to the Contributing Parties following the exercise of the remedies set forth in option (1) of Article 10.8(A) shall be in proportion to the Contributing Shares of the Contributing Parties.

The acceptance by a Contributing Party of any portion of the Defaulting Party’s or Defaulting Group’s Project Interest shall not limit any rights or remedies that such Contributing Party has to recover any remaining balance (including interest and costs to which it is entitled under Article 10.11) owing under this Agreement by the Defaulting Party or Defaulting Group.

(C)                                In connection with option (2) in Article 10.8(A) each Party grants to each of the other Parties the right and option to acquire (the “Buy-Out Option”) all of its Project Interest (in the case of a Defaulting Group, only that Project Interest attributable to the Contract for which it is in default), as determined in this Article 10.8(C). If option (2) is exercised, by notice to the Defaulting Party or Defaulting Group and each Other Party (the “Option Notice”), the Defaulting Party or Defaulting Group shall be obligated to transfer, effective on the date of the Option Notice, its Project Interest to the Contributing Parties electing to acquire such interest pursuant to this Article 10.8(C) (each, an “Acquiring Party”). If there is more than one Acquiring Party, each Acquiring Party shall acquire a proportion of the Project Interest of the Defaulting Party equal to the ratio of its own Contributing Share to the total Contributing Share of all Acquiring Parties and pay such proportion of the Purchase Price, unless they otherwise agree.

The amount to be paid to acquire the Defaulting Party’s or Defaulting Group’s Project Interest (the “Purchase Price”) shall be as follows:

(1)                                  In the Option Notice the Parties providing the Option Notice shall specify a value for the Defaulting Party’s or Defaulting Group’s Project Interest (in the case of a Defaulting Group, only that Project Interest attributable to the Contract for which it is in default). Within five (5) Days of the Option Notice, the Defaulting Party or Defaulting Group shall (i) notify all Contributing Parties that it accepts the value specified in the Option Notice (in which case such value is the “Appraised Value”); or (ii) refer the Dispute to an Expert pursuant to Article 20.4 for determination of the value of such Project Interest (in which case the value determined by such Expert shall be deemed the “Appraised Value”). If the Defaulting Party or Defaulting Group fails to so notify the Contributing Parties, the Defaulting Party or Defaulting Group shall be deemed to have accepted the value contained in the Option Notice as the Appraised Value.

(2)                                  If the valuation of the Defaulting Party’s or Defaulting Group’s Project Interest is referred to an Expert, such Expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s or Defaulting Group’s Project Interest (in the case of a Defaulting Group, limited to that Project Interest attributable to the Contract for which it is in default), less the following: (i) the total amount in default; (ii) all costs, including the Expert Costs, to obtain such valuation; and (iii) fifteen percent (15%) of the fair market value of such Project Interest.

(3)                                  Within ten (10) Days of notification of the Appraised Value, each Contributing Party shall, by notice to Unit Operator and the other Contributing Parties, elect whether to purchase some or all of the Defaulting Party’s or Defaulting Group’s Project Interest (in the case of a Defaulting Group, limited to that Project Interest attributable to the Contract for which it is in default), based upon the Appraised Value. A failure to timely deliver such a notice shall be deemed an election not to acquire any of such Project Interest at such Appraised Value.

(4)                                  Should no Contributing Party elect to purchase the Defaulting Party’s or Defaulting Group’s Project Interest at the Appraised Value, no transfer pursuant to this Article 10.8(C) shall take place, the Defaulting Party or Defaulting Group shall remain in default, and the Contributing Parties shall continue to have available to them all rights and remedies as if the Option Notice had never been delivered.

(5)                                  If the Defaulting Party’s Project Interest is transferred pursuant to this Article 10.8(C), the Appraised Value shall be paid to the Unit Operator in four (4) installments, each equal to twenty five percent (25%) of the Appraised Value as follows:

(a)                               the first installment shall be due and payable within fifteen (15) Days after the date on which the Defaulting Party’s or Defaulting Group’s Project Interest (in the case of a Defaulting Group, only that Project Interest attributable to the Contract for which it is in default) is effectively transferred to the Acquiring Parties (the “Transfer Date”);

(b)                              the second installment shall be due and payable within one hundred and eighty (180) Days after the Transfer Date;

(c)                               the third installment shall be due and payable within three hundred and sixty five (365) Days after the Transfer Date; and

(d)                              the fourth installment shall be due and payable within five hundred and forty five (545) Days after the Transfer Date.

Effective as of the date of the Option Notice, the Defaulting Party or Defaulting Group shall Transfer all of its Project Interest (in the case of a Defaulting Group, limited to that Project Interest attributable to the Contract for which it is in default), to the Acquiring Parties electing to acquire such interest. The Unit Operator shall use the receipts received from the Acquiring Party(ies) to remedy the default and to repay to the Contributing Parties all amounts owed to them with respect to the Defaulting Party or Defaulting Group (including interest and costs to which they are entitled under Article 10.11). Any amount in excess of the amounts necessary to remedy the default and to pay all related costs, (including the costs of the assignment) and interest, if any, shall be paid by the Unit Operator to the Defaulting Party or the Defaulting Group, as applicable. Assignment of the Defaulting Party’s or Defaulting Group’s Project Interests pursuant to this Article 10.8(C) shall not limit any rights or remedies that the Contributing Parties have to recover any remaining balance (including interest and costs to which they are entitled under Article 10.11) owing under this Agreement by the Defaulting Party or Defaulting Group.

10.9                        Conditions of Assignment

(A)                              Any Transfer of the Defaulting Party’s or Defaulting Group’s Project Interest made pursuant to Article 10.8 shall be:

(1)                                 Subject to any necessary consent of the Government and GNPC under the Contracts;

(2)                                 Without prejudice to any other rights and remedies any Party may have against the Defaulting Party or Defaulting Group, whether in law, equity or otherwise;

(3)                                 Accompanied by the putting into effect the provisions of Article 12 regarding Security for Decommissioning Costs; and

(4)                                 Effective as among the Parties as of the date of the first notice of exercise of the applicable option by a Contributing Party under Article 10.8(A).

The Defaulting Party or Defaulting Group and other Parties shall use their reasonable endeavors to obtain any necessary consent of the Government and any other necessary consents, and to take any other actions necessary to effect the Transfer. Promptly after obtaining all necessary consents, the Defaulting Party or Defaulting Group shall execute and deliver any and all documents necessary to effect the Transfer, provided that it shall be a term of such Transfer that the Defaulting Party or Defaulting Group shall warrant that it is the beneficial owner of the interest it is purporting to assign and that such interest is being assigned free of any Encumbrances (other than the terms of this Agreement, the Joint Operating Agreement, the Associated Agreements and the Contract, as applicable). The Defaulting Party or Defaulting Group shall promptly remove any Encumbrance that may exist on the interest that it is required to Transfer.

(B)                                By way of security for the performance of its obligations under Article 10.8 and this Article 10.9, each Party hereby constitutes and appoints, jointly and severally, each other Party as its true and lawful attorney “Attorney”) on its behalf and in its name or otherwise to execute, sign, enter into and give effect to any and all documents and instruments and make such filings and applications as may be necessary to accomplish any such Transfer and to make such Transfer legally effective, and to obtain any necessary consents, including consents required under the Contract, on the following terms:

(1)                                  The Unit Operator, or, if the Unit Operator is a member of the Defaulting Group but not also a member of an Other Group, the Tract Operator for the Other Group, shall be responsible for the preparation of any and all documents to effect any Transfer in accordance with the terms of this Article 10.9 and shall co-ordinate as between or among the Contributing Parties the arrangements in relation to the execution thereof.

(2)                                  This power of attorney may be exercised independently by each Attorney, without the need to join the others. An Attorney may act under this power of attorney notwithstanding that another Attorney has previously acted or purported to act under it.

(3)                                  The appointment contained in this power of attorney shall remain in full force and effect and be irrevocable until the earlier of the expiry or termination of this Agreement or the Transfer of the whole of the Project Interest of the appointing Party in question to another Party or Parties or a Third Party.

(4)                                  In relation to the introduction of a Third Party to this Agreement as a Party hereto, and to any applicable Joint Operating Agreement, each Associated Agreement and the applicable Contract, such Third Party shall not acquire any rights hereunder unless and until each Party has executed in favour of the other Parties (other than any Party whose Project Interest is being reduced to zero (0) as a consequence of such introduction) a power of attorney in favour of such Parties which shall be granted in accordance with the terms of this Article 10.9.

(5)                                  All acts done and documents executed or signed by an Attorney in good faith in the purported exercise of any power conferred by this power of attorney shall for all purposes be valid and binding on the grantor and its successors and assigns. If so requested, each Party will ratify and confirm each act done or caused to be done on its behalf by one of its Attorneys.

(6)                                  Each Party irrevocably and unconditionally undertakes to indemnify each Attorney with respect to such Party against all actions, proceedings, claims, costs, expenses and liabilities of every kind arising from the exercise of any powers conferred by this power of attorney.

10.10                Effect of Transfer on Decommissioning

Any Defaulting Party or Defaulting Group whose interest is Transferred pursuant to the terms of this Article 10 shall have the same liability for Decommissioning Costs as such Party would have had if it had withdrawn under Article 15.

10.11                 Right to Costs

The Other Parties shall be entitled to recover from the Defaulting Party or Defaulting Group all reasonable attorneys’ fees and other costs incurred by the Other Parties in the collection of amounts owing by the Defaulting Party or Defaulting Group and in the enforcement of their remedies hereunder.

10.12                Rights not Exclusive

The rights and remedies granted to the Other Parties in this Article 10 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting parties, whether at law, in equity or otherwise. Each right and remedy available to the Other Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting parties in their sole discretion.

10.13                Survival

The obligations of the Defaulting Party or Defaulting Group and the rights of the Other Parties shall survive the surrender of the Contracts, abandonment of Unit Operations and termination of this Agreement.

10.14                No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that GNPC and each JOA Group pays its Paying Interest share of all amounts due under this Agreement as and when required. Accordingly, GNPC and each JOA Group which becomes a Defaulting Party or Defaulting Group undertakes that, in respect of either any exercise by the Other Parties of any rights under or the application of any of the provisions of this Article 10, GNPC and such JOA Group hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Unit Operator, Technical Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that, without prejudice to GNPC’s rights under the Contracts, the nature and the amount of the remedies granted to the Other Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 11
DISPOSITION OF PRODUCTION

11.1                      Right and Obligation to Take in Kind

Except as otherwise provided in Article 10 or this Article 11, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

11.2                      Disposition of Crude Oil

If Crude Oil is to be produced from the Unit Interval, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Unit Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced from the Unit Interval at each applicable Delivery Point. Each lifting procedure shall be based on the AIPN Model Form Lifting Procedure and shall contain all such terms as may be negotiated and agreed by the Parties, consistent with the Unit Development Plan and subject to the terms of the Contracts and shall contain provisions to allow for joint liftings. If a lifting agreement has not been entered into for each Delivery Point by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 11.1 and in addition shall be bound by the terms set forth in the AIPN Model Form Lifting Procedure for each Delivery Point for which no lifting agreement is in place until a lifting agreement is executed by the Parties.

11.3                        Disposition of Natural Gas

The Parties recognize that it may be necessary to enter into arrangements for the marketing and sale of Natural Gas which are consistent with the Unit Development Plan. The Parties shall in good faith negotiate and conclude the terms of any such arrangements.

11.4                        Production Forecasts

(A)                             No later than the first Day of the Calendar Month preceding the Calendar Month in which the Date of Commencement of Commercial Production is anticipated to occur, and thereafter on the first Day of each Calendar Quarter, the Unit Operator shall provide the Parties with a Production Forecast. A “Production Forecast” shall consist of the estimated average daily rate of production of Unit Substances for each Calendar Month during each of the next succeeding two (2) Calendar Years and, if there are multiple Delivery Points, the estimated quantities to be delivered to each Delivery Point.

(B)                               If at any time the Unit Operator becomes aware that a change has taken place or will take place which in the Unit Operator’s judgment has caused or will cause a significant variance from the latest Production Forecast, the Unit Operator shall promptly notify each Party of the following:

(1)                                  The reason for such variance, its estimated magnitude, the date and time the change is expected to begin, and the estimated duration thereof; and

(2)                                  The Unit Operator’s revised Production Forecast for the period covered by the current Production Forecast based on such variance, along with all other requirements for a Production Forecast pursuant to Article 11.4(A).

For the purposes of this Article 11.4(B) only, a variation often percent (10%) or more in any figure appearing in a Production Forecast for Unit Substances shall be deemed to be a significant variance.

(C)                               The Production Forecast under this Article are only estimates. Actual production may vary based upon reservoir performance, variations in well deliverability and the composition of the produced substances, actions of the Government and other Third Parties, maintenance and repair obligations and Force Majeure, among other factors.

ARTICLE 12
DECOMMISSIONING

12.1                        Right to Take over Unit Facilities and Unit Wells

(A)                              In the event that Unit Operations are to terminate pursuant to Article 10.2(B) or Article 15.2(D), the Unit Operator shall give notice thereof to each JOA Group stating that Unit Operations are to terminate, and listing the material Unit Facilities together with Unit Operator’s latest estimate of Decommissioning Costs pursuant to Exhibit D. Subject to the terms of the Contracts and applicable Laws/Regulations, each JOA Group shall have an option to take over as Non-Unit Operations any or all of such Unit Facilities located or held for use in the Contract Area or Contract Areas in which it holds its JOA Group Interests, which option shall be exercised by notice to the Unit Operator within thirty (30) Days after receipt of the Unit Operator’s notice (the “Decommissioning Response Deadline”). If a JOA Group elects to take over any such Unit Facilities, the JOA Group shall (i) collectively assume responsibility for all Decommissioning Costs for the Unit Facilities that they take over and indemnify the other Parties and the Unit Operator (in its role as such) from and hold them harmless against all costs, expenses, liabilities and losses associated with that decommissioning and (ii) collectively assume responsibility for any remaining Trust Fund Cash Calls required pursuant to Exhibit D and prior to taking over such

Unit Facilities, provide replacement Complementary Security for the Decommissioning Costs (as described in Exhibit D) for any Complementary Security then held pursuant to Exhibit D with respect to such Unit Facilities, which Security may not be released prior to completion of Decommissioning without the written consent of the other Parties. Any Complementary Security previously provided by the other JOA Group with respect to such Unit Facilities pursuant to Article 12.3 shall be released immediately after the Party or JOA Group has provided replacement Complementary Security pursuant to Article 12.1(A)(ii) above. All rights to Unit Facilities transferred pursuant to this Article 12.1(A) are transferred on an “as is” basis without warranties expressed or implied, including warranties as to merchantability, fitness for a particular purpose, conformity to models or samples of materials, use, maintenance, condition, capacity or capability. When any Unit Facilities are transferred to a JOA Group under this Article 12.1, all rights held by the Parties for the Unit Account in data and information for those Unit Facilities shall also be transferred to the JOA Group. The transfer of such rights is subject to the terms of the applicable Contract and the Laws/Regulations and is without prejudice to any rights of the Government with respect to such data and information under the terms of either Contract or the Laws/Regulations.

(B)                                If any Unit Well is to be abandoned permanently, Unit Operator shall provide notice to the members of the JOA Group in whose Contract Area the Unit Well is located not later than forty-eight (48) hours prior to such abandonment, in the case of a well with a rig on location or thirty (30) Days prior to such abandonment, in all other cases, stating in the notice that the well is to be abandoned and offering it to such JOA Group on the terms set forth in this Article. The JOA Group shall have an option, to be exercised by notice to the Unit Operator on or before the end of the applicable period, to take over the Unit Well as a Non-Unit Well on the terms set forth in this Article. If the JOA Group elects to take over the well, such JOA Group shall assume responsibility for all costs of plugging and abandoning the well and shall indemnify and hold harmless the other Parties against all costs, expenses, liabilities and losses associated with such plugging and abandonment. Any Unit Well transferred to a JOA Group pursuant to this Article is transferred on an “as is” basis without warranties, express or implied, including warranties as to merchantability, fitness for a particular purpose, conformity to models or samples of materials, use, maintenance, condition, capacity or capability. When any Unit Well is transferred to a JOA Group under this Article 12.1, all rights held by the Parties for the Unit Account in data and information for that Unit Well, excluding data and information limited to the Unit Interval (such as past production data), shall also be transferred to that JOA Group. The Parties shall be entitled to retain copies of the transferred data and information on the same terms as are set forth in Article 6.4. The transfer of such rights is subject to the terms of the applicable Contract and the Laws/Regulations and is without prejudice to any rights of the Government with respect to such data and information under the terms of either Contract or the Laws/Regulations. The JOA Group taking over the Unit Well may not produce the Unit Interval and any operations conducted in such well after the date of the transfer shall be subject to the terms of Article 6.

12.2                        Decommissioning

To the extent either Group is responsible for decommissioning under its Contract, the Unit Operating Committee shall direct the Decommissioning of the Unit Facilities which are not taken over pursuant to Article 12.1, in accordance with the Contracts, any applicable Laws/Regulations, the approved Decommissioning Unit Work Program and Budget and good international oil and gas field practice. All costs and expenses of Decommissioning shall be charged to the Unit Account, and subject to the Contracts, any proceeds derived from the disposition of salvaged Unit Facilities upon Decommissioning shall be credited to the Unit Account.

12.3                       Provision for and the Conduct of Decommissioning

The Parties shall provide for and conduct the Decommissioning of the Unit Facilities and the abandonment of the Unit Area and provide Security for the same in accordance with the terms of Exhibit D. In the event that some of the Parties continue to use the Unit Facilities following the expiration, termination, or revocation of one Contract as provided for in Article 2, the Security provided by both Contract Groups shall remain in effect until such Unit Facilities are finally Decommissioned.

12.4                       Decommissioning Liability

For the avoidance of doubt, subject to the obligations of the Government under Exhibit D, nothing provided for in Exhibit D shall remove, vitiate or otherwise annul the obligation of any Party to meet in full its liability to pay its Paying Interest share of Decommissioning Costs in accordance with this Agreement. Each Party shall remain liable for due payment of all Cash Calls (as defined in the Unit Accounting Procedure) payable by it under this Agreement in respect of its liability for Decommissioning Costs and for meeting Trust Fund Cash Calls (including posting Complementary Security) payable by it under Exhibit D. In the event that the Security provided by the Parties pursuant to Article 12.3 and in accordance with the terms of Exhibit D is insufficient to meet Decommissioning Costs in full, each Party shall remain liable to pay its Paying Interest share of any outstanding Decommissioning Costs.

12.5                       Decommissioning Liability upon Transfer

In the event of a Transfer by any Party pursuant to the terms of Article 14, transferee shall demonstrate its financial capability to provide for its Paying Interest share of Trust Fund Cash Calls (as defined in Exhibit D) and such other Decommissioning Costs as may be required in the future pursuant to Article 12.3 and Exhibit D in order to obtain the consent of the other Parties required under Article 14.2(B)(2).

ARTICLE 13
MAINTENANCE, TERMINATION, SURRENDER, EXPIRY, EXTENSIONS AND RENEWALS

13.1                       Maintenance

(A)                             Each Contract Group covenants, in respect of its Contract, that it will:

(1)                                  To the extent it is reasonably within its control, preserve such Contract insofar as it covers the Unit Area for its remaining stated duration and comply with its terms and will exercise any optional rights to extend the term of its Contract if all terms of that extension are already established by its Contract and the Laws/ Regulations, provided that a Party that (a) engages in a good faith dispute with the Government over the interpretation of its Contract or the Laws/Regulations, or (b) fails to take actions not expressly required under the terms of its Contract or applicable Laws/Regulations to preserve its Contract, shall not be in breach of this Article 13.1(A)(1) with respect to any such actions under Article 13.1(A)(1)(a) or any omissions to take such actions under Article 13.1(A)(1)(b);

(2)                                  Not agree to (to the extent that it is reasonably within its power to prevent) any amendment, modification or replacement of its Contract which would impair the rights of any of the Parties in the other Contract Group or affect Unit Operations without the prior written consent of the other Contract Group, or do or omit to do any other thing that would prevent or adversely affect performance of its obligations under this Agreement, and exercise its rights in such manner as to secure that the terms and provisions of this Agreement may be performed.

(3)                                  Not resort to or take any action or omit to take any action that would create or cause or which is likely to create or cause a termination or revocation of its Contract insofar as it relates to the Unit Area, provided that a Party that: (a) engages in a good faith dispute with the Government over the interpretation of its Contract or Law/Regulations, or (b) fails to take actions not expressly required under the terms of its Contract or applicable Law/Regulations to preserve its Contract, shall not be in breach of this Article 13.1(A)(3) with respect to any such actions under Article 13.1(A)(3)(a) or any omissions to take such actions under Article 13.1(A)(3)(b).

(B)

(1)                                If either Contract Group or Tract Operator for a Group receives a notice of default or proposed termination or revocation with respect to its Contract from the Government (such Contract Group, for purposes of this Article 13.1(B)(1), the “Affected Group”, and the other Contract Group, the “Non-Affected Group”), it shall provide notice of such default, termination or revocation notice (for purposes of this Article 13.1(B)(1), a “Government Action Notice”) to the members of the Non-Affected Group within ten (10) Days after receipt of such Government Action Notice, accompanied by a description of the steps that it proposes to take to challenge or cure that default or proposed termination or revocation.

(a)                                If the Affected Group fails to provide a Government Action Notice in accordance with Article 13.1(B)(1), any Party or group of Parties in the Non-Affected Group holding individually or collectively a Unit Interest of at least ten percent (10%) (“Non-Affected Parties”) may provide the Affected Group notice of the Affected Group’s failure to provide a Government Action Notice and such Parties’ intention to take the steps necessary to challenge or cure the default or proposed termination or revocation (for purposes of this Article 13.1(B)(1)(a), an “Assumption Notice”). If the Affected Group fails to provide a Government Action Notice within ten (10) Days of its receipt of an Assumption Notice, the Non-Affected Parties may challenge or cure the default or proposed termination or revocation on behalf of the Affected Group, and in the event such default, termination or revocation is successfully challenged or cured, the Affected Group shall, except to the extent that some or all of the Non-Affected Group notifies it in writing that it does not wish to receive assignment of some or all of the Affected Group’s Project Interests, assign its Project Interest free of cost to the Parties in the Non-Affected Group in proportion to such Parties’ Group Interests, unless the Parties in the Non-Affected Group otherwise agree, and the Affected Group shall be treated as a withdrawing Group under Article 15.

(b)                               If the Affected Group provides a Government Action Notice in accordance with Article 13.1(B)(1), but the Government Action Notice fails to identify the steps reasonably necessary to challenge or cure the default or proposed termination or revocation, or the Affected Group fails to take the steps reasonably necessary to challenge or cure the default or proposed termination or revocation, Non-Affected Parties may provide notice of such occurrence to the Affected Group (for purposes of this Article 13.1(B)(1)(b), a “Cure Deficiency Notice”). If the Affected Group fails to respond to the Cure Deficiency Notice by either providing a supplemental Government Action Notice properly identifying the steps reasonably necessary to challenge or cure the default or proposed termination or revocation, or taking the steps reasonably necessary to challenge or cure the default or proposed termination or revocation within ten (10) Days of a Cure Deficiency Notice, as applicable, the Non-Affected Parties may challenge or cure the default or proposed termination or revocation on behalf of the Affected Group, and in the event such default, termination or revocation is successfully challenged or cured, the Affected Group shall, except to the extent that some or all of the Non-Affected Group notifies it in writing that it does not wish to receive assignment of some or all of the Affected Group’s Project Interests, assign its Project Interest free of cost to the Parties in the Non-Affected Group in proportion to such Parties’ Group Interests, unless the Parties in the Non-Affected Group otherwise agree, and the Affected Group shall be treated as a withdrawing Group under Article 15. For the avoidance of doubt, Non-Affected Parties may provide more than one Cure Deficiency Notice with respect to each Government Action Notice pursuant to this Article 13.1(B)(1)(b).

(c)                                 Notwithstanding the terms of Articles 13.1(B)(1)(a) and 13.1(B)(1)(b), if the Affected Group disputes the alleged failure to provide an Assumption Notice, or to identify or take the steps reasonably necessary to challenge or cure the default or proposed termination or revocation, and dispute resolution proceedings are initiated under Article 20.3 with respect to such Dispute within twenty (20) Days after delivery to the Affected Group of the relevant Assumption Notice or Cure Deficiency Notice, then the Affected Group shall not be required to assign its Project Interest or withdraw pending conclusion or abandonment of such proceedings, provided that the Affected Group may not Transfer or Encumber all or any part of its Project Interest during this period.

(2)           If either Contract expires, terminates or is revoked prior to the expiry of this Agreement as provided herein, then the Parties to the expired, terminated, or revoked Contract shall cease to own a Project Interest with respect to that Contract and GNPC shall assume such Project Interest in accordance with the terms of Article 5.3(E). This loss of interest shall be without prejudice to any remedy that a Party may have against any other Party under this Agreement, at law or in equity because of the actions or omissions resulting in such a termination or revocation.

13.2        Surrender

(A)                              No JOA Group shall voluntarily renounce relinquish or surrender any portion of its Contract Area that is located within the Unit Area without the prior unanimous consent of the Unit Operating Committee. Should any JOA Group voluntarily surrender all or a portion of its Contract Area within the Unit Area without the prior unanimous consent of the Unit Operating Committee in contravention of the terms of this Article, it shall, except to the extent that the other Contract Group notifies it in writing that the other Contract Group does not wish to receive assignment of some or all of the surrendering JOA Group’s Project Interests, assign any remaining Project Interest free of cost to the Parties in the other Contract Group in proportion to such Parties’ Contract Group Interests, unless the Parties in the other Contract Group otherwise agree. The surrendering JOA Group shall be treated as a withdrawing Contract Group under Article 15. This loss of interest shall be without prejudice to any remedy that a Party may have against any other Party under this Agreement, at law or in equity because of the actions or omissions resulting in such a termination or revocation.

(B)                              If under any applicable Laws or pursuant to the Contract, either JOA Group (for purposes of this Article 13.2(B), an “Affected JOA Group”) is required to renounce or relinquish or surrender a part of its Contract Area, that part of the Contract Area that is included in the Unit Area shall be given first priority as to the area to be retained and no part of the Unit Area shall be renounced, relinquished or surrendered unless it becomes necessary, in which event the Tract Operator for the Affected JOA Group shall advise the Unit Operator and the Unit Operating Committee of such necessity at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Unit Operating Committee, in consultation with the Affected JOA Group, shall determine the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Unit Operating Committee cannot be obtained, then the proposal supported by a simple majority of the Unit Interests shall be adopted. If no proposal attains the support of a simple majority of the Unit Interests, then the proposal receiving the largest aggregate Unit Interest vote shall be adopted. In the event of a tie, Unit Operator shall choose among the proposals receiving the largest aggregate Unit Interest vote. The Affected JOA Group shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Unit Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area. In the event of such surrender, the Unit Operating Committee shall meet to consider the incremental reduction to the quantity of OHIP contained within either Tract in the Unit Interval as a consequence of the surrender, and Tract Participations shall be adjusted in the same manner, if any, as would be the case following an expansion under Article 5.3(B).

(C)                               As contemplated by the applicable Laws/Regulations, GNPC shall have the right to explore, develop and produce Hydrocarbons from any part of a Contract Area that is renounced, relinquished or surrendered, subject to Article 5.4 of the applicable Contract.

13.3        Extension of the Term

Without prejudice to any provisions to the contrary in any other applicable agreement, each JOA Group shall have the right but not the obligation to seek or obtain renewals or extensions of its Contract, the terms of which are not directly established under its Contract, on terms and conditions acceptable to such JOA Group in its sole discretion. Where the terms of any renewal or extension are already established under the Contract and renewal or extension is necessary to maintain the Contract in effect, the JOA Group shall be required to exercise the renewal or extension in accordance with Article 13.1(A)(1) and Article 13.1(A)(2).

ARTICLE 14
TRANSFER OF INTEREST OR RIGHTS

14.1        Obligations

A Transfer or Encumbrance shall be effective only if it satisfies the terms and conditions of: (A) the applicable Contract and any applicable Joint Operating Agreement, and (B) Article 14.2.

14.2        Transfer

(A)                              Any Transfer or Encumbrance of an interest in a Contract and the corresponding Joint Operating Agreement must also include a Transfer or Encumbrance of the corresponding rights and obligations in this Agreement and all Associated Agreements in which the transferor holds an interest. Likewise, any Transfer or Encumbrance of an interest in this Agreement or any Associated Agreement must include a Transfer or Encumbrance of the corresponding rights and obligations in this Agreement and all Associated Agreements, one or both of the Contracts, as applicable, and the Joint Operating Agreement or Joint Operating Agreements corresponding to such Contract or Contracts.

(B)                               A transferee shall have no rights in this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder by separate instrument signed by all Parties) unless and until:

(1)                                  It expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under this Agreement in respect of the Project Interest being transferred, whenever accruing, and obtains and furnishes to the other Parties a copy of any necessary Government approval for the Transfer or Encumbrance and furnishes any guarantees required by the Government or the applicable Contract on or before the applicable deadlines, and

(2)                                  Except in the case of a Transfer to an Affiliate and Transfers among Parties as provided for in Article 10 or Article 15, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under this Agreement including the satisfaction of its obligations with respect to Decommissioning pursuant to Article 12. No consent shall be required under this Article 14.2(B)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(C)                              To the extent a transferee has satisfied the requirements set out in Article 14.2(B), the transferor shall be released from any and all of its obligations hereunder in relation to such transferred interest; provided that, notwithstanding the Transfer, the transferor shall remain liable to the other Parties for any obligations, financial or otherwise, in relation to such transferred interest which have vested, matured or accrued under the provisions of this Agreement prior to the date of such Transfer.

(D)                              Nothing contained in this Article 14 shall prevent a Party from Encumbering all or any undivided share of its Project Interest to a Third Party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)                                  Such Party shall remain liable for all obligations relating to such interest;

(2)                                  The Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement; and

(3)                                  Such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(E)                                Each Party represents that neither it, nor any holder of equity interests in it or its direct or indirect parent companies or any right to any revenues or dividends or other distributions of such Party or its direct or indirect parent companies is or shall while it is a Party to this Agreement be a Prohibited Assignee, or a Person appearing on any list of Proscribed Persons, except as a consequence of purchase by such Prohibited Assignee or Proscribed Person of publicly-traded securities. From and after the Effective Date, should a Transfer or Encumbrance of (1) equity interests in a Party or its direct or indirect parent companies or any right to any revenues or dividends or other distributions of such Party or its direct or indirect parent companies or (2) any interest by such Party in any Project Interest Agreement or any right to revenues or other distributions under any Project Interest Agreement occur which would breach this Article, such Party shall promptly provide notice to all other Parties and shall have thirty (30) Days in which to Transfer or Encumber its interest to a Person not in violation of the restrictions in this Article, failing which the other Parties shall have the remedies described in Article 10.8 as if such Party were a Defaulting Party.

(F)                                No Party shall Transfer or Encumber an interest in a segregated portion of the Unit Interval or Unit Area, or in any portion of a Contract Area. A Transfer or Encumbrance by a Party must be in respect of all or an undivided percentage of its Unit Interest share together with the corresponding rights and obligations in this Agreement and all Associated Agreements, one or both of the Contracts, as applicable, and the Joint Operating Agreement or Joint Operating Agreements corresponding to such Contract or Contracts. For the avoidance of doubt, a Party with interests in both Contracts may Transfer or Encumber its interests in one Contract and the corresponding interests in such Contract’s Joint Operating Agreement, this Agreement and the Associated Agreements, and maintain its interests in the other Contract and the corresponding interests in such other Contract’s Joint Operating Agreement, this Agreement and the Associated Agreements.

(G)                               In the event of a Transfer by an Operator, the terms of Articles 7.11 and/or 7.12(C), (D), (E) or (F) may apply as provided therein.

ARTICLE 15
WITHDRAWAL FROM AGREEMENT

15.1        Right of Withdrawal

(A)                              Subject to the provisions of this Article 15 and the Project Interest Agreements, any Party not in default may at its option withdraw from the Project Interest Agreements by giving notice to all other Parties stating its decision to so withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 15.7.

(B)                                No Party may withdraw from this Agreement without withdrawing from its other Project Interest Agreements, nor may any Party withdraw from any other Project Interest Agreement without withdrawing from this Agreement and no Party may withdraw from a segregated portion of the Unit Area or Unit Interval, or from any portion of a Contract Area without withdrawing from an entire Contract Area, provided that, for the avoidance of doubt, a Party with interests in both Contracts may withdraw from one Contract and the corresponding interests in such Contract’s Joint Operating Agreement, this Agreement and the Associated Agreements, and maintain its interests in the other Contract and the corresponding interests in such other Contract’s Joint Operating Agreement, this Agreement and the Associated Agreements.

(C)                               The effective date of withdrawal for a withdrawing Party shall be the end of the Calendar Month following the Calendar Month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 15.9.

15.2        Withdrawal

(A)                              Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from its Project Interest Agreements.

(B)                               If less than all of the Parties in a Contract Group give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from their Project Interest Agreements on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Project Interests to the Parties in the Group which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 15.6.

(C)                               Should all of the members of a Contract Group give notice of withdrawal, the other Contract Group may, within thirty (30) Days after the last notice from the members of the withdrawing Contract Group, notify the withdrawing Contract Group that it does not wish to receive assignment of some or all of the withdrawing Contract Group’s Project Interests, in which case those interests shall not be assigned. Following the end of the thirty (30) Day period, the Parties in the withdrawing Contract Group shall take all steps to withdraw from their Project Interest Agreements on the earliest possible date, and execute and deliver all necessary instruments and documents to assign their Project Interests as to which the other Contract Group has not refused assignment to the members of the Contract Group for the remaining Contract that are not electing to withdraw, without any compensation whatsoever, in accordance with the provisions of Article 15.6. Should the members of the non-withdrawing Contract Group refuse assignment of the interest in the other Contract that would be assigned, Article 5.3(E) shall apply.

(D)                              Within thirty (30) Days of receipt of a notice that all of the members of a Contract Group are withdrawing pursuant to Article 15.2(C) above, the other Contract Group may also give notice that it desires to withdraw from its Project Interest Agreements. Should all Parties give notice of withdrawal from the Project Interest Agreements, the Parties shall proceed to abandon the Contract Areas and terminate the Project Interest Agreements.

(E)                                All costs and expenses incurred by a withdrawing Party in connection with its withdrawal shall be borne by such Party, and a withdrawing Party shall reimburse all non-withdrawing Parties for all costs and expenses incurred by such Parties in connection with such withdrawal.

15.3        Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Unit Operating Committee, except that it shall be entitled to vote prior to the effective date of its withdrawal upon matters for which such Party has financial responsibility.

15.4        Obligations and Liabilities of a Withdrawing Party

A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(A)                              Costs of Unit Operations: (1) in which it has agreed to participate, (2) that were approved by the Unit Operating Committee as part of a Development Unit Work Program and Budget or an Annual Unit Work Program and Budget (including a multi-year Unit Work Program and Budget under Article 9.3(B)) or AFE prior to such Party’s notification of withdrawal, or (3) incurred under any contract for performance of all or any part of Unit Operations entered into by Unit Operator prior to such Party’s notification of withdrawal;

(B)                               Expenditures described in Articles 7.2(B)(13) and 15.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(C)                               All other obligations and liabilities of the Parties with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(D)                              Regardless of whether a Party is abandoning the Contract Area, the obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of: (1) plugging and abandoning wells or portions of wells in which it was required to bear a share of the costs pursuant to Article 15.4(A) to the extent such costs of plugging and abandoning are payable by the Parties under the applicable Contract, Laws/Regulations or this Agreement, and (2) Decommissioning any Unit Facilities in which it was required to bear a share of the costs pursuant to Article 15.4(A), to the extent the Decommissioning Costs for such Unit Facilities are payable by the Parties under the applicable Contract, and (3) contributions owing pursuant to Article 5.6 as a result of Redetermination and any cash amounts owing pursuant to Article 5.7(B)(6) in lieu of adjustments to Entitlements as a result of a Redetermination. Any Encumbrances which were placed on the withdrawing Party’s Unit Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 15 merely because they are not identified or identifiable at the time of withdrawal.

Notwithstanding the other provisions of this Article 15.4, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 15.4(B)) if it sends notification of its withdrawal within five (5) Days (or within such shorter period as may be required for Urgent Operational Matters) of the Unit Operating Committee vote approving such operation or expenditure.

15.5        Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Paying Interest share of the costs of such emergency, regardless of when they are incurred.

15.6        Assignment

Subject to any necessary consent of the Government and GNPC under the Contracts, a withdrawing Party or Parties shall assign their Project Interests, free of cost, to each of the non-withdrawing Parties in its Contract Group in proportion to such non-withdrawing Parties’ Contract Group Interests as provided herein, unless such non-withdrawing Parties agree otherwise. Subject to any necessary consent of the Government and GNPC under the Contracts, a withdrawing Contract Group shall assign those portions of its Project Interest as to which the non-withdrawing Contract Group has not refused assignment pursuant to Article 15.2(C), free of cost, to the Parties in the non-withdrawing Contract Group that are not electing to withdraw, in proportion to the non-withdrawing Parties’ Contract Group Interests as provided herein, unless the non-withdrawing Contract Group agrees otherwise.

15.7        Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.

15.8        Security

A Party withdrawing from its Project Interest Agreements pursuant to this Article 15 shall provide Security reasonably satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 15.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment and Decommissioning, if applicable.

15.9        Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws/Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Unit Account, all in accordance with Article 2.

ARTICLE 16
RELATIONSHIP OF PARTIES AND TAX

16.1       Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in Articles 10.8(A) and 15.7 of this Agreement.

16.2       Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws/ Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Unit Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Unit Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

16.3        United States Tax Election

(A)                              If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Unit Operator, if it is a U.S. Party, is authorized to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-l, and shall provide a copy thereof to each U.S. Party. However, if Unit Operator is not a U.S. Party, the Party who holds the greatest Unit Interest among the U.S. Parties shall fulfill the obligations of Unit Operator under this Article 16.3, and in the event Kosmos and Anadarko have the greatest, and equal, Unit Interests, such obligations shall be fulfilled by Anadarko.

(B)                               Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(C)                               No Party shall give any notice or take any other action inconsistent with the foregoing election. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws. In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(D)                              Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

(E)                                A Non-U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

(F)                                For the purposes of this Article 16.3, “U.S. Party” shall mean any Party that is subject to the income tax laws of the United States with respect to operations under this Agreement. “Non-U.S. Party” shall mean any Party that is not subject to such income tax laws.

ARTICLE 17
UNIT DATA - CONFIDENTIALITY - INTELLECTUAL PROPERTY

17.1        Unit Data

(A)                             Each Party may use all Unit Data (including interpretation of and derivative works from such Unit Data) in its own operations without the approval of or accounting to any other Party, subject to any applicable restrictions and limitations set forth in this Article 17, this Agreement, the Contracts, or any applicable patents or other Non-Affiliated Third Party rights. For purposes of this Article 17, the right to use shall entail the right to copy and prepare derivative works subject to any applicable restrictions and limitations set forth in this Article 17, this Agreement, the Contracts, or any applicable patents or other Non-Affiliated Third Party rights.

(B)                                Each Party may, subject to any applicable restrictions and limitations set forth in this Agreement, the Contracts, any applicable patents or other Non Affiliated Third Party rights, extend the right to use Unit Data to each of its Affiliates which are obligated to terms not less restrictive than this Article 17.

(C)                               Subject to Article 4.6(C), all Unit Data received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Unit Data by a Party shall be at such Party’s sole risk.

17.2        Confidentiality

(A)                              Subject to the provisions of the Contracts, any other applicable Non-Affiliated Third Party agreements and rights and this Article 17, the Parties agree that all information in relation to Unit Operations and, with respect to the receiving Parties, any information received pursuant to Article 6.4, shall be considered confidential and shall be kept confidential and not be disclosed (i) during the term of either Contract, to the extent disclosure is prohibited by the terms thereof, except as may be permitted therein, (ii) during the term of the data license agreement to be entered into pursuant to Article 4.6(A), to the extent disclosure is prohibited by the terms thereof, except as may be permitted therein, and (iii) during the term of this Agreement to any person or entity not a Party to this Agreement, except:

(1)                                  Pursuant to Article 17.1(B);

(2)                                  To a Governmental Authority when required by the Contracts provided that prior to any such disclosure (except routine disclosures by any Operator in fulfillment of its duties hereunder) such Party provides reasonable advance written notice of the disclosure and the legal reasons for such disclosure to the other, non-disclosing Parties;

(3)                                  To the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party, or under the terms of either Contract;

(4)                                  To a Governmental Authority with respect to any information disclosed by any Party in accordance with the terms of Article 21.1, where the general counsel of such Party, or where such Party has no general counsel, the senior external legal advisor of such Party determines to voluntarily disclose such information on the basis that such Governmental Authority has a legitimate need to know such information disclosed in accordance with the terms of Article 21.1; provided that prior to any such disclosure such Party provides reasonable advance written notice of the disclosure and the legal reasons for such disclosure to the other, non-disclosing Parties;

(5)                                  To prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(6)                                  To prospective or actual Subcontractors and consultants engaged by any Party where disclosure of such information is essential to such Subcontractor’s or consultant’s work for such Party;

(7)                                  To a bona fide prospective Transferee of all or a portion of a Party’s Unit Interest to the extent appropriate in order to allow the assessment of such Unit Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares), and any Transferee of all or a portion of a Party’s Unit Interest;

(8)                                  To a bank or other financial institution to the extent appropriate to a Party arranging for funding, or to provide Security;

(9)                                  To the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 21.5;

(10)                            To its and its Affiliates’ respective employees for the purposes of Unit Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential;

(11)                            Any information which, through no fault of a Party, becomes a part of the public domain;

(12)         To any Third Party to whom Unit Data is licensed pursuant to Article 17.3; and

(13)                           To any mediator, arbitrator or expert in a proceeding pursuant to Article 20.3 or Article 20.4 (including, for the avoidance of doubt, a proceeding pursuant to Exhibit E).

(B)                                Disclosure as pursuant to Articles 17.2(A)(6), (7) and (8) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least two (2) years (or such longer term as is required by a Project Interest Agreement or any other applicable Non-Affiliated Third Party agreement) and to use the information for the sole purpose described in Articles 17.2(A)(6), (7) and (8), whichever is applicable, with respect to the disclosing Party.

(C)                               Without prejudice to any other rights or remedies that a Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Article 17.2. Accordingly, a Party shall be entitled, without proof of special damages, or the posting of a bond, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Article 17.2.

(D)                              Each Party hereby expressly acknowledges and agrees to the disclosure of the power of attorney as set forth in Article 10.9(B), by the Unit Operator or any other Party to a Third Party, to the extent that such disclosure is necessary or desirable in connection with the exercise of any remedies as set out in Articles 10.8 or 10.9 regarding a continued Default.

17.3        Intellectual Property

(A)                            Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Unit Operating Committee, and the costs and revenues thereof shall be for the Unit Account. Upon unanimous consent of the Unit Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Unit Data may be assigned to the Unit Operator or to a Party.

(B)                                Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

(C)                              If a Party or an Affiliate of a Party has proprietary technology applicable to activities carried out under this Agreement which the Party or its Affiliate desires to make available on terms and conditions other than as specified in Article 17.3(A), the Party or Affiliate may, with the prior approval of the Unit Operating Committee, make the proprietary technology available on terms to be agreed. If the proprietary technology is so made available, then any inventions, discoveries, or improvements which relate to such proprietary technology and which result from Unit Account expenditures shall belong to such Party or Affiliate. In such case, each other Party shall have a perpetual, royalty-free, irrevocable license to practice such inventions, discoveries, or improvements, but only in connection with the Unit Operations.

(D)                             Subject to Article 7.6(C), all costs and expenses of defending, settling or otherwise handling any Non-Affiliated Third Party claim, including any claim accruing or arising prior to the date hereof, which is based on the actual or alleged infringement of any intellectual property right through the possession, disclosure or use of Unit Data in Unit Operations shall be for the Unit Account and charged to the Parties based upon the Unit Operation from which the claim arose (or, if not attributable to a particular operation, shall be deemed to arise from the Approved Phase 1 Development Plan).

17.4        Continuing Obligations

Any Party ceasing to own a Unit Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 17.2, and any Disputes in relation thereto shall be resolved in accordance with Article 20.3.

17.5        Trades

Unit Operator may, with approval of (i) the Unit Operating Committee and (ii) GNPC of the specific data to be traded, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties. Unit Operator shall cause any Third Party to such trade to enter into an undertaking to keep the traded data confidential and to confirm that ownership of the traded data remains with GNPC.

ARTICLE 18
FORCE MAJEURE

18.1        Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party. GNPC may not claim Force Majeure in respect of any action or provision of the Government or any agency of the Government and no other Party may claim Force Majeure in respect of any action by such Party or its Affiliates.

18.2        Definition of Force Majeure

For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party concerned and shall include strikes, lockouts and other industrial disturbances.

ARTICLE 19
NOTICES

Except as otherwise specifically provided or as may otherwise be specifically agreed by the Unit Operating Committee, all notices authorized or required between or among the Parties by any of the provisions of this Agreement shall be in writing, in English, and delivered in person or by courier service or by facsimile which provides written confirmation of complete transmission, and addressed to such Parties. Oral communication and (except as may otherwise be specifically agreed by the Unit Operating Committee) e-mail do not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 19 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 19. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Ghana National Petroleum Corporation	Kosmos Energy Ghana HC
Petroleum House	c/o Kosmos Energy LLC
Harbour Road	8176 Park Lane
Private Mail Bag Tema	Suite 500
Accra, Ghana	Dallas, Texas 75231 USA
Attention: Managing Director	Attention: Mr. J Matthews, VP & License Manager
Fax: +233 22 202854	Fax: +1 214 445 9705
Email: nb.asafuadjaye@gnpcghana.com	Email: jmatthews@Kosmosenergy.com
Telephone: +233 22 204726	Telephone: +1 214 445 9709

Copy to: Director of Operations	Copy to: Kosmos Energy Ghana HC
Fax: +233 22 202 854	Suite 409, Century Yard
Email: t.manu@gnpcghana.com	Cricket Square, Elgin Avenue
Telephone: +233 22 202 843	George Town
Grand Cayman KY1-1209
CAYMAN ISLANDS
Attention: Mr. Andrew Johnson
Fax: + 345 946 4090

Tullow Ghana Limited	Anadarko WCTP Company
Del Mina Place	1201 Lake Robbins Drive
Orphan Crescent	The Woodlands
Labone	Texas 77380
Osu Accra, Ghana	United States of America
Attention: President and General Manager, Tullow	Attention: Manager International Negotiations
Ghana	Fax: +1 832 636 9800
Fax: +233 21 768121	Email: john.bostock@anadarko.com
Email: dai.jones@tullowoil.com	Telephone: +1 832 636 2827
Telephone: +233 21 763 600
Copy to: General Counsel International
Copy to: General Counsel, Tullow Oil plc	Fax: +1 832 636 5587
Fax: +44 208 994 5332	Email: luis.derrota@anadarko.com
Email: graham.martin@tullowoil.com	Telephone: +1 832 636 7523
Telephone: +44 208 996 1000

Sabre Oil & Gas Holdings Limited	EO Group Limited
Avenue Louis Casai 18, 5th Floor	PMB CT123 Cantoments
CH-1203 Geneva, Switzerland	112A Adole Crescent Way
Attention: David Lampe - Director	Airport, Accra Ghana
Fax: + 41 22 747 7763	Attention: George Owusu
Email: david.lampe@sabreoilandgas.com	Fax: +233 21 740 889
Telephone: + 41 22 747 7763	Email: georgeyawowusu@yahoo.com
Telephone: +233 21 740 888
Copy to: David Morton - Director
Fax: + 44 (0) 1932 221115	Copy to: Barnes & Cascio LLP
Email: david.morton@sabreoilandgas.com	Fax: +1 281 875 0255
Telephone: + 44 (0) 1932 230063 (Direct)	Email: james@barnescascio.com
or + 44 (0) 207 060 9131 (Office)	Telephone: +1 281 875 0205

ARTICLE 20

APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF IMMUNITY

20.1        Compliance with Ghana Laws/Regulations

Unit Operations shall be carried out in compliance with the terms of the applicable Ghana Laws/Regulations, the Contracts, the Government Approval and the Acknowledgment. For the avoidance of doubt, if a dispute, controversy or claim is between GNPC and one or more of the other Parties and arises out of, relates to or is connected with either the terms and conditions of the Contract or the Government Approval or the Acknowledgment, that dispute, claim or controversy shall be resolved in accordance with the terms of Article 24 of the applicable Contract or Article 1.10 of the Acknowledgment, as applicable.

The Parties confirm that the enforcement by the Minister, on behalf of the government of the Republic of Ghana, of the unitization of the Jubilee Field Unit pursuant to the Government Approval and/or the Acknowedgment shall be governed by the laws of the Republic of Ghana and shall be resolved in accordance with the terms of Article 1.10 of the Acknowledgment.

20.2        Law of Interpretation

This Agreement shall be interpreted and construed in accordance with the laws of England, exclusive of any conflicts of law principles that could require the application of any other law to such interpretation and construction.

20.3        Dispute Resolution

(A)                              Notification. Except to the extent a Dispute is to be resolved by an Expert as provided in Article 20.4, a Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 20.

(B)                               Negotiations. Except to the extent a Dispute is to be resolved by an Expert as provided in Article 20.4, the parties to the Dispute shall seek to resolve any Dispute by negotiation among Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 20.3(C) concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

(C)                               Arbitration. Except to the extent a Dispute is to be resolved by an Expert as provided in Article 20.4 (but including under this Article 20.3(C) for the avoidance of doubt, any Dispute as to the interpretation of the Expert procedures under this Agreement or as to whether any Expert proceedings conducted pursuant to this Agreement have conformed to such procedures), any Dispute not resolved by the Parties shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)                                  Rules. The arbitration shall be conducted in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC”) (as then in effect) (the “Rules”).

(2)                                  Number of Arbitrators. The arbitration shall be conducted by three (3) arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the commencement of the arbitration. For greater certainty, for purposes of this Article 20.3(C), the commencement of the arbitration means the date on which the claimant’s request for arbitration is received by the Secretariat of the International Court of Arbitration of the ICC (“ICC Court”).

(3)                                  Method of Appointment of the Arbitrators.

(a)                                  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly nominated by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after reaching agreement to use a sole arbitrator, then the ICC Court shall appoint the arbitrator.

(b)                                 If the arbitration is to be conducted by three (3) arbitrators and there are only two (2) parties to the Dispute, then each party to the Dispute shall nominate one (1) arbitrator within forty five (45) Days of the commencement of the arbitration, and the two (2) arbitrators so nominated shall select the presiding arbitrator within thirty (30) Days after the latter of the two (2) arbitrators has been nominated. If a party to the Dispute fails to nominate its party-nominated arbitrator or if the two (2) party-nominated arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the

ICC Court shall appoint the remainder of the three (3) arbitrators not yet appointed.

(c)                                If the arbitration is to be conducted by three (3) arbitrators and there are more than two (2) parties to the Dispute, then within forty five (45) Days of the commencement of the arbitration, all claimants shall jointly nominate one (1) arbitrator and all respondents shall jointly nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall select the presiding arbitrator within thirty (30) Days after the latter of the two (2) arbitrators has been nominated. If either all claimants or all respondents fail to make a joint nomination of an arbitrator or if the party-nominated arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC Court shall appoint all three (3) arbitrators.

(4)                                 Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement and/or under any Joint Operating Agreement, the subject matters of which are related by common questions of law or fact, then all such proceedings may be consolidated into a single arbitral proceeding, as determined by the tribunal constituted hereunder. To the extent an arbitral proceeding under this Agreement is consolidated with an arbitral proceeding under a Joint Operating Agreement and there is a conflict between the dispute resolution provisions of this Agreement and such Joint Operating Agreement, the dispute resolution provisions of this Agreement shall prevail. For the avoidance of doubt, as noted above in Article 20.1, if a dispute, controversy or claim is between GNPC and one or more of the other Parties and arises out of, relates to or is connected with either the terms and conditions of the Contract or the Government Approval or the Acknowledgment, that dispute, claim or controversy shall be resolved in accordance with the terms of Article 24 of the applicable Contract or Article 1.10 of the Acknowledgement, as applicable. If the subject matter of such a dispute, controversy and claim and an arbitration proceeding under this Agreement are related by common questions of law or fact, then such proceedings may all also be consolidated into a single arbitral proceeding, as determined by the tribunal constituted hereunder.

(5)                                  Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be London, England.

(6)                                  Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7)                                  Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)                                  Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 19.

(9)                                  Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial and independent, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable. Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(10)                            Interim Measures. Notwithstanding any requirements for alternative dispute resolution procedures as set forth in Articles 20.3(B) and (C), any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Such grant by the presiding arbitrator acting alone may be set aside by the full panel of arbitrators. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(11)                            Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between or among the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)                           Interest. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

(13)                           Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(14)                           Consequential or Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any Consequential Loss, except to the extent such damages have been awarded to a Person other than the Parties and their Affiliates and are subject to allocation between or among the parties to the Dispute, or any punitive, multiple or other exemplary damage (whether statutory or common law).

(15)                           Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award, or to refer any question of law, before a court or any governmental authority, is hereby waived by the Parties. Without limiting the generality of the preceding sentence, the Parties agree to exclude any right to appeal any question of law to the courts of England under Section 45 or 69 of the Arbitration Act of 1996.

(16)                           Privilege. Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each Party from compelled disclosure or use in evidence, legal advice privilege and litigation privilege, as recognized by the laws governing each Party’s relationship with its in-house and its outside counsel, shall apply to and be binding in any arbitration proceeding conducted under this Article 20.3.

(D)                               Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a negotiation or Expert determination or mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 17.2) to the extent necessary to enforce this Article 20 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

(E)                                 Acknowledgment Dispute Resolution. Each of the Parties agrees to be bound by the provisions of Article 1.10 of the Acknowledgment with respect to disputes or differences within the scope of that Article.

20.4        Expert Determination

For any determination referred to an Expert under this Agreement, the Parties hereby agree that such determination shall be conducted expeditiously by an Expert selected unanimously by the parties to the Dispute. The Expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to any party to a Dispute arbitrated pursuant to Article 20.3(C), provided that nothing in this sentence shall preclude any party to such a Dispute from using the Expert as a witness regarding the proper conduct of the expert procedure. The Party desiring an Expert determination shall give the other parties to the Dispute written notice of the request for such determination. If the parties to the Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an Expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the ICC shall appoint such Expert. The Expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the Expert determination or the underlying Dispute. All communications between any Party and the Expert shall be conducted in writing, with copies sent simultaneously to the other parties to the Dispute in the same manner, or at a meeting to which representatives of all parties to the Dispute have been invited and of which such parties have been provided at least five (5) Business Days notice. Within thirty (30) Days after the Expert’s acceptance of its appointment, the Party or Parties who referred the matter for resolution under this Article shall provide the Expert with a report containing its or their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within the same thirty (30) Day period, the respondent Party or Parties shall provide the Expert with a report explaining their proposal and the reasons therefor, accompanied by all relevant supporting information and data. Within sixty (60) Days of receipt of the above-described materials and after receipt of additional information or data as may be required by the Expert, the Expert shall make a determination, which determination shall be consistent with the terms of this Agreement, with respect to each issue submitted to it pursuant to this Article 20.4.

The Expert’s determination shall be final and binding on the parties to the Dispute. Any Party that fails or refuses to honor the determination of an Expert shall be in default under this Agreement.

The provisions of Exhibit E shall supersede the provisions of this Article 20.4 with respect to any Expert determination under Exhibit E, to the extent the two are in conflict.

20.5       Waiver of Immunity

Any Party that now or hereafter has a right to claim immunity for itself or any of its assets hereby waives such immunity and agrees not to claim such immunity, in connection with this Agreement, including any Dispute hereunder. This waiver includes immunity from (A) legal process of any sort whatsoever, (B) jurisdiction or judgment, award, determination, order or decision of any court, arbitrator, tribunal or Expert, (C) inconvenient forum, and (D) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order, attachment (including pre-judgment attachment) or other remedy that results from an expert determination, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE 21
GENERAL PROVISIONS

21.1        Conduct of the Parties

(A)          Public Anti Corruption Provisions.

(1)                                  No Party to this Agreement shall knowingly permit or allow, by act or omission, the paying, making, offering, promising, authorizing or causing to pay, make, offer, give, promise or authorize, either directly or indirectly, by it or any of its Affiliates, of any bribe, commission, money, payment, gift (other than promotional and marketing gifts of nominal value), loan, fee, reward, travel, entertainment or transfer of anything of value, to or for the use or benefit of any Official, of a nature and cost which is not permitted under the Anticorruption Legislation, in connection with this Agreement or the operations associated therewith.

(2)                                Furthermore and without prejudice to the above, each Party, in recognition of the OECD Anti-bribery Principles represents and warrants that it and its Affiliates have not knowingly, either directly or indirectly, paid, made, offered, given, promised, or authorized and will not knowingly pay, make, offer, give, promise or authorize, in connection with this Agreement or the operations associated therewith, any commissions, money, payment, gift (other than promotional and marketing gifts of nominal value), loan, fee, reward, travel, entertainment or transfer anything of value, to or for the use or benefit of any Official for the purposes of:

(a)                                  influencing any act, omission or decision on the part of any such Official, in his or her official capacity;

(b)                                 securing any improper advantage from such Official; or

(c)                                  inducing any such Official to use his or her influence with another Official or Governmental Authority to affect or influence any official act or to direct business to any Person, or to obtain or retain business related to this Agreement;

where such commission, money, payment, gift (other than promotional and marketing gifts of nominal value), loan, fee, reward, travel, entertainment or transfer of anything of value would violate the Anticorruption Legislation applicable to it.

(3)                                  Each Party further represents and warrants that it and its Affiliates have not either directly or indirectly paid, made, offered, given, promised or authorized, and will not pay, make, offer, give, promise or authorize, in connection with this Agreement or the operations associated therewith, to or for the use or benefit of any other Person, any commissions, money, payment, gift (other than promotional and marketing gifts of nominal value), loan, fee, reward, travel, entertainment or anything of value, if the Party or Affiliate knows, has a firm belief or is aware that there is a high probability that the other Person would use the commissions, money, payment, gift (other than promotional and marketing gifts of nominal value), loan, fee, reward, travel, entertainment or anything of value for any of the purposes prohibited by Article 21.1(A)(2).

(4)                                Each Party further represents and warrants that it and its Affiliates have not either directly or indirectly taken or authorized, and will not take or authorize, any act in connection with this Agreement or the operations associated therewith that could give rise to either civil or criminal liability for any Original Party under any Anticorruption Legislation applicable to such Original Party.

(B)                              Indemnity. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranties or covenants under Article 21.1(A) (excluding any Consequential Loss or punitive, multiple or other exemplary damages in accordance with Article 20.3(C)(14)). Such indemnity obligation shall survive termination or expiration of this Agreement.

(C)                               Internal Controls. Each Party agrees, in connection with this Agreement or the operations associated therewith, to (1) maintain adequate internal controls; (2) properly record and report all transactions; and (3) comply with the Anticorruption Legislation applicable to it. Each Party shall be entitled to rely on the other Parties’ system of internal controls and record keeping, and on the adequacy of full disclosure of the facts, and transactions and of financial and other data regarding Unit Operations and any other activity undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the Anticorruption Legislation or any other laws applicable in connection with this Agreement or the operations associated therewith.

(D)                              Audit Rights. During the term of this Agreement and for a period of five (5) years thereafter, each Party shall in a timely manner:

(1)                                  respond in reasonable detail as to itself and its Affiliates after reasonable inquiry and investigation to any notice from any other Party reasonably connected with the representations, warranties and covenants set forth in Article 21.1(A) and Article 21.3;

(2)                                 furnish relevant documentary support for such response upon request from such other Party; and

(3)                                 in general, cooperate in good faith with such other Party in determining whether a breach of the representations and warranties has occurred.

(E)                                Annual Certification. Each Party shall complete an annual certification attesting that, to its knowledge after reasonable inquiry and investigation, neither such Party nor its Affiliates has breached the terms of Article 21.1(A) or Article 21.3 or committed to any act prohibited by the Anticorruption Legislation in connection with this Agreement or the matters which are the subject of this Agreement.

(F)                                Subcontractors. Unit Operator and each Technical Operator, shall obtain express anticorruption provisions, including where appropriate in the contracting party’s opinion, applicable anticorruption legislation provisions, audit rights, termination provisions, and requirements that each Subcontractor obtain similar provisions in any contracts with its subcontractors, in a written agreement with each of its respective Subcontractors retained for the Unit Account.

21.2        Proscribed Persons

Each Party represents and warrants that neither it nor its Affiliates is or shall be on any list of Proscribed Persons, and agrees that, if it or any of its Affiliates is or becomes a Proscribed Person, it shall notify the other Parties to this Agreement as soon as possible after it becomes aware of such fact. A Party or its Affiliate being or becoming a Proscribed Person shall be deemed to be a breach of this Agreement and such Party shall be deemed to be a Defaulting Party subject to the remedies under Articles 10.6, 10.8, 10.9, 10.10 and 10.11, notwithstanding such Party’s payment of all amounts owing by it when due under this Agreement and furnishing and maintaining any Security required of it under this Agreement. Such Party will only cease being a Defaulting Party by having itself removed from the list of Proscribed Persons prior to loss of its Project Interest under Article 10.8.

21.3        Private Anti Corruption Provisions

Each Party agrees that neither it, nor its Affiliates nor their respective directors, officers and employees or individual contractors or consultants (natural persons) fulfilling a staff role in such Party’s organization, will knowingly, whether directly or indirectly, pay, make, offer, give, promise or authorize, or accept, in connection with this Agreement or the operations associated herewith, any bribe, commission, money, payment, gift (other than promotional and marketing gifts of nominal value), loan, fee, reward, travel, entertainment or transfer of anything of value, to or for the use of any directors, officers and employees or individual contractors or consultants (natural persons) fulfilling a staff role, of any other Party, or any of its Affiliates, or any subcontractor of any tier, for the purpose of:

(A)                              improperly influencing any act, omission or decision on the part of any such other Party, or its Affiliates, or any such subcontractor of any tier, in connection with this Agreement and the operations associated herewith; or

(B)                               securing any improper advantage from such other Party, or its Affiliates, or any subcontractor of any tier, in connection with this Agreement or the operations associated herewith.

21.4        Conflicts of Interest

(A)                              Each Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals seeking to provide goods or services to the Parties in connection with Unit Operations.

(B)                              The provisions of the preceding paragraph regarding each Operator shall not apply to: (1) such Operator’s performance which is in accordance with the written local preference laws or policies of the Government; (2) such Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement; or (3) such Operator’s acquisition of goods and services for the benefit of any Tract for which it is Tract Operator.

(C)                              Unless otherwise agreed by the Parties in writing, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to the other Parties, including any obligation to offer any interest in such business activities to any Party.

21.5        Public Announcements

(A)                             Subject to any required approvals under Article 16 of each Contract, Unit Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Unit Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties which are not Affiliates of Unit Operator holding fifty percent (50%) or more of the Unit Interests not held by Unit Operator or its Affiliates has been obtained. Any Party failing to communicate its vote within three (3) Business Days of receipt shall be deemed to have approved such statement or announcement. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Unit Operator and the applicable Tract Operator are authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)                                If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Unit Operations, it shall not do so unless, at least three (3) Business Days prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Unit Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 17.2.

21.6        Successors and Assigns

Subject to the limitations on Transfer and Encumbrances contained in Article 14, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

21.7        Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

21.8        No Third Party Beneficiaries

The Contracts (Rights of Third Parties) Act 1999 (the “Act”) shall only apply in respect of any relief from liability, hold harmless, indemnity or benefit expressly granted by Article 7.3(G), Article 7.6(A) and Article 7.6(B) and, without prejudice to those Articles, no Third Party shall otherwise have any right pursuant to the Act to enforce any term of this Agreement. Any rights held by a Third Party hereunder may only be enforced by arbitration in accordance with Article 20.3(C). The consent of a Third Party shall not be necessary for any rescission or variation (including any release or compromise in whole or part of any liability), novation or termination of this Agreement.

21.9                       For the avoidance of doubt, notwithstanding the foregoing, the Parties recognise that the Minister, on behalf of the government of the Republic of Ghana, shall have the right to enforce the unitization of the Jubilee Field Unit and rights arising therefrom pursuant to the Government Approval and/or the Acknowedgment which enforcement shall be governed by the laws of the Republic of Ghana and shall be resolved in accordance with the terms of Article 1.10 of the Acknowledgment.Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

21.10     Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement, but only if the economic or legal substance of the transactions contemplated hereby is not affected in any way that is materially adverse to any Party hereto. In the event that any provision in this Agreement is determined to be invalid or unenforceable, the Parties shall negotiate in good faith to agree upon a valid and enforceable replacement provision that will effectuate the intent of the Parties as set forth herein.

21.11      Modifications

Except as is provided in Article 21.10, there shall be no modification of this Agreement except by written consent of all Parties (without any further approvals being necessary).

21.12      Interpretation

(A)                             Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)                               Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(C)                               Gender. Reference to any gender includes a reference to all other genders.

(D)                              Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement, and any reference to an Article or an Exhibit in any Exhibit means an Article or Exhibit of that Exhibit.

(E)                                Include. “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(F)                                Priority. In the event of a conflict between the body of this Agreement and any Exhibit, the body of this Agreement shall prevail except in the case of matters concerning an Expert, in which case the terms of the applicable Exhibit shall prevail over Article 20.3.

21.13      Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Unit Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

21.14      Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to execute and deliver this instrument as a deed on the date first written above.

SIGNATURE PAGE FOLLOWS

Signed as a deed on behalf of
GHANA NATIONAL PETROLEUM CORPORATION

By:	/s/ Nana Boakye Asafu-Adjaye
Name:	Nana Boakye Asafu-Adjaye
Title:	Managing Director
Date:	13th July 2009

In the presence of:	/s/ Thomas Manu
Name:	Thomas Manu
Address:	Ghana National Petroleum Corp.
Date:	13th July 2009

Signed as a deed on behalf of
TULLOW GHANA LIMITED

By:	/s/ Dai Jones
Name:	Dai Jones
Title:	President and General Manager
Date:	13/07/09

By:	/s/ TULLOW GHANA LIMITED
Name:
Title:
Date:

Signed as a deed on behalf of
KOSMOS ENERGY GHANA HC

By:	/s/ KOSMOS ENERGY GHANA HC
Name:
Title:
Date:

In the presence of:	Andrew B. Jerman
Name:	Andrew B. Jerman
Address:	1717, Arts Plaza, Dallas, Tx 75201
Date:	13-July 2009

Signed as a deed on behalf of
ANADARKO WCTP COMPANY
[Seal]

By:	/s/ Donald H. Macliver
Name:	Donald H. Macliver
Title:	Vice President
Date:	13 July 2009

By:	/s/ Charles E. Provost
Name:	Charles E. Provost
Title:	Vice President
Date:	13 July 2009

Signed as a deed on behalf of
SABRE OIL & GAS HOLDINGS LIMITED

By:	/s/ Kofi Esson
Name:	Kofi Esson
Title:	Attorney In Fact
Date:	13 July 2009

In the presence of:	Peter Sloan
Name:	Peter Sloan
Address:	6 Park Rd, Selsey, W. Sussex, UK
Date:	13 July 2009

Signed as a deed on behalf of
EO GROUP LIMITED

By:	/s/ EO GROUP LIMITED
Name:
Title:
Date:

In the presence of:	James Barnes
Name:	James Barnes
Address:	Houston Texas
Date:	13 July 2009